As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333-188549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CROSSROADS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3572	74-2846643
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11000 North Mo-Pac Expressway
Austin, Texas 78759
(512) 349-0300

(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Richard K. Coleman, Jr.	Copy to:
President and Chief Executive Officer	J. Matthew Lyons
11000 North Mo-Pac Expressway	Michael R. Sullivan
Austin, Texas 78759	Andrews Kurth LLP
(512) 349-0300	111 Congress Avenue
(Name, address, including zip code and telephone number,	Suite 1700
including area code, of agent for service)	Austin,Texas 78701
(512) 320-9284

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” or “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	9,235,660	$1.84	$16,993,615	(2)	$2,318	(2)(3)
(1)	Total number of shares represents 639,621 shares of issued and outstanding common stock, 6,513,907 shares of common stock issuable upon conversion of 4,231,154 shares of our 5.0% Series F Convertible Preferred Stock and upon the exercise of warrants to purchase 2,282,753 shares of common stock held by the selling security holders of the Registrant, 1,454,545 shares of common stock issuable upon the exercise of warrants issued in connection with the Fortress Transaction described herein and up to 627,587 shares of common stock that may be issued as dividends on the 5.0% Series F Convertible Preferred Stock. In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (g) under the Securities Act based on the average of the high and low prices of the common stock on July 24, 2013, as reported on the Nasdaq Capital Market.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Issued September 17, 2013

9,235,660 Shares of Common Stock

CROSSROADS SYSTEMS, INC.

We are registering 639,621 shares of our issued and outstanding common stock, 4,231,154 shares of our common stock issuable upon conversion of our 5.0% Series F Convertible Preferred Stock, 3,737,298 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock and up to 627,587 shares of common stock that may be issued as dividends on the convertible preferred stock. The initial conversion price of the convertible preferred stock is $2.0625 per share, subject to adjustments. Warrants to purchase 2,282,753 shares of our common stock have an exercise price of $2.00 per share, subject to anti-dilution adjustments, and may be exercised during the period ending March 28, 2018, subject to earlier termination upon an acquisition of our company. Warrants to purchase 1,454,545 shares of our common stock have an exercise price of $2.0625 per share, subject to anti-dilution adjustments, and may be exercised during the period from October 22, 2013 through July 22, 2020, subject to earlier termination upon an acquisition of our company.

The selling security holders may offer the shares of our common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at previously negotiated prices.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.” The last reported sale price of our common stock on September 13, 2013 was $1.32 per share.

We will not receive any of the proceeds from the sale of the securities owned by the selling security holders pursuant to this prospectus. We may receive proceeds in connection with the exercise of the warrants, the underlying shares of which may be sold by the selling security holders under this prospectus. There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of the outstanding warrants are exercised for cash, assuming the current exercise prices, we would receive aggregate gross proceeds of approximately $7.6 million. See “Selling Security Holders” on page 83 of this prospectus.

The selling security holders may dispose of their securities from time to time through one or more of the means described in the section entitled “Plan of Distribution” beginning on page 88.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2013.

CROSSROADS SYSTEMS, INC.

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 11, before deciding whether to purchase our securities. Unless the context otherwise requires, we use the terms “Crossroads Systems,” the “company,” “we,” “us” and “our” in this prospectus to refer to Crossroads Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

Crossroads Systems, Inc. (“Crossroads” “the Company” “we” or “us”) provides, develops and markets patented products that provide online, shared storage access to data through tape-based storage solutions that replace disk-based storage devices at a fraction of the cost, enabling businesses to change the way they approach their long-term data storage needs and enabling direct user access to archived data assets.

Founded in 1996 and headquartered in Austin, TX, we hold more than 100 patents and have been honored with numerous industry awards for data archival, storage and protection. Our products are sold worldwide for use in mission critical environments for Fortune 2000 companies. In fiscal year 2012, we introduced our Crossroads’ StrongBox ® product, a network attached storage (“NAS”) solution. Enterprise NAS provides the user community the ability to share file-based content across their network. This has traditionally been served by disk-based products that are expensive to purchase and maintain. Since the industry is seeing both year-over-year data growth and the requirement to maintain this content for longer periods of time, we believe that the need for on-line, shared storage is growing at exponential rates. We believe that StrongBox provides enterprise, sharable, storage at a fraction of current disk-based solutions since it leverages tape for volume storage while providing user-level file-based access and that StrongBox is the first vendor-neutral, enterprise NAS solving the markets need for content access whether it was created five minutes, five years or 50 years ago.

Our strategic focus is on enterprise scale storage in high data growth markets. We currently ship the following products to these markets: StrongBox, Read Verify Appliance (“RVA”) and SPHiNX. While all of our solutions solve various problems involving data storage, protection and archive, we are focused primarily on the StrongBox solution. Our initial target markets for StrongBox is comprised of entities that create imaging or video content, which is generally described as rich content media. This type of data is non-compressible and kept for significant periods of time, years, if not indefinitely. These target customers are faced with the limitations of disk-based solutions; high-cost, low reliability, and the inherent inability to scale in an affordable way. The initial markets for our strategy involve media and entertainment, healthcare, and government as they apply to rich-content media. Therefore, our marketing and sales focus is on these vertical markets. We mainly sell these products through a network of original equipment manufacturers (“OEMs”), system integrators (“SIs”), and value added reseller (“VAR”) channels for our US and European operations.

Corporate Information

We were incorporated in Delaware in September 1996. Our corporate headquarters are located at 11000 North Mo-Pac Expressway, Austin, Texas 78759. Our telephone number is (512) 349-0300. Our website address is www.crossroads.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

“Crossroads,” “Crossroads Systems,” “FMA,” “NearEdge,” “ReadVerify,” “RVA,” “ShareLoader,” “Strongbox,” “TapeSentry,” XpanDisk,” and “XpanTape” and other trademarks of ours appearing in this prospectus are the property of Crossroads Systems, Inc. This prospectus contains additional trade names and trademarks of ours and of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

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Recent Developments

Changes to Management and Board of Directors

On May 8, 2013, our Board of Directors appointed Richard K. “Rick” Coleman, Jr., also a company director, as President and Chief Executive Officer, until the selection process for a permanent chief executive officer of the company can be completed. Mr. Coleman replaces Robert C. Sims, former President and Chief Executive Officer. As of May 8, 2013, Mr. Sims ceased to be an officer or employee of the company.

On May 21, 2013, Elliott Bracket resigned from our Board of Directors.

At our 2013 annual meeting held on June 21, 2013, our stockholders elected Messrs. Rick Coleman, Jeffrey E. Eberwein, Don Pearce and Robert G. Pearse as our new Board of Directors.

On August 2, 2013, we entered into an employment agreement with Rick Coleman to serve as our interim President and CEO, effective from May 8, 2013. This agreement is described in more detail in “Executive Compensation—Employment Agreements and Severance Arrangements.”

Fortress Transactions

On July 24, 2013 (the “Closing Date”), but effective as of July 22, 2013, we entered into a series of definitive agreements which collectively set forth the terms and conditions pursuant to which the company agreed to:

·	enter into a secured credit facility (the “Credit Facility”) with Fortress Credit Co LLC (together with its affiliates, “Fortress”) in an aggregate principal amount of up to $10 million;

·	issue and sell to CF DB EZ LLC, an affiliate of Fortress, a warrant to purchase an aggregate of 1,454,545 shares of common stock of the company, at an exercise price of $2.0625 per share (subject to adjustment) (the “Fortress Warrant”); and

·	transfer certain of its patents and patent rights to KIP CR P1 LP, a newly formed limited partnership (the “Partnership”), of which the company will be a limited partner and Fortress will be the general partner.

In connection with these transactions, the company is repaying all of the approximately $2,142,000 outstanding under its previous revolving line of credit and term loan and terminated the related loan agreement.

Set forth below are summary descriptions of each of the material agreements entered into by the company and the Partnership with respect to the foregoing transactions (collectively, the “Fortress Transactions”). The agreements and instruments described below are filed as exhibits to the registration statement of which this prospectus forms a part. Such agreements and instruments are not intended to provide any other factual information about the company. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in the company’s public disclosures.

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Credit Agreement

On the Closing Date, the company entered into a Credit Agreement (the “Credit Agreement”) with Fortress that provides for aggregate term loan commitments of up to $10 million, consisting of a term loan A (“Term Loan A”) in the principal amount of $5 million and a term loan B (“Term Loan B” and, together with Term Loan A, the “Term Loans”) in the principal amount of $5 million. The Term Loans are evidenced by promissory notes in an aggregate principal amount of up to $10 million (collectively, the “Notes”). The company drew down the full $10 million of both Term Loans on July 24, 2013. The proceeds of the Term Loans will be used by the company for working capital, capital expenditures and other general corporate purposes and to refinance certain existing indebtedness, including repayment and termination of the company’s previous revolving line of credit and term loan.

Term Loan A will mature on July 22, 2016 and Term Loan B will mature on the first day of the month following 30 months after its funding date. The outstanding principal balance of the Term Loans will bear interest at 10.0% per annum. Term Loan A requires payments of interest only until August 1, 2014, with the principal to be repaid in 24 equal monthly payments beginning on that date together with accrued interest. Term Loan B requires payments of interest only for six months after it is initially drawn, with the principal to be repaid in 24 equal monthly payments beginning on the first day of the month that is six months after the date Term Loan B is initially drawn, together with accrued interest. The company may prepay all or any part of the Term Loans at any time.

The obligations of the company under the Credit Agreement are secured by, among other things, substantially all of the assets of the company.

Under the Credit Agreement, the company is subject to certain customary affirmative covenants, including, but not limited to, the obligations of the company to deliver financial statements to Fortress, provide certain information and notices to Fortress, discharge all taxes, maintain good standing and governmental authorizations, maintain its properties and maintain insurance. The company, Crossroads Systems (Texas), Inc., a wholly owned subsidiary of the company (“Crossroads Texas”), and the Partnership are also subject to certain customary negative covenants, including, but not limited to, limitations on dispositions, changes in the nature of business, mergers or acquisitions, distributions, investments and transactions with affiliates.

The Credit Agreement also contains certain covenants that generally protect the collateral granted to Fortress and the patents and patent rights of the company, Crossroads Texas and the Partnership. The company is also subject to certain financial covenants, including (i) a requirement to maintain a minimum of $1,500,000 of unrestricted cash at each month end; (ii) a prohibition on making any cash dividend payments or distributions to any of its equity security holders other than dividends payable with respect to the company’s presently issued and outstanding 5% Series F Convertible Preferred Stock and any additional shares of preferred stock issued pursuant to the transaction documents currently in effect pursuant to which the presently issued and outstanding shares of 5% Series F Convertible Preferred Stock were issued; and (iii) a prohibition on incurring other indebtedness without Fortress’s prior written consent or as provided in the Credit Agreement.

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Events of Default are defined under the Credit Agreement to include, but are not limited to, actions by any of the company, Crossroads Texas or the Partnership that result in a payment default, breach of representations and warranties, failure to comply with specific covenants, other defaults under or invalidity of any loan documents, insolvency proceedings, inability to pay debts, change of control and certain events relating to the intellectual property of the company.

The Credit Agreement also contains customary representations and warranties by the company to Fortress and customary indemnification provisions.

Pledge Agreements

In connection with the Credit Agreement, the company entered into two Pledge and Security Agreements (the “Pledge Agreements”) with Fortress. Pursuant to the Pledge Agreements, the company pledged and granted a security interest in its equity interests in each of the Partnership and Crossroads Texas. Under the terms of the Pledge Agreements, upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, Fortress may, by delivering written notice to the company, exercise all rights as the holder of the interests in the Partnership and Crossroads Texas and may foreclose on those interests.

Assignment of Non-’972 Patent Rights and Non-Exclusive License Agreement

On July 29, 2013, the company assigned all of its patents and patent rights other than those relating to the company’s ’972 patent family (the assigned patents and patent rights collectively, the “Non-’972 Patent Rights”) to the Partnership (as defined and described below) pursuant to an Assignment of Non-’972 Patent Rights by the company in favor of the Partnership (the “Patent Assignment Agreement”). The Partnership concurrently provided the company a perpetual, royalty-free non-exclusive license of the Non-’972 Patent Rights for the life of such patents, subject to earlier termination if we undergo an insolvency event, pursuant to a Non-Exclusive License Agreement entered into by the company with the Partnership on the Closing Date.

The principal purpose of the assignment of the Non-’972 Patent Rights to the Partnership is to provide a greater level of collateral security should the company default under the Credit Agreement. The assigned Non-’972 Patent Rights include 109 pending or granted patents, and include a number of patents that are incorporated into our products. Because we have a worldwide, perpetual, royalty-free non-exclusive license to such Non-’972 Patent Rights under the Non-Exclusive License Agreement, we are able to continue using such patent rights with respect to the products we sell.

The patents that were not assigned to the Partnership consist of the company’s “’972 patent family,” which to date has generated over $60 million in license revenue. In addition, the ’972 patent family includes the company’s StrongBox line of products described in this prospectus, which we are working to develop and introduce into the marketplace. The company intends to continue to evaluate opportunities to monetize or otherwise exploit the value of the ’972 patent family.

For a discussion of the risks we may face as a result of our assignment of the Non-’972 Patent Rights to the Partnership, in particular our limited ability to control any monetization of the Non-’972 Patent Rights, please see “Risk Factors—Risks Related to Our Business, Industry and Financial Condition—We have transferred a significant portion of our intellectual property to a limited partnership that we do not fully control, and efforts by this partnership to generate revenues for us may not be successful.”

Amended and Restated Limited Partnership Agreement

The company also entered into an Amended and Restated Limited Partnership Agreement (the “LP Agreement”) of KIP CR P1 LP, of which the company will be a limited partner. Fortress will be the general partner of the Partnership and will generally have the right and power to manage, control and conduct the business and affairs of the Partnership. However , unless there is an Event of Default, (i) the company has the right to, with the consent of the General Partner, take actions to protect, maintain or enhance the Non-’972 Patent Rights and other intellectual property assigned the Partnership and (ii) has the right to consent to, among other things, (a) dispositions of intellectual property by the Partnership, (b) the issuance of any equity interests in the Partnership or (c) any merger or consolidation of the Partnership into another entity. If an Event of Default exists, the company’s rights under the LP Agreement are restricted.

The purpose of the Partnership is to acquire, own, hold and maintain the Non-’972 Patent Rights and to engage in activities that may be necessary or useful in connection with that ownership, which may include the pursuit of opportunities to generate revenue from the Non-’972 Patent Rights through sale or liquidation, licensing, enforcement, or a combination thereof.

Upon each Monetization Event (as described below), the General Partner of the Partnership is to determine whether there is net cash flow available for distribution. If so, the Partnership will distribute those funds to the partners as follows: (i) first, to fully pay off and satisfy the company’s obligations under the Credit Agreement; and (ii) thereafter, 20% to Fortress and 80% to the company, unless the company has exercised the Monetization Call Option discussed below, in which case, the net cash flow will be distributed 100% to the company.

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A “Monetization Event” refers to (a) the merger, combination or consolidation of the company with or into any person or the sale of all or substantially all of the company’s assets, product lines or capital stock or other evidence of beneficial ownership of the company, other than pursuant to a Liquidation Event (as described below); (b) the transfer of any intellectual property by the Partnership, other than pursuant to a Liquidation Event; or (c) the assertion of any rights related to the intellectual property, or the granting of a license to use the intellectual property to a person other than the company, that occurs within three years after the date the loan is paid off.

If, however, a Liquidation Event occurs, then if there is net cash flow available for distribution, the Partnership will distribute those funds to the partners as follows: (i) first, to fully pay off and satisfy the company’s obligations under the Credit Agreement; and (ii) thereafter, from 60% to 80% to Fortress and from 20% to 40% to the company depending on how long after the date of the loan the Event of Default leading to the Liquidation Event occurs.

A “Liquidation Event” generally refers to the transfer, in an arms-length transaction pursuant to a commercially reasonable secured party sale conducted in accordance with applicable law, of (a) any of the Partnership’s intellectual property after an Event of Default, or (b) the company’s interest in the Partnership after an Event of Default.

The company has the option, referred to as a “Monetization Call Option”, after the full satisfaction of the company’s obligations under the Credit Agreement before an Event of Default, to purchase all of Fortress’ interest in the Partnership at any time prior to the third anniversary of the date the loan is paid off. To exercise this right, the company must pay Fortress an amount equal to 20% of the maximum amount Fortress has loaned to the company, plus Fortress’ capital account, which is initially $101,110.

Whether the company decides to exercise the Monetization Call Option to buy out Fortress’ interest in the Partnership will depend on a number of factors, including the company’s future assessment of the value of the assigned Non-’972 Patent Rights and the availability and sufficiency of funds at that time. The company intends to periodically monitor and assess the potential value of the Non-’972 Patent Rights that it believes likely could be realized through licensing, litigation or other means, including through the activities of the Partnership. Assuming access to sufficient funding, the company will base its decision whether to pay off the Fortress loan and exercise the Monetization Call Option primarily on its assessment of that value. Additionally, a potential acquiror of a portion the company’s assets including its intellectual property could require, as a condition of such acquisition, that the company exercise the Monetization Call Option in order to regain ownership of the assigned Non-’972 Patent Rights. In such a situation, the company would evaluate the consequences of exercising the Monetization Call Option versus subjecting the proceeds of such sale to the waterfall provisions described above, and may seek to pay off the Term Loans and exercise the Monetization Call Option as part of such acquisition.

Guaranty and Security Agreements

In connection with the Credit Agreement, the Partnership and Crossroads Texas each entered into Guaranty and Security Agreements (the “Security Agreements”) in favor of Fortress. Pursuant to the Security Agreements, the Partnership and Crossroads Texas each guaranteed the payment and performance of the obligations of the company under the Credit Agreement and granted Fortress a security interest in substantially all of its assets.

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Warrant

As a condition to and in connection with the Credit Agreement, the company issued to Fortress the Fortress Warrant, pursuant to which Fortress is entitled to purchase 1,454,545 shares of our common stock. The Fortress Warrant is exercisable on or after October 22, 2013 and will expire on the seventh anniversary of the effective date of the Fortress Transactions. If the Fortress Warrant is exercisable and there is no effective Registration Statement registering, or no current prospectus available for, the resale of, the shares of common stock issuable upon exercise of the Fortress Warrant, then the Fortress Warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the Fortress Warrant.

The Fortress Warrant contains what is commonly referred to as “full-ratchet” anti-dilution protection pursuant to which, if the company issues or is deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable exercise price, which is initially$2.0625 per share, then the exercise price of the Fortress Warrant will be reduced, concurrently with such issue, to the consideration per share received by the company for such issue or deemed issue of the additional shares of common stock. This full-ratchet anti-dilution provision will not be in effect unless and until it is approved by our stockholders at our annual meeting in 2014, and the provision will expire upon the earlier of (i) the twelve month anniversary of the date the Fortress Warrant was issued or (ii) the date on which we indicate a positive earnings per share in our public disclosures.  Please see “Description of Capital Stock—Warrants Issued in Connection with Our July 2013 Fortress Transactions” for more information.

Registration Rights Agreement

As a condition to and in connection with the Credit Agreement, the company entered into a Registration Rights Agreement with Fortress (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the company is required to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on or prior to 45 days after the effective date of the Fortress Transactions (or, if the company is required to file updated financial statements with the SEC prior to filing a Registration Statement, no later than 20 days after the filing date of its updated financial statements with the SEC) covering the resale from time to time of the shares of the Common Stock issuable upon exercise of the Fortress Warrant. The company is required to keep the Registration Statement continuously effective until the earlier of the date on which all securities covered by the Registration Statement have been sold and the date on which all securities covered by the Registration Statement may be sold without restriction pursuant to Rule 144. The company will bear the expenses incurred in complying with the Registration Rights Agreement. The Registration Rights Agreement also contains customary indemnification provisions.

Agreement Regarding Issue Price

In connection with the Credit Agreement, the company and Fortress entered into an Agreement Regarding Issue Price with respect to the Term Loans (the “Issue Price Agreement”) to establish the respective issue prices of the Notes and Fortress Warrant solely for federal income tax purposes. Under the Issue Price Agreement, the company and Fortress determined that, in the case of each Term Loan, the $5 million issue price will be allocated $4.95 million to the respective Note and $0.05 million to the Fortress Warrant.

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THE OFFERING

Securities offered by the selling security holders

639,621 shares of issued and outstanding common stock

7,968,452 shares of common stock issuable upon the conversion of shares of 5.0% Series F Convertible Preferred Stock and the exercise of warrants, including warrants issued to Fortress in connection with the Fortress transactions

Common stock outstanding as of June 14, 2013	Up to 627,587 shares of common stock that may be issuable as dividends on the 5.0% Series F Convertible Preferred Stock. 11,864,169 shares(1)

Conversion of the Convertible Preferred Stock

Each share of convertible preferred stock may be converted:

·      at the option of the holder at any time; or

·        at our option within one trading day after any such time that:

·     the common stock trades for a price that exceeds three times the conversion price,

·     there is an effective registration statement for the resale of all of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants or all of the shares issuable upon conversion or exercise may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and

·     the average daily trading volume of the common stock exceeds 100,000 shares for 20 consecutive trading days.

Each share of convertible preferred stock is initially convertible into one share of common stock plus the number of shares of common stock determined by dividing the amount of accrued but unpaid dividends on the convertible preferred stock by the conversion price, which is initially $2.0625 per share. The conversion price of the convertible preferred stock, and therefore the number of shares of common stock into which each share of convertible preferred stock may be converted, is subject to adjustment, including an anti-dilution protection commonly known as a “full-ratchet” anti-dilution adjustment.

The following table illustrates the potential effect of the anti-dilution provisions in the event of subsequent issuances of common stock at 25%, 50%, 75% and 100% of the initial conversion price of $2.0625 per share. The following table assumes the conversion of all 4,231,154 shares of convertible preferred stock, excludes the effect of any dividends on the convertible preferred stock and assumes only one conversion price adjustment has been made.

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Per-share Price of Additional Issuance	Per-share Price of Additional Issuance as a Percentage of Initial Conversion Price	Number of Common Shares Issuable upon Conversion of the Convertible Preferred Stock
$2.0625	100%(no adjustment)	4,231,154
$1.546875	75%	5,641,538
$1.03125	50%	8,462,308
$0.515625	25%	16,924,616

For more information, please read “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock.”

Dividends

We do not presently intend to pay any cash dividends on our common stock following this offering. Any payment of future dividends on our common stock will be at the discretion of the board of directors.

Dividends on our convertible preferred stock accrue at an annual rate of 5% of the original issue price of the convertible preferred stock, subject to increase under certain circumstances, and are payable on a semi-annual basis. The dividends may be paid in cash or in shares of common stock, or some combination thereof, in our discretion. For more information, please read “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock—Dividend Rights.”

The payment of the dividend for the period from the date of the issuance of the convertible preferred stock through the June 30, 2013 payment date was made in shares of common stock.

Use of proceeds

We will not receive any of the proceeds from the sale of the securities owned by the selling security holders pursuant to this prospectus. To the extent convertible preferred stock is converted into common stock, we will receive no proceeds, although our obligations to pay any dividends or liquidation preference on such converted shares of preferred stock will cease upon conversion. We may receive proceeds in connection with the exercise of the warrants, the underlying shares of which may be sold by the selling security holders under this prospectus. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.

Risk Factors

Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 11.

Nasdaq Capital Market trading symbol of our common stock	CRDS

(1)	Excludes 10,563,279 shares of common stock issuable upon conversion of preferred stock and the exercise of options and warrants outstanding as of June 14, 2013.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial data for our business for the periods presented. We derived the following summary historical consolidated financial data for the two years ended October 31, 2012 from our audited consolidated financial statements. We derived the following summary unaudited consolidated financial data for the nine months ended July 31, 2013 and 2012 from our unaudited consolidated financial statements for such periods and dates. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read this data in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, all included elsewhere in this prospectus.

	As of July 31, 2013	As of October 31, 2012
	(in thousands)
Balance Sheet Data:
Total current assets	$13,196	$10,427
Total assets	$14,909	$12,024
Total current liabilities	$5,229	$8,393
Long-term liabilities	$9,453	$1,634
Total stockholders’ equity (deficit)	$(6,167)	$1,997
Total liabilities and stockholders’ equity (deficit)	$14,909	$12,024

	Nine Months Ended July 31,		Years Ended October 31,
	2013	2012	2012	2011
	(in thousands, except per share data)
Statement of Operations Data:
Total revenue	$9,082	$9,552	$13,999		$14,987
Total cost of revenue	$2,456	$1,602	$2,943		$2,665
Gross profit	$6,626	$7,950	$11,056		$12,322
Total operating expenses	$17,203	$15,809	$21,494		$19,707
Loss from operations	$(10,577)	$(7,859)	$(10,438)	$	(7,385)
Interest expense	$(203)	$(178)	$(241)		$(104)
Change in value of derivative Liability	$771	$-	$-		$-
Other income (expense)	$4	$(16)	$(17)		$(6)
Net loss	$(10,005)	$(8,053)	$(10,696)		$(7,495)
Basic and diluted net loss per share	$(1.01)	$(0.73)	$(0.95)		$(0.69)

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	Nine Months Ended July 31,		Years Ended October 31,
	2013	2012	2012	2011
	(in thousands)
Statements of Cash Flows Data:
Net cash used in operating activities	$(10,039)	$(5,470)	$(8,449)	$(1,881)
Net cash (used in) provided by investing activities	$(334)	$2,700	$2,456	$(4,675)
Net cash provided by financing activities	$13,348	$5,738	$5,557	$144
Net increase (decrease) in cash and cash equivalents	$2,976	$2,954	$(441)	$(6,475)
Cash and cash equivalents, end of period	$9,871	$10,290	$6,895	$7,336

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risks Related to Our Business, Industry and Financial Condition

Recent turmoil in the financial markets and the global economic conditions have adversely affected and may continue to adversely affect our industry, business and gross margins.

The challenging economic conditions in the U.S. and world economic markets and the future economic environment may continue to be significantly less favorable than those of recent years. Our business depends on the overall demand for information technology, in particular for data storage and protection products for backup storage and network-based disaster recovery. Information technology spending has historically declined with worsening general economic and market conditions, and we believe the economic conditions have already caused our customers to significantly reduce or delay their information technology purchases and that these reductions and delays have negatively impacted demand for our products and services and our business. If the U.S. and global economic conditions continue to worsen, and the U.S. and world economies do not improve for an extended period of time, or if our customers believe such a downturn will continue for the foreseeable future or become more severe, then our customers may continue to significantly reduce their information technology budgets and may decrease their demand for our products and services.

As a result of this economic slowdown and the continued tightening of credit markets, our customers may be delayed in obtaining, or may not be able to obtain, necessary financing for their purchases of our products. A lack of liquidity in the capital markets or the continued global economic conditions may cause our customers to delay or cancel their purchases, increase the time they take to pay or default on their payment obligations. Currency fluctuations could also negatively affect our international customers’ ability or desire to purchase our products. In addition, continued weakness in the economy could cause some of our resellers and other customers to become illiquid, delay payments or adversely affect our collection on their accounts, any of which would result in a higher level of bad debt expense.

The global economic conditions may not only cause our customers to significantly reduce or delay their information technology budgets, which would negatively impact demand for our products and services, but may also result in:

·	increased price competition for our products, not only from our competitors, but also as a result of our customer’s or potential customer’s utilization of inventoried or underutilized products, which could put additional pressure on our near term gross profits;
·	risk of excess or obsolete inventories;
·	excess engineering capacity and higher associated overhead costs as a percentage of revenue; and
·	more limited ability to accurately forecast our business and future financial performance.

The lack of liquidity and economic slowdown may also adversely affect our suppliers, including those on whom we are dependent and their liquidity, or the availability of, and terms and conditions on which we purchase their products and services. Any of these events could limit our ability to obtain necessary products and services and could adversely impact our supply chain or the delivery schedule to our customers. Any material change could require us to purchase more expensive components, or re-design systems, or find new suppliers, any of which could increase the cost of our systems and support and delay the manufacturing and delivery of our systems or negatively impact the performance or quality of our products and services. Such events would likely negatively impact our business and gross margins and harm our reputation and our customer relationships.

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As a result of the recent economic conditions, we may face new risks that we have not yet identified. In addition, a number of the risks associated with our business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration.

We face significant competition and expect this competition to intensify, which could prevent us from increasing our revenue, reduce our gross margins and result in the loss of market share.

The market for our products is highly competitive and we expect competition to intensify in the future. Other companies have introduced and may in the future introduce new products in the same markets we serve or intend to enter. Currently, we face competition from traditional providers of tape-based storage systems as well as a number of established storage companies that offer a variety of different disk-based storage products. Some of our channel distributors currently market products and services that compete with our products. We also compete with a number of emerging hardware and software companies that may become more significant competitors in the future. In addition, at the low-end of our product line, we may compete with other hardware or software providers that incorporate data storage and protection capabilities in their products. New competitive offerings have been recently announced or introduced in our marketplace by our competitors, and we anticipate additional offerings by our competitors may be announced or introduced in 2013. Competition in the past has resulted in pricing pressure on our products and services, and we anticipate that pricing pressure will increase in the future. Competition has in some instances resulted in a negative impact on the length of our sales cycle, and we may experience longer sales cycles in future periods due to increased competition. In particular, if a large number of orders, or a large dollar value order, is delayed or cancelled, our financial results may be harmed. Competition may result in reduced gross margins for our products, increased sales and marketing expenses and a failure to increase, or the loss of, market share.

We derive most of our product sales revenue from sales of virtual tape servers, and if demand for these systems does not continue to grow, our business, results of operations and financial condition would be harmed.

We derive most of our product sales revenue from sales of virtual tape servers and associated customer support and services. As a result, we are vulnerable to fluctuations in demand for these systems, whether as a result of competing technologies and products, the impact of the continuing weakening of U.S. and global economic conditions, decreases or delays in corporate spending for information technologies, product obsolescence, lack of customer acceptance, technological change, customer budgetary constraints or other factors. If demand for our systems does not continue to grow, our business, results of operations and financial condition would be harmed.

We experience quarterly fluctuations in our operating results due to a number of factors, which make our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenue or operating results fall below the expectations of investors or securities analysts, or below any guidance we may provide to the market, the price of our common stock could decline substantially.

In addition to other risk factors listed in these risk factors, factors that may affect our quarterly operating results include:

·	fluctuations in our IP revenue;
·	fluctuations in demand for our products;
·	fluctuations in sales cycles and prices for our products, particularly for large orders which tend to have a longer sales cycle;
·	reductions in customers’ budgets for information technology purchases and delays in their purchasing cycles;
·	the timing of recognizing revenue in any given quarter as a result of revenue recognition rules;
·	our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

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·	the timing of product releases or upgrades by us or by our competitors;
·	our ability to hire additional sales personnel and the length of time required for any such additional personnel to generate significant revenue;
·	seasonality in the sales of our products;
·	any lack of availability of, delay in the availability of, or quality problems with, any components we acquire from third-party suppliers, particularly any components we acquire from a third-party that is our sole source of supply for the components;
·	any significant changes in the competitive dynamics of our market, including new entrants or substantial discounting of products;
·	our ability to control costs, including our operating expenses and the costs of the components we purchase;
·	our experience with product reliability and associated warranty claims; and
·	general economic conditions in our domestic and international markets.

Our sales cycle varies substantially from customer to customer and future revenues in any period may be lower than our historical revenues or forecasts

Our sales are difficult to forecast because the data storage market is rapidly evolving and our sales cycle varies substantially from customer to customer. This is particularly true during times of economic slowdown and when selling products that require complex installations. Additional factors that may extend our sales cycle, particularly orders for new products, include:

·	the amount of time needed for technical evaluations by customers;
·	customers’ budget constraints and changes to customers’ budgets during the course of the sales cycle;
·	customers’ internal review and testing procedures;
·	our engineering work necessary to integrate a storage solution with a customer’s system;
·	the complexity of technical challenges that need to be overcome during the development, testing or qualification process for new products or new customers;
·	meeting unique customer specifications and requirements; and
·	difficulties by our customers in integrating our products and technologies into their own products.

Our product revenue is difficult for us to predict since it is directly affected by the timing of orders. In addition, our expense levels are based, in part, on our expectations as to future sales. As a result, if sales levels are below expectations, our operating results may be disproportionately affected. We cannot assure you that our sales will not decline in future periods.

If we are unable to maintain our existing relationships and develop new relationships with major strategic partners, our revenues may be impacted negatively.

An element of our strategy to increase revenues is to strategically partner with major third-party software and hardware vendors to integrate our products into their products and also co-market our products with them. A number of these strategic partners are industry leaders that offer us expanded access to segments of the data storage market. However, there is intense competition for attractive strategic partners, and even if we can establish relationships with these or other partners, such relationships may not generate significant revenues or continue to be in effect for any specific period of time.

Moreover, some of our partners are also partnering with other data storage companies, which may increase the availability of competing solutions, harm our ability to continue as the vendor of choice for those partners and harm our ability to grow our business with those partners. In addition, an arrangement with a strategic partner could put us in competition with our existing customers or other business relationships or cause potential customers to seek other vendors. If we are unable to establish new partnerships or maintain existing partnerships, if our strategic partners favor their relationships with other vendors in the storage industry, or if our strategic partnerships cause our other business relationships to seek other vendors or partners, we could experience lower than expected revenues, suffer delays in product development or experience other operational difficulties that harm our business.

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Our international sales and operations subject us to additional risks that may harm our operating results.

In the year ended October 31, 2012, we derived approximately 7.5% of our revenue from international customers. We expect to continue to add personnel in additional countries. Our international operations subject us to a variety of risks, including:

·	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;
·	our executive officers’ lack of proximity to the international activities being managed and the inherent limitations of cross-border information flow;
·	the management of our relationships with distributors outside the United States, whose sales and lead generation activities are very important to our international operations;
·	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;
·	tariffs and trade barriers and other regulatory limitations on our ability to sell our products in certain foreign markets;
·	increased exposure to foreign currency exchange rate risk;
·	potential exposure to adverse tax consequences;
·	shortages in component parts and raw materials;
·	import and export and trade regulation changes that could erode our profit margins or restrict our ability to transport our products;
·	the burden and cost of complying with foreign and U.S. laws governing corporate conduct outside the U.S.;
·	potential restrictions on the transfer of funds between countries;
·	import and export duties and value-added taxes;
·	natural disasters, including earthquakes, typhoons and tsunamis;
·	increased exposure to possible violations of U.S. laws regulating the export of our products, and to other U.S. and foreign laws affecting the conduct of business globally such as product certification, environmental and waste management and data privacy laws;
·	reduced protection for intellectual property rights in some countries; and
·	political and economic instability.

Sales to international customers may also result in greater shipping costs and additional expenses to conform our products to the requirements of local laws or local product specifications. As we continue to expand our business internationally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations, reduce or delay our international sales, result in fines and penalties and reduce profitability on a dollar adjusted basis.

Our revenues depend in part on spending by corporate customers.

The operating results of our business depend in part on the overall demand for data protection and network storage software. Because the market for our software is primarily major corporate customers, any softness in demand for data protection or network storage software may result in decreased revenues.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Because a portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. Fluctuations in currencies relative to currencies in which our earnings are generated also make it more difficult to perform period-to-period comparisons of our reported results of operations. Historically, our primary exposures have related to non dollar-denominated sales in Europe and Asia. We do not currently use derivative financial instruments for foreign currency hedging or speculative purposes. Changes in economic or political conditions globally and in any of the countries in which we operate could result in exchange rate movements, new currency or exchange controls or other restrictions being imposed on our operations.

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Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in U.S. dollars, translation of sales or earnings generated in other currencies into U.S. dollars can result in a significant increase or decrease in the reported amount of those sales or earnings. Significant changes in the value of these foreign currencies relative to the U.S. dollar could have a material adverse effect on our financial condition or results of operations. Such fluctuations in currency exchange rates could materially and adversely affect our business, financial condition and results of operations.

In addition to currency translation risks, we incur currency transaction risk whenever we enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot be assured we will be able to effectively manage our currency transaction or translation risks. Volatility in currency exchange rates may have a material effect on our financial condition or results of operations. We may experience at times an impact on earnings as a result of foreign currency exchange rate fluctuations.

If our common stock is delisted, the market value of, and your ability to transfer or sell, shares of our common stock may be materially and adversely affected.

In order to maintain the listing of our common stock on the Nasdaq Capital Market, we are required to meet specified financial requirements, including requirements that we maintain a minimum closing bid price of at least $1.00 per share for our common stock and that we maintain (i) a minimum stockholders’ equity of $2,500,000, (ii) a minimum market value of listed common stock of $35,000,000 or (iii) net income from continuing operations of at least $500,000 in the most recent fiscal year or two of the last three fiscal years.

On January 29, 2013, we received a notice from The Nasdaq Stock Market notifying us that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, and as of January 28, 2013 we did not meet the alternatives of market value of listed securities or net income from continuing operations. Our plan to address the deficiency included our March 2013 private placement. After our private placement, on April 2, 2013, Nasdaq notified us that we had regained compliance with the minimum stockholders’ equity standard; however, we cannot assure you that we will remain in compliance with the Nasdaq Capital Market listing standards. Any failure to comply with those standards in the future could result in proceedings to delist our common stock.

In addition, the convertible preferred stock issued in our March 2013 private placement contains what is commonly known as a “full ratchet” anti-dilution provision. The full ratchet anti-dilution provision was not in effect until stockholder approval was obtained at our annual meeting of stockholders held on June 21, 2013. As such, prior to the receipt of stockholder approval the convertible preferred stock was accounted for as if such provisions were not in place. Following stockholder approval, as a result of the convertible preferred stock becoming potentially convertible into more shares of common stock than currently authorized as a result of the potential operation of the full ratchet anti-dilution provision, the convertible preferred stock will be reclassified outside of permanent stockholders’ equity for the quarter ended July 31, 2013. Upon the expiration of the full ratchet anti-dilution provisions on the one-year anniversary of the March 2013 private placement, we expect the convertible preferred stock to be reclassified back to permanent stockholders’ equity. However, the classification of the convertible preferred stock outside of permanent stockholders’ equity is expected to reduce our stockholders’ equity and could negatively impact our ability to satisfy the Nasdaq Capital Market’s minimum stockholders’ equity requirement for quarters ended after April 30, 2013 until the full ratchet anti-dilution provisions expire, which could result in further notices of non-compliance or proceedings to delist our common stock from the Nasdsaq Capital Market.

If our common stock is delisted from the Nasdaq Capital Market, your ability to transfer or sell your shares of the common stock be limited and the market value of the common stock may be materially adversely affected as a result of lower trading volumes or trade delays. Further, delisting from Nasdaq, or even the issuance of a notice of potential delisting, would also result in negative publicity, adversely affect our ability to raise additional capital, adversely affect the market liquidity of our common stock and diminish investor, business partner and employee confidence.

We face a challenging liquidity environment and may require additional financing, which could be difficult to obtain on favorable terms or at all. Our failure to obtain necessary financing or doing so on unfavorable terms could adversely affect our results of operations.

We have historically relied on outside financing and cash flows from operations to fund our operations, capital expenditures and expansion. We currently face a difficult liquidity environment, and expect to require significant capital expenditures as we continue to introduce StrongBox into the marketplace. Expected revenue from our newly introduced StrongBox product has been slower to materialize than expected, as the selling cycle for StrongBox is longer than our other lines, limiting our cash provided by operations from sales of StrongBox. We also may require additional capital from equity or debt financings in the future to fund our operations or respond to competitive pressures or strategic opportunities.

We may not be able to secure timely additional financing arrangements on favorable terms, or at all. The terms of any additional financing may limit our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us if and when we require it, our ability to grow or support our business, to bring our products to market and to respond to business challenges could be significantly limited.

We have a history of losses and we may not be able to sustain profitability in the future.

For the years ended October 31, 2011 and 2012, we recorded net losses of approximately $7.5 million and $10.7 million, respectively. We may incur additional losses in future periods. We expect to make significant expenditures related to the development of our business. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee. In addition, continued losses may cause us to undertake cost reduction plans. If we undertake cost reduction initiatives or restructuring plans, these plans may adversely impact our operations, may cause us to recognize restructuring or other charges and may not result in our realizing any or all of the anticipated benefits of these plans.

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A large percentage of our sales come from a few customers, some of which are also competitors, and these customers generally have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition and operating results.

Our sales have been and continue to be concentrated among a few customers. Sales to our top three customers in fiscal 2012 represented 69.7% of total revenue, and HP, our largest customer, represented 49.1% of our total revenue. Furthermore, customers are not obligated to purchase any minimum product volume and our relationships with our customers are terminable at will. In addition, from time to time these customers have solicited, and may in the future solicit, bids from us and our competitors for products and services we are currently providing, which could reduce or terminate all or a part of our relationship with that customer. If we experience declines in revenue from any of our large customers, we could be materially and adversely affected. In addition, certain of our large customers are also our competitors, and such customers could decide to reduce or terminate their purchases of our products for competitive reasons. Merger and acquisition activity, such as the purchase of Data Domain by EMC, could increase the risk that large customers reduce or terminate their purchases of our products.

Many of our tape and disk products are primarily incorporated into larger storage systems or solutions that are marketed and sold to end users by our large original equipment manufacturer, or OEM, customers as well as our value added resellers, or VARs, system integrators, or SIs, and other distributors. Because of this, we have limited market access to these end users, limiting our ability to reach and influence their purchasing decisions. These market conditions further our reliance on these OEM and other large customers. Thus if they were to significantly reduce, cancel or delay their orders with us, our results of operations could be materially and adversely affected.

We have transferred a significant portion of our intellectual property to a limited partnership that we do not fully control, and efforts by this partnership to generate revenues for us may not be successful.

In July 2013, we entered into a credit agreement and a related intellectual property transaction with Fortress Credit Co LLC (which we refer to, together with its affiliates, as Fortress), which is an affiliate of Fortress Investment Group LLC (the Fortress Transactions). In connection with the Fortress Transactions, we transferred substantially all of our patents, other than our ’972 patent family, to a limited partnership KIP CR P1 LP (which we refer to as the partnership) of which we are a limited partner and an affiliate of Fortress is the general partner. We transferred 109 pending or granted non-’972 patents to the partnership.

Fortress generally has the power to manage, control and conduct the business and affairs of the partnership. While the limited partnership agreement gives us the right to consent to certain actions, as a limited partner we do not control the partnership. We are heavily reliant on Fortress as we have a limited ability to direct the monetization strategies (or determine whether any such monetization efforts will occur) for our intellectual property assigned to this partnership without Fortress’s consent. In addition, if we default under our credit agreement with Fortress, our ability to exercise control over the partnership will be further limited.

The partnership poses risks not otherwise present when we alone seek to monetize our intellectual property, for example:

·	Fortress, as the general partner, may not decide to take, or decide not to take, actions that we believe to be in our best interest;

·	we may incur liabilities as a result of actions taken, or not taken, by the partnership and by Fortress;

·	we may be required to devote significant management time to the requirements of and matters relating to the partnership, including litigation and licensing matters, as well management of the partnership relationship;

·	any strategy or other disputes between us Fortress may result in delays, expenses or operational impasses; and

·	while we have retained a fully paid-up, royalty-free, worldwide, non-transferable, non-exclusive license to use the assigned patents, these patents are now owned by a third party not under our control, and will remain as such unless and until we are able to buy out Fortress’s interest in the partnership described below.

This partnership may attempt to pursue patent licensing and enforcement activity that may generate revenues for us. However, we cannot assure you that any efforts to generate revenues will be successful, and we cannot predict the timing of revenues, if any are generated. Unless and until we exercise our option to purchase Fortress’s interest in the partnership, which we may not do until we have paid off our Fortress loan, any revenues generated will be subject to a waterfall payment in the limited partnership agreement under which Fortress will receive a portion of such revenues, and the revenues allocated to us must be used to repay the Fortress loan.

The risks described above could adversely affect our ability to transact the business that is the subject of the partnership and any intellectual property monetization strategy, which would in turn negatively affect our financial condition and results of operations.

A large percentage of our revenue comes from our licensing program. The loss of, or a significant reduction in, licensing revenue could materially and adversely affect our business, financial condition and operating results.

Our IP licensing revenue for the year ended October 31, 2012 was $1.7 million, or approximately 12.2% of revenues. If we experience declines in revenue from our licensees, as a result of economic conditions, customers’ business performance or otherwise, we could be materially and adversely affected.

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Our sales are difficult to predict, even in the near term, and a substantial portion of our quarterly sales typically occurs during the last several weeks of the quarter.

A substantial portion of our quarterly sales typically occurs during the last several weeks of the quarter, which we believe largely reflects customer buying patterns of products similar to ours and other products in the technology industry generally. In addition, a significant portion of our sales in any quarter is not forecast at the start of the quarter and is generated by sales activity initiated within the quarter. Similarly, we have little visibility at the start of any quarter as to which existing customers, if any, will make additional purchases and when any additional purchases may occur, if at all. As a result, our quarterly operating results are difficult to predict even in the near-term.

The market we serve is emerging and the purchase of our products and services by new customers may involve material changes to established purchasing patterns and policies. Our sales efforts involve educating potential customers about the uses and benefits of our products, including their technical capabilities and potential cost savings. Potential customers may undertake a significant evaluation process that has in the past resulted in a longer sales cycle. In addition, our sales cycle may be extended if potential customers decide to re-evaluate other aspects of their backup storage infrastructure at the same time they are considering a purchase of our products. We spend substantial time, money and other resources in our sales process without any assurance that our efforts will produce any sales. In addition, customer purchases are frequently subject to budget constraints, which could be negatively impacted by deteriorating global economic conditions, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific customer for a particular quarter are not realized in that quarter, or at all, our business may suffer.

If we lose key personnel or are unable to attract and retain qualified personnel on a cost-effective basis, our business would be harmed.

Our success is substantially dependent upon the performance of our senior management and key technical and sales personnel. Our management and employees can terminate their employment at any time, and the loss of the services of one or more of our executive officers or other key employees could harm our business. Our success also is substantially dependent upon our ability to attract additional personnel for all areas of our organization, particularly in our sales and research and development departments. Our dependence on attracting and retaining qualified personnel is particularly significant as we attempt to grow our organization. Competition for qualified personnel in our industry is intense, and we may not be successful in attracting and retaining such personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical, sales and other personnel on a cost-effective basis, our business would be harmed.

Recent changes in our management and board of directors may lead to instability and may negatively affect our business.

We have recently experienced a change in our Chief Executive Officer and significant turnover in our board of directors. In April 2013, Steven Ledger, Chairman of the Board of Directors of the Company, and Joseph A. Hartnett, a director, each informed the Board of Directors that they would not stand for re-election at the 2013 Annual Meeting, and Richard K. Coleman, Jr. and Jeffrey E. Eberwein were elected as directors of the Company by the Board of Directors and later by stockholders at our 2013 Annual meeting. In May 2013, Robert C. Sims, our former President and Chief Executive Officer, ceased to be an officer or employee of the Company, and our Board of Directors appointed Richard K. Coleman, Jr., as our President and Chief Executive Officer, to serve on an interim basis, until the selection process for a permanent President and Chief Executive Officer of the Company can be completed. Also in May 2013, Elliott Brackett resigned from our Board of Directors. An additional member of our board was elected at our 2013 annual meeting, such that, on the date of our annual meeting, only one member of four-person board of directors was a director prior to April 2013. We cannot be certain that the changes in management and our Board of Directors will not lead to additional instability, lead to additional management departures or changes, affect our ability to hire or retain key personnel, affect the willingness of our current customers to continue to use our products or for new customers to purchase them, or otherwise negatively affect our business; nor can be we be certain when, or if, an appropriate candidate to fill the role of chief executive officer will be identified.

If we fail to manage growth effectively, our business would be harmed.

We have expanded our operations significantly since inception and anticipate that further expansion of our operations and headcount will be required. Our growth has placed, and any future growth will place, significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to hire, train, integrate and retain a large number of highly skilled and motivated employees. We will also need to continue to improve our financial and management controls and reporting systems and procedures. We could encounter delays or difficulties in implementing any of these systems. If we do not effectively hire, train, integrate and retain sufficient highly qualified personnel to support any future growth, and if we do not effectively manage the associated increases in expenses, our business, results of operations and financial condition would be harmed.

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Because we may order components from suppliers in advance of receipt of customer orders for our products which include these components, we could face a material inventory risk, which could have a material and adverse effect on our results of operations and cash flows.

We manufacture products in-house. Managing our in-house manufacturing capabilities presents a number of risks that could materially and adversely affect our financial condition. For instance, as part of our component planning, we place orders with or pay certain suppliers for components in advance of receipt of customer orders. We occasionally enter into negotiated orders with vendors early in the manufacturing process of our storage products to ensure that we have sufficient components for our new products to meet anticipated customer demand. Because the design and manufacturing process for these components is complicated, it is possible that we could experience a design or manufacturing flaw that could delay or even prevent the production of the components for which we previously committed to pay. We also face the risk of ordering too many components, or conversely, not enough components, since supply orders are generally based on forecasts of customer orders rather than actual customer orders. In addition, in some cases, we make non-cancelable order commitments to our suppliers for work-in-progress, supplier’s finished goods, custom sub-assemblies, discontinued (end-of-life) components and unique raw materials that are necessary to meet our lead times for finished goods. If we cannot change or be released from supply orders, we could incur costs from the purchase of unusable components, either due to a delay in the production of the components or other supplies or as a result of inaccurately predicting supply orders in advance of customer orders. Our business and operating results could be materially and adversely affected as a result of these increased costs.

Any shortages in components used in our products could delay shipment of our products or increase our product costs, which could harm our business.

Significant time and effort would be required to locate new vendors for the components we use in our products, if available at all, to qualify replacement components or to develop our products using alternative suppliers. The unavailability of any necessary components could delay or prevent us from shipping our products. Component suppliers may be vulnerable to pressure from large purchasers of their products, who may be competitors of ours, to allocate available component supplies to them. The global economic conditions may also adversely affect our suppliers and their liquidity, and the availability of, or terms and conditions on which we purchase, their products and services. In addition, increased demand generally by third parties for the components we use in our products may lead to decreased availability and higher prices for those components.

If we experience shortages in components that we use in our products, or do not accurately predict the availability of and demand for such components, or if new product introductions by our suppliers do not meet our expectations for timing, availability, functionality, performance, quality or price, then our business and gross margins could be negatively impacted, and our reputation and customer relationships could be harmed.

If we are unable to develop and manufacture new products that achieve acceptance in the data protection and the network storage software markets, our operating results may suffer.

The data protection and the network storage software markets continue to evolve and as a result there is continuing demand for new products. Accordingly, we may need to develop and manufacture new products that address additional data protection or network storage software market segments and emerging technologies to remain competitive in the data storage software industry. We are uncertain whether we will successfully qualify new data protection or network storage software products with our customers by meeting customer performance and quality specifications. Any failure to address additional market segments could harm our business, financial condition and operating results.

If we fail to offer high quality customer support and services, our business would suffer.

Once our products are deployed within our customers’ networks, our customers depend on our support organization to resolve any issues relating to our products. A high level of customer support and services is important for the successful marketing and sale of our products. If we or our distributors do not help our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell our products to existing customers would suffer and our reputation with potential customers would be harmed. Some of our international distributors offer primary support for the products they sell to customers, and we rely on third parties to provide onsite hardware repair and replacement services for most of our customers. If the third parties fail to provide timely and effective services, our business could be harmed. As we expand our sales, we will be required to hire and train additional support personnel. In addition, as we expand our operations internationally, our support organization will face additional challenges including those associated with delivering support, training and documentation in languages other than English. If we fail to maintain high quality customer support or to grow our support organization to match any future sales growth, our business will suffer.

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Our products handle mission-critical data for our customers and are highly technical in nature. If customer data is lost or corrupted, or our products contain software errors or hardware defects, we could have product liability exposure and our reputation and business could be harmed.

Our products are involved in storing and replicating mission-critical data for our customers. The process of storing, protecting and replicating that data is highly technical and complex. If any data is lost or corrupted in connection with the use of our products, our reputation could be seriously harmed and market acceptance of our products could suffer. In addition, our products have contained and may in the future contain software errors, hardware defects or security vulnerabilities. We rely on our suppliers to deliver high quality components for use in our products and we have limited or no control over our suppliers’ product development and production processes. Some software errors or defects in the hardware components of our products may only be discovered after a product has been installed and used by customers. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products.

We face potential liability for performance problems of our products because our end users employ our storage technologies for the storage and backup of important data and to satisfy regulatory requirements. Although we maintain technology errors and omissions insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or accrual of litigation costs that is not covered by insurance or is in excess of our insurance coverage could harm our business.

In addition, we could potentially face claims for product liability from our customers if our products cause property damage or bodily injury. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or accrual of litigation costs that is not covered by insurance or is in excess of our insurance coverage could harm our business.

Changes in existing technologies or the emergence of new products or technologies could reduce demand for our products and significantly harm our business.

Changes in existing technologies could cause demand for our products to decline. For example, if changes in technology result in a significant reduction in the price for hard disk drives, enterprises may not need to utilize information security, data protection, information assurance, business information assurance, business continuity, disaster recovery, data privacy, risk management, fraud prevention, corporate governance and regulatory compliance products or services. One or more new technologies also could be introduced that compete favorably with our products or that cause our products to no longer be of significant benefit to our customers. In addition, because our products work with enterprise backup software applications to transfer and store data in the protection storage environment, we are dependent on enterprises’ use of these applications for data protection and disaster recovery purposes. If enterprises adopt products or technologies that enable them to protect and recover their data, demand for our products and services would be reduced significantly.

Our operating results depend on new product introductions, which may not be successful, in which case our business, financial condition and operating results may be materially and adversely affected.

To compete effectively, we must continually improve existing products and introduce new ones. We have devoted and expect to continue to devote considerable management and financial resources to these efforts. We cannot provide assurance that:

·	we will introduce new products in the timeframe we forecast;
·	we will not experience technical, quality, performance-related or other difficulties that could prevent or delay the introduction and market acceptance of new products;
·	our new products will achieve market acceptance and significant market share, or that the markets for these products will continue or grow as we have anticipated;
·	our new products will be successfully or timely qualified with our customers by meeting customer performance and quality specifications which must occur before customers will place large product orders; or

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·	we will achieve high volume production of these new products in a timely manner, if at all.

If we are not successful in timely completion of our new product qualifications and then ramping sales to our key customers, our revenue and results of operations could be adversely impacted. In addition, if the quality of our products is not acceptable to our customers, this could result in customer dissatisfaction, lost revenue and increased warranty and repair costs.

The inability of our products to interoperate with backup software applications would cause our business to suffer.

We have designed our products to interoperate with the leading enterprise backup software applications available in the market. If our products are not compatible with the leading backup software applications, demand for our products will decline. Some backup software providers currently offer products that compete with ours and other providers may do so in the future. Backup software providers may in the future make changes that would diminish the ability of our products to interoperate with their applications. If this were to occur, we may need to spend significant time and effort to ensure the continued compatibility of our products, which may not be possible at all. Any of these developments could significantly harm our business.

Our products must conform to industry standards and integrate smoothly with user systems in order to be accepted by customers in our markets.

We offer our software on a stand-alone basis and as part of a product in which we install our software onto third party hardware. Our current products are only one part of a storage system. All components of these systems must comply with the same industry standards in order to operate together efficiently. We depend on companies that provide other components of these systems to conform to industry standards. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by OEM customers or end users. If other providers of components do not support the same industry standards as we do, if competing standards emerge or if our products are not easy to deploy or do not integrate smoothly with end user systems, our products may not achieve market acceptance, which would adversely affect our business.

Issues with the hardware on which our software products are installed could increase our support costs and result in lower sales of our products.

We deliver some of our products, both through our resellers and directly to end-users, installed on third party hardware. If the hardware does not function properly, our support costs will go up. We will have to arrange or pay for the repair or replacement of the broken hardware and we may have to increase the size of our support operations. Hardware reliability issues could also cause resellers and end-users to refuse to make purchases from us, even if our software products function properly.

If we are unable to protect our intellectual property rights, our competitive position could be harmed, and we could be required to incur significant expenses to enforce our rights.

We depend on our ability to protect our proprietary technology. We also maintain an active licensing program related to our patent portfolio pursuing licensing fees for past shipments and recurring licensing fees related to ongoing shipments. We rely on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Despite our efforts, the steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. Further, we do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even issued patents may be contested, circumvented or invalidated. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future. It is also possible that we may find it necessary or advantageous to enter into similar cross licenses in the future with other actual or potential competitors.

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Protecting against the unauthorized use of our patents, trademarks and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could be costly and divert management resources, either of which could harm our business. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

We may not prevail in our litigation proceedings, which could cause us to incur significant legal expenditures without any related earnings.

We currently and in the past have initiated litigation for the infringement of certain of our patents. As with any litigation, the outcome is uncertain, and although we intend to vigorously pursue our claims, there are no guarantees that we can protect our intellectual property rights in our current litigation or prevent the unauthorized use of our technology in the future. The litigation will be lengthy and costly. Additionally, unintended consequences of our litigation may adversely affect our business, including, without limitation, that we may have to devote significant time and financial resources to pursuing the litigation, that we may become subject to counterclaims or lawsuits and that the expenses of pursuing the litigation could increase based upon new developments. In addition, if we do not prevail in our patent litigation, the consequences could involve the circumvention or invalidation of our patents, which could have a material adverse effect on our ongoing licensing program and our ability to enforce our existing licenses. These, and other factors not currently known to or deemed material by management, could have a material and adverse impact on our business, prospects, liquidity and results of operations.

Claims by others that we infringe their proprietary technology could harm our business.

Third parties could claim that our products or technology infringe their proprietary rights. We expect that infringement claims may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a higher risk of being the subject of intellectual property infringement claims. Any claims of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any of these events could seriously harm our business.

Third parties may also assert infringement claims relating to our products against our customers and distributors. Any of these claims may require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally are obligated to indemnify our distributors and our customers from claims of infringement of proprietary rights of third parties. If any of these claims succeed, we may be forced to pay damages to, or on behalf of, our customers or distributors, which could seriously harm our business.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software into our products. Open source software is typically licensed for use at no initial charge. Certain open source software licenses, however, require users of the open source software to license to others any software that is based on, incorporates or interacts with, the open source software under the terms of the open source license. Although we endeavor to comply fully with such requirements, third parties could claim that we are required to license larger portions of our software than we believe we are required to license under open source software licenses. If such claims were successful, they could adversely impact our competitive position and financial results by providing our competitors with access to sensitive information that may help them develop competitive products. In addition, our use of open source software may harm our business and subject us to intellectual property claims, litigation or proceedings in the future because:

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·	open source license terms may be ambiguous and may subject us to unanticipated obligations regarding our products, technologies and intellectual property;
·	open source software generally cannot be protected under trade secret law; and
·	it may be difficult for us to accurately determine the origin of the open source code and whether the open source software infringes, misappropriates or violates third party intellectual property or other rights.

The terms of many open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In that event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products, to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or to litigate any disputes relating to our use of open source software, any of which could harm our business.

U.S. government export restrictions could impede our ability to sell our software to certain end users.

Certain of our products include the ability for the end user to encrypt data. The U.S. government places restrictions on the export of certain encryption technology. These restrictions may include the requirement to have a license to export the technology, the requirement to have software licenses approved before export is allowed and outright bans on the licensing of certain encryption technology to particular end users or to all end users in a particular country. Certain of our products are subject to various levels of export restrictions. These export restrictions could negatively impact our business.

Our business is subject to increasingly complex environmental legislation that has increased both our costs and the risk of noncompliance and may continue to do so in the future.

We are subject to a variety of laws and regulations relating to, among other things, the use, storage, discharge and disposal of materials and substances used in our facilities and manufacturing processes as well as the safety of our employees and the public. Directives first introduced in the European Union impose a “take back” obligation on manufacturers for the financing of the collection, recovery and disposal of electrical and electronic equipment and restrict the use of certain potentially hazardous materials, including lead and some flame retardants, in electronic products and components. Other jurisdictions in the U.S. and internationally have since introduced similar requirements, and we anticipate that future regulations might further restrict allowable materials in our products, require the establishment of additional recycling or take back programs or mandate the measurement and reduction of carbon emissions into the environment. We have implemented procedures and will likely continue to introduce new processes to comply with current and future safety and environmental legislation. However, measures taken now or in the future to comply with such legislation may adversely affect our manufacturing or personnel costs or product sales by requiring us to acquire costly equipment or materials, redesign production processes or to incur other significant expenses in adapting our manufacturing programs or waste disposal and emission management processes. Furthermore, safety or environmental claims or our failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against us, or the suspension of affected operations, which could have an adverse effect on our business, financial condition and results of operations.

We have incurred costs to comply with these regulations in the past and could incur additional costs in the future. In addition, compliance with these regulations could disrupt our operations and logistics. We will need to ensure that we can design and manufacture compliant products and that we can be assured a supply of compliant components from suppliers. Similar laws and regulations have been proposed or may be enacted in other regions in which we operate. These and other environmental regulations may require us to reengineer our products to utilize new components that are compatible with these regulations, which may result in additional costs to us.

We may not generate positive returns on our research and development investments.

Developing our products is expensive, and our investment in product development may involve a long investment return cycle. For the year ended October 31, 2012, our research and development expenses were approximately $11.4 million, or approximately 81.5% of revenue. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. These investments may not generate positive returns in the near term, or at all.

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From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies. If we fail to successfully integrate such acquisitions or significant investments, it could harm our business, financial condition and operating results. Risks that we may face in our efforts to integrate any recent or future acquisitions include, among others:

·	failure to realize anticipated savings and benefits from the acquisition;
·	difficulties in assimilating and retaining employees;
·	potential incompatibility of business cultures;
·	coordinating geographically separate organizations;
·	diversion of management’s attention from ongoing business concerns;
·	coordinating infrastructure operations in a rapid and efficient manner;
·	the potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
·	failure of acquired technology or products to provide anticipated revenue or margin contribution;
·	insufficient revenues to offset increased expenses associated with the acquisition;
·	costs and delays in implementing or integrating common systems and procedures;
·	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;
·	impairment of existing customer, supplier and strategic relationships of either company;

·	insufficient cash flows from operations to fund the working capital and investment requirements;

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·	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
·	the possibility that we may not receive a favorable return on our investment, the original investment may become impaired or we may incur losses from these investments;
·	dissatisfaction or performance problems with the acquired company;

·	the assumption of risks of the acquired company that are difficult to quantify, such as litigation;
·	the cost associated with the acquisition; and
·	assumption of unknown liabilities or other unanticipated adverse events or circumstances.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. For example, in 2010, the President signed into law the Dodd-Frank Act. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us. However, as we continue to review and monitor this new law and its associated regulations, we expect to incur additional operating costs that could have a material adverse effect on our financial condition and results of operations.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a public company that is subject to these rules and regulations, we may find that it is more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We are subject to risks related to the provision of employee health care benefits and recent health care reform legislation.

In March 2010, comprehensive health care reform legislation under the Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act was passed and signed into law. Provisions of the health reform legislation become effective at various dates over the next several years, and many of the regulations and guidance with respect to the health care reform legislation have not been implemented. Due to the breadth and complexity of the health reform legislation, the lack of implementing regulations and interpretive guidance, and the phased-in nature of the implementation, it is difficult to predict the overall impact of the health reform legislation on our business over the coming years. Our results of operations, financial position and cash flows could be materially adversely affected due to this health reform legislation.

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Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

While our headquarters facilities contain redundant power supplies and generators, our domestic and foreign operations, and the operation of our strategic partners, VARs, SIs and others, remain susceptible to fire, floods, tornadoes, power loss, power shortages, telecommunications failures, break-ins and similar events. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism or war could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or delay the manufacture and shipment of our products, our business would be harmed.

We are dependent on a variety of IT and telecommunications systems, and any failure of these systems could adversely impact our business and operating results.

We depend on IT and telecommunications systems for our operations. These systems support a variety of functions including data storage and retrieval, order processing, shipping, shipment tracking, billing, support center and internal information exchange.

Failures or significant downtime of our IT or telecommunications systems could prevent us from taking customer orders, shipping products, billing customers, handling support calls, or communication among our offices. The Internet and individual websites have experienced a number of disruptions and slowdowns, some of which were caused by organized attacks. In addition, some websites have experienced security breakdowns. If we were to experience a security breakdown, disruption or breach that compromised sensitive information, it could harm our relationship with our customers. Our support centers are dependent upon telephone and data services provided by third party telecommunications service vendors and our IT and telecommunications system. Any significant increase in our IT and telecommunications costs or temporary or permanent loss of our IT or telecommunications systems could harm our relationships with our customers. The occurrence of any of these events could have an adverse effect on our operations and financial results.

Risks Related to Ownership of Our Capital Stock

The share price of our common stock has been and will likely continue to be volatile.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in these risk factors and elsewhere in our reports and other documents filed with the Securities and Exchange Commission, factors that may cause volatility in our share price include:

·	our ability to meet our working capital needs;
·	quarterly variations in operating results;
·	changes in financial estimates by us or securities analysts who may cover our stock or by our failure to meet the estimates made by securities analysts;
·	changes in market valuations of other similar companies;
·	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, divestitures, strategic relationships or joint ventures;
·	additions or departures of key personnel;
·	any deviations in net sales or in losses from levels expected by securities analysts;
·	the realization of any of the risk factors presented in this prospectus; and
·	future sales of common stock.

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Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, international currency fluctuations or political unrest, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

If securities or industry analysts do not publish research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock may depend on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over research and reports these analysts publish or whether they will be published at all. If one or more of the analysts who decide to cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our system of internal controls may be inadequate.

We maintain a system of internal controls in order to ensure we are able to collect, process, summarize, and disclose the information required by the Securities and Exchange Commission within the time periods specified. Any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Due to these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. Additionally, public companies in the United States are required to review their internal controls under the Sarbanes-Oxley Act of 2002. If the internal controls put in place by us are not adequate or fail to perform as anticipated, errors could occur that would not be detected, which could require us to restate our consolidated financial statements, result in an adverse opinion on the effectiveness of our internal controls or require us to take other actions that will divert significant financial and managerial resources, as well as be subject to fines and/or other government enforcement actions. Furthermore, the price of our stock could be adversely affected and our investors could lose confidence in the accuracy and completeness of our financial reports.

We do not presently intend to pay any cash dividends on or repurchase any shares of our common stock and our ability to pay dividends is limited by law and our other financing arrangements.

We do not presently intend to pay any cash dividends on our common stock. The convertible preferred stock has dividend rights described under the heading “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock—Dividend Rights.”

Any payment of future dividends on our common stock will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our Credit Agreement with Fortress prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock and our shares of convertible preferred stock have dividend rights that rank senior to our common stock and include a covenant limiting our ability to pay dividends while at least 20% of the currently issued convertible preferred stock is outstanding. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

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The convertible preferred stock and warrants issued in our March 2013 private placement and the Fortress Transactions include anti-dilution protection and other provisions that could substantially dilute our common stockholders, reduce our stockholders’ equity, decrease the value of our common stock and inhibit our ability to raise capital on favorable terms.

The 4,231,154 million shares of convertible preferred stock outstanding and warrants to purchase 2,282,753 shares of common stock at an exercise price of $2.00 per share that were issued in our March 2013 private placement, as well as the warrants to purchase 1,454,545 shares of common stock at an exercise price of $2.0625 per share issued to Fortress in July 2013, have anti-dilution protection that could substantially increase the number of shares of common stock that may be issued upon the conversion of the convertible preferred stock and reduce the proceeds received by us upon the exercise of the warrants. If these anti-dilution provisions are triggered, as described below, our common stockholders could be substantially diluted and the value of our common stock could decline.

Our convertible preferred stock and warrants to purchase common stock issued in the March 2013 private placement and the Fortress Transactions contain what is commonly known as a “full-ratchet” anti-dilution provision. Subject to certain exclusions specified in the Certificate of Designation governing our preferred stock, which is filed as an exhibit to the registration statement of which this prospectus forms a part, if at any time prior to March 28, 2014, we issue or are deemed to issue any additional shares of common stock at a lower per-share price than the per-share conversion price of the convertible preferred stock, initially $2.0625 per share, then the applicable per-share conversion price of the convertible preferred stock will be automatically reduced to the lower per-share price for such subsequent issuance or deemed issuance of common stock regardless of the number of shares issued in such subsequent issuance or deemed issuance. Similarly, if at any time prior to March 28, 2014, we issue or are deemed to issue any additional shares of common stock at a lower per-share price than the applicable per-share exercise price of the warrants issued in the March 2013 private placement, then the per-share exercise price of the warrants, initially $2.00 per share, will be automatically reduced to the per-share price of such subsequent issuance or deemed issuance of common stock. Subject to stockholder approval, if at any time prior to July 22, 2014, we issue or are deemed to issue any additional shares of common stock at a lower per-share price than the applicable per-share exercise price of the warrants issued to Fortress, then the per-share exercise price of the Fortress warrants, initially $2.0625 per share, will be automatically reduced to the per-share price of such subsequent issuance or deemed issuance of common stock. The “full-ratchet” anti-dilution adjustment provisions will expire on the earlier of (1) March 28, 2014, in the case of the March 2013 warrants, and July 22, 2014, in the case of the Fortress warrants, or (2) the date the we file a report on Form 10-K or 10-Q reporting a positive earnings per share for the preceding quarter. This “full ratchet” anti-dilution adjustment essentially has no lower limit and can be triggered by the issuance of even one non-exempt share.

In addition, the full-ratchet anti-dilution provision in our convertible preferred stock will result in its reclassification outside of permanent stockholders’ equity for the quarter ended July 30, 2013 until such provision expires. The classification of the convertible preferred stock outside of permanent stockholders’ equity is expected to reduce our stockholders’ equity, which could cause the value of our common stock to decline.

In addition to potentially diluting our common stockholders, the existence of these anti-dilution provisions may inhibit our ability to raise capital on favorable terms or at all while such provisions are in effect, as potential investors may be deterred by the possibility of their investment being immediately diluted by these provisions.

Our convertible preferred stock contains covenants that may limit our business flexibility.

Our convertible preferred stock contains covenants preventing us from taking certain actions without the approval of a holders of a majority or a super-majority of the convertible preferred stock, depending on the action as described below. The need to obtain the approval of holders of our convertible preferred stock before taking these actions could impede our ability to take certain actions that management or our Board of Directors may consider to be in the best interests of our stockholders.

For as long as at least 20% of the shares of our convertible preferred stock issued in our March 2013 private placement are outstanding, we may not take any of the following actions, among others, without first obtaining the approval of the holders of at least a majority of the shares of convertible preferred stock then outstanding:

·	create a new class or series of equity securities or any other security convertible into equity securities ranking senior or pari passu to the convertible preferred stock with respect to voting, dividends, or liquidation rights;

·	amend, alter, or repeal any of our governing documents in a manner materially adverse to our convertible preferred stock;

·	declare or pay a dividend or distribution on any securities, including our common stock, prior to the payment of the dividends required to be paid to holders of our convertible preferred stock as described in “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock—Dividend Rights”; or

·	repurchase or otherwise acquire more than a de minimis number of shares of any class of securities junior to the convertible preferred stock (which includes our common stock), except with respect to (1) shares of common stock issued upon the conversion of shares of our convertible preferred stock or the exercise of warrants issued in our March 2013 private placement, or (2) repurchases of certain securities held by our departing officers and directors up to an aggregate maximum of $100,000.

For as long as at least 20% of the shares of our convertible preferred stock issued in our March 2013 private placement are outstanding, we also may not take any of the following actions, among others, without first obtaining the approval of the holders of at least 70% of the shares of convertible preferred stock then outstanding:

·	sell (outside the ordinary course) or hypothecate any of our current or future assets (other than for hypothecations pursuant to and consistent with our existing working capital arrangements); or

·	incur any new debt (including redeemable preferred stock), other than pursuant to our existing working capital relationship and trade debt incurred in the ordinary course of business;

provided, however, that the foregoing restrictions will not apply to:

o	any assignment, conveyance, disposition, encumbrance, hypothecation, pledge, lease, sale, transfer or other disposition our intellectual property that (1) generates net proceeds of at least $3 million and (2) does not cause a material adverse effect on us or our current and anticipated operations including our StrongBox line of products, and

o	license arrangements entered into in the ordinary course of business.

We cannot assure you that the holders of our convertible preferred stock would approve any such restricted action, even where we believe such an action would be in the best interests of our stockholders. Any failure to obtain such approval could limit our business flexibility, harm our business and result in a decrease in the value of our common stock or convertible preferred stock.

A default under our Credit Agreement with Fortress could cause a material adverse effect on our financial position.

We have a term loan with Fortress pursuant to a credit agreement, which is secured by certain of our assets. We are required to satisfy certain financial and reporting covenants under the credit agreement, including a requirement to maintain a minimum of $1,500,000 of unrestricted cash at each month end. We previously had a credit facility with Silicon Valley Bank, and we were in default under certain of the financial covenants of that credit facility at times during fiscal 2012 and fiscal 2013. We were in compliance with all covenants as of July 31, 2013, except that we had not yet complied with our obligation to Silicon Valley Bank to complete an equity financing with at least $10 million in proceeds. Our March 2013 private placement was not completed by the deadline of January 31, 2013 and raised less than $10 million in proceeds, but Silicon Valley Bank has taken no action with respect to this non-compliance. We paid off our Silicon Valley Bank credit facility with a portion of the proceeds of our July 2013 Fortress loan and terminated the Silicon Valley Bank loan agreements.

If we defaulted under our obligations under the credit agreement, Fortress could proceed against the collateral granted to them to secure that indebtedness or declare that all obligations under the credit agreement to be due and payable. If any indebtedness under the credit agreement were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of other indebtedness or our common stock will be entitled to receive any distribution with respect thereto.

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We do not have cumulative voting and a relatively small number of existing shareholders control our company, which could limit your ability to influence the outcome of shareholder votes.

Our shareholders do not have the right to cumulative votes in the election of our directors. Cumulative voting, in some cases, could allow a minority group to elect at least one director to our board. Because there is no provision for cumulative voting, a minority group will not be able to elect any directors. Accordingly, the holders of a majority of the shares of common stock, present in person or by proxy, will be able to elect all of the members of our board of directors.

Our executive officers and directors, together with our largest shareholders, beneficially own approximately 60% of our common stock as of June 14, 2013. As a result, these persons may be able to exercise significant influence over the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

Certain provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

·	the rights of the holders of our convertible preferred stock to elect up to two directors;
·	the rights of the holders of our convertible preferred stock to approve certain transactions and corporate actions;
·	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
·	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
·	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
·	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
·	the requirement that a special meeting of stockholders may be called only by our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and
·	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

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We are also subject to certain anti-takeover provisions under Delaware law. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Forward-looking statements may include statements about our:

·	ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;
·	anticipated trends and challenges in our business and the markets in which we operate;
·	expected future financial performance;
·	expectations regarding our operating expenses;
·	ability to generate revenues from patent licensing and enforcement activity through our arrangement with Fortress;
·	future adjustments to the conversion price of our convertible preferred stock and to the exercise price of the warrants issued in our March 2013 private placement and our July 2013 Fortress Transaction;
·	ability to anticipate market needs or develop new or enhanced products to meet those needs;
·	ability to expand into other sectors of the storage market, beyond protection storage;
·	expectations regarding market acceptance of our products;
·	ability to compete in our industry and innovation by our competitors;
·	ability to protect our confidential information and intellectual property rights;
·	ability to successfully identify and manage any potential acquisitions;
·	ability to manage expansion into international markets;
·	ability to remediate any material weakness in our internal controls identified by our independent registered public accounting firm;
·	ability to maintain or broaden our business relationships and develop new relationships with key suppliers, customers, distributors or otherwise;
·	ability to recruit and retain qualified sales, technical and other key personnel;
·	ability to obtain additional financing; and
·	ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of our securities by the selling security holders pursuant to this prospectus. To the extent convertible preferred stock is converted into common stock, we will receive no proceeds, although our obligations to pay any dividends or liquidation preference on the converted shares of convertible preferred stock will cease upon conversion. We will not receive any of the proceeds from the sale by the selling security holders of the common stock offered by this prospectus.

We may receive proceeds from the issuance of shares of our common stock upon the exercise of the warrants. 3,737,298 shares of our common stock issuable upon the exercise of warrants are included in this prospectus. Warrants to purchase 2,282,753 shares of common stock have an exercise price of $2.00 and warrants to purchase 1,454,545 shares of common stock have an exercise price of $2.0625 per share, subject in each case to anti-dilution adjustments. The warrants also contain a “cashless exercise” provision, whereby if the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable upon exercise of the warrant, then a warrant may also be exercised at such time by means of a “cashless exercise” by which a warrant holder may elect to exercise the warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our common stock equal to the difference between the daily volume weighted average price of the common stock and the exercise price of the part of the warrant divided by the number of shares of common stock for which the warrant is being exercised. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of the outstanding warrants are exercised for cash, assuming the current exercise prices, we would receive aggregate gross proceeds of approximately $7.6 million. See “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement” and “—Warrants Issued in Connection with Our July 2013 Fortress Transactions.”

OFFERING PRICE

The selling security holders may offer the shares of our common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at previously negotiated prices.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our Fortress loan prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock and our shares of convertible preferred stock have dividend rights that rank senior to our common stock and include a covenant limiting our ability to pay dividends while at least 20% of the currently issued convertible preferred stock is outstanding. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

The convertible preferred stock has dividend rights described under the heading “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock—Dividend Rights.”

The payment of the dividend for the period from the date of the issuance of the convertible preferred stock through the June 30, 2013 payment date was made in shares of common stock.

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PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.”. The following table sets forth the high and low bid information for our common stock for the periods indicated, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Fiscal Year Ended October 31, 2013
Fourth Quarter (through September 13, 2013)	$1.76	$1.20
Third Quarter	$2.45	$1.55
Second Quarter	$2.49	$1.45
First Quarter	$3.55	$2.06
Fiscal Year Ended October 31, 2012
Fourth Quarter	$4.75	$2.70
Third Quarter	$6.38	$3.20
Second Quarter	$6.02	$4.70
First Quarter	$6.00	$4.70
Fiscal Year Ended October 31, 2011
Fourth Quarter	$8.00	$3.25
Third Quarter	$7.68	$4.20
Second Quarter	$5.60	$3.20
First Quarter	$5.56	$3.28

On September 13, 2013, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.32 per share. As of June 14, 2013, there were 11,864,169 shares of our common stock outstanding held by approximately 210 holders of record.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with consolidated financial statements and related notes included elsewhere in this prospectus.

Product Focus

We are a global provider of data protection solutions and services. Through the innovative use of new technologies, we deliver customer-driven solutions that enable proactive data protection, advanced data archival, optimized performance and significant cost-savings over current solutions.

In fiscal year 2012, we introduced our Crossroads StrongBox® product, an enterprise-level network attached storage (“NAS”) solution based on tape for long-term data protection and preservation. We believe StrongBox is the first fully portable, open-standard, online all-the-time data storage vault that meets the cost, life expectancy and scalability requirements for companies needing to solve their long-term data repository needs.

We deliver our current offerings to the market through hardware appliances. This strategy allows us to use off-the-shelf hardware platforms, which can easily be customized to support specific original equipment manufacturer (OEM) or system integrator (SI) specifications. We believe this strategy provides us with low-cost, high performance options that can be quickly deployed with minimal disruption to customers while minimizing inventory and associated excess and obsolete costs.

Substantially all of our current products have been sold in combination with support and services contracts. Our support and services contracts are typically offered for periods of one to three years. We mainly sell these products through a network of OEMs, SIs and value-added resellers (VARs).

IP Licensing Campaign Focus

We continue to realize revenue from existing intellectual property, or IP, licensees with go-forward royalties derived from the ‘972 patent family, which accounts for eight of our existing 105 granted patents and 32 pending patents as of July 31, 2013. We maintain an active licensing program related to the ‘972 family, which has been licensed to over 40 of the leading storage industry providers. We pursue licensing fees for past shipments and recurring licensing fees related to ongoing shipments. In some cases we are required to litigate where we believe other companies are infringing our patents. Historically, these cases have generally been settled quickly as we engage in business discussions with the opposing parties; however, one or more of the litigants may pursue their defense to greater lengths, which would require higher expenses to continue the lawsuit. Our IP licensing revenue for the nine months ended July 31, 2013 was $0.7 million, or approximately 7.5% of revenues.

In July 2013, we entered into a loan transaction with Fortress Credit Co LLC, an affiliate of Fortress Investment Group LLC, which included the formation of a partnership controlled by Fortress to which we assigned all of our existing and issued patents and applications therefor other than our patents in the ’972 family. This partnership may seek to generate revenues through patent licensing and enforcement activity with respect to these patents, but we are unable to predict at this time when or if such efforts may commence or, if they do, whether they will be profitable. We also have the right, in connection with the repayment of the amounts due under the credit agreement and upon the payment of a pre-determined premium of $2 million (20% of the amount Fortress loaned to the Company), to buy out Fortress’s interest in the partnership and return all of the rights to the assigned non-’972 patent rights to ourselves. We intend to periodically monitor and assess the viability and the value to us of such a buyout.

We continue to look for different ways to extract value from our patents outside the ‘972 family, which may include commercial, financial and strategic initiatives. We believe our IP has value beyond its quantifiable monetary value. For example, we believe that the proprietary nature of our products is appealing to both end-users and strategic partners who view our products as not being easily replaceable. Additionally, IP may be a significant barrier to entry for potential competitors. Therefore, we will continue to assess the value of our current portfolio and attempt to expand and take advantage of our IP portfolio.

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Key Financial Definitions

Revenue. Revenue consists of sales of hardware, software and services, as well as royalties we earn for products and the license of certain intellectual property. Our “product revenue” is composed of sales of our hardware products and software products sold to value added resellers, original equipment manufacturers and end users. Our “IP license, royalty and other revenue” is derived from the licensing of intellectual property, royalty payments, and sales of service contracts.

Cost of Revenue. Cost of revenue is composed of cost of product revenue and IP license, royalty and other revenue. “Cost of product revenue” consists primarily of the cost charged by our previous contract manufacturer to manufacture our products, shipping charges and warranty obligations. “Cost of IP license, royalty and other revenue” consists of professional fees and services, overhead allocations, and obsolete inventory adjustments.

Operating Expenses. Operating expenses consist of sales and marketing, research and development, general and administrative expenses and amortization of intangible assets. Personnel-related costs, which include stock-based compensation expense, are the most significant component of each of these expense categories. We had 104 employees as of January 31, 2012 and 139 employees as of January 31, 2013. In any particular period, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue.

Sales and Marketing Expenses. Sales and marketing expenses include personnel costs, employee sales commissions and marketing programs. We have sales and marketing personnel throughout the United States and in our sales office in Germany.

Research and Development Expenses. Research and development expenses primarily include personnel costs, depreciation on lab equipment, costs of prototype equipment, other related costs of quality assurance and overhead allocations. We expense research and development costs as incurred. Though we incur software development costs, the costs of software development that we incur after a product has reached marketability are considered immaterial, and to date, we have not capitalized any such costs.

General and Administrative Expenses. General and administrative expenses consist primarily of compensation and related costs for personnel and facilities related to our executive, finance, human resource, information technology and legal organizations, and fees for professional services. Professional services, excluding those for IP (which are included in cost of revenue), consists of outside legal, tax and audit costs.

Amortization of Intangibles. Amortization of intangibles consists of the amortization of purchased technology.

Interest Expense. Interest expense consists of amounts charged by banks related to interest on our line of credit and term loans.

Critical Accounting Policies and Estimates

Our discussion and analysis of the financial condition and results of operations is based on the accompanying consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these statements requires us to make significant estimates and judgments about future uncertainties that affect reported assets, liabilities, revenues and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Our critical accounting estimates require the most difficult, subjective or complex judgments and are described below. An accounting estimate is considered critical if it requires estimates about the effect of matters that are inherently uncertain when the estimate is made, if different estimates reasonably could have been used or if changes in the estimate that are reasonably possible could materially impact the consolidated financial statements. We have discussed the development, selection and disclosure of our critical accounting policies with the Audit Committee of our board of directors. We believe the assumptions and estimates used and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

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Revenue Recognition

Application of the various accounting principles related to measurement and recognition of revenue requires us to make judgments and estimates in the following related areas: determining fair value in arrangements with multiple deliverables, the amount of revenue allocated to undelivered elements in software arrangements using vendor-specific objective evidence (“VSOE”), the interpretation of non-standard terms and conditions in sales agreements, and assessments of future price adjustments, such as future product returns and estimates for contractual licensee fees. Additionally, we sometimes use judgment in determining whether any undelivered elements are essential to the functionality of the delivered elements in order to determine the appropriate timing of revenue recognition.

For established products and PCS, we determine fair value based on VSOE, which consists of the prices charged when these services are sold separately.

For arrangements with multiple elements entered into prior to November 1, 2010, we allocate revenue to the separate elements based on relative fair value, provided the fair value for all elements of the arrangement are known. If, in an arrangement, the undelivered elements have fair value, but the delivered element does not, the fair value of the undelivered elements is deferred and the residual revenue is allocated to the delivered elements. If fair value does not exist for undelivered elements, then revenue for the entire arrangement is deferred until all elements have been delivered.

While the majority of our sales arrangements contain standard terms and conditions, we sometimes apply judgment when interpreting complex arrangements with non-standard terms and conditions to determine the appropriate accounting. An example of such a judgment is deferring revenue related to significant post-delivery obligations and customer acceptance criteria until such obligations are fulfilled.

We record reductions to revenue for estimated future product returns. These allowances are based on programs in existence at the time revenue is recognized. We have historically been able to reliably estimate the amount of allowances required and recognize revenue, net of these projected allowances, upon shipment to our customers. If allowances cannot be reliably estimated in any specific reporting period, revenue would be deferred until the rights have lapsed and we are no longer under obligation to reduce the price or accept the return of the product.

We license our patented technology to customers under licensing agreements that allow those customers to utilize our technology in specific products they offer. As consideration, licensees pay us a fee based on the amount of sales of their products that incorporate our patented technology. On a periodic and timely basis, the licensees provide us with reports listing their sales to end users for which they owe us license fees. Similarly, royalty revenue is estimated from licensee reports of units sold to end users subject to royalties under master contracts. In both cases, these reports are used to substantiate delivery and we recognize revenue based on the information in these reports.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements” and ASU 2009-14, “Certain Revenue Arrangements that Include Software Elements.” We adopted the new guidance on a prospective basis for new or materially modified revenue arrangements as of November 1, 2010.

For arrangements entered into or materially modified beginning November 1, 2010, when elements such as hardware, software and services are contained in a single arrangement, or in related arrangements with the same customer, we allocate revenue to each element in an arrangement based on relative selling price using a selling price hierarchy. The selling price for a deliverable is based on its VSOE if available, third party evidence (“TPE”) if VSOE is not available, or our best estimate of selling price (“ESP”) if neither VSOE nor TPE is available. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.

For established products, we use VSOE. For new products, installation and professional services for which we are unable to establish selling price using VSOE or TPE, we use ESP. The objective of ESP is to determine the price at which we would transact a sale if these items were sold on a standalone basis. In determining ESP, we use the cost to provide the new product, installation or professional service plus a margin. When using cost plus a margin, we consider the total cost of the item to establish a VAR or OEM price. We also consider the historical margins for established products and other factors, including any changes to pricing methodologies, competitiveness of new products, installation and professional services, pricing pressures due to entering a new market, and cost drivers that could cause future margins to differ from historical margins.

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Contracts to Modify or Customize Products

We have entered into contracts with certain customers to significantly modify or customize products. In accounting for such arrangements, we first look to the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 985-605, Software - Revenue Recognition (“ASC 985-605”), and then ASC Subtopic 605-25, Revenue Recognition – Multiple-Element Arrangements, to determine the appropriate accounting elements in the arrangement. We then consider the appropriate recognition model for each accounting element based on the nature of the element and apply the guidance in ASC Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, ASC Subtopic 985-60, ASC Subtopic 605-15, Revenue Recognition – Products, or ASC Subtopic 605-20, Revenue Recognition – Services, as applicable. Amounts allocated to the modification/customization service element are evaluated for classification in the consolidated statement of operations as either revenue or reduction of research and development expense based on the following considerations: whether and in what circumstances the consideration received is refundable, ownership of the final product and intellectual property rights to develop the product, and exclusivity of the final product. We recorded approximately $0 and $902,000 as revenue and approximately $0 and $482,000 as a reduction of research and development expense related to these contracts for the years ended October 31, 2011 and 2012, respectively. We recorded approximately $0.4 and $1.1 million as revenue for the nine months ended July 31, 2012 and 2013, respectively, and $0.5 million and $0.0 million as a reduction of research and development expense related to these contracts for the nine months ended July 31, 2012 and 2013, respectively.

Inventory

Our inventory is stated at the lower of cost or market. Cost is determined using standard cost, which approximates the first-in, first-out method. Adjustments to reduce the carrying value of inventories to their net realizable value are made for estimated excess, obsolete or impaired balances. These adjustments are measured as the excess of the cost of the inventory over its market value based upon assumptions about future demand and charged to cost of revenue. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration of the original cost basis or increases in the newly established cost basis.

Impairment of Long-lived Assets

We apply judgment when reviewing amortizable intangible and other long-lived assets (“long-lived assets”) for impairment. We apply judgment when evaluating potential impairment indicators. Indicators we consider include adverse changes in the business climate that could affect the value of our long-lived assets, changed long-term economic outlook including downward revisions in our revenue projections, negative current events, decreases or slower than expected growth in sales of products and relative weakness in customer channels.

When an impairment indicator exists, we then evaluate long-lived assets for impairment as appropriate. Because we operate as a single reporting unit, we consider the company as a whole when evaluating our long-lived assets for impairment. If our business operations were to change and revenue streams related to long-lived assets were to become identifiable at a lower level, we would apply significant judgment to determine the appropriate grouping of these assets for impairment testing.

We use an undiscounted cash flow approach to evaluate our long-lived assets for recoverability when there are impairment indicators. Estimates of future cash flows require significant judgments about the future and include company forecasts and our expectations of future use of our long-lived assets, both of which may be impacted by market conditions. Other critical estimates include determining the asset group or groups within our long-lived assets, the primary asset of an asset group and the primary asset’s useful life.

Inherent in our development of cash flow projections for the income approach used in an impairment test are assumptions and estimates derived from a review of our operating results, approved business plans, expected growth, cost of capital and income tax rates. We also make certain assumptions about future economic conditions, applicable interest rates and other market data. Many of the factors used in assessing fair value are outside of our control. Future period results could differ from these estimates and assumptions, which could materially affect the determination of fair value of the company and future amounts of potential impairment.

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Warranty

We estimate future product failure rates based upon historical product failure trends as well as anticipated future failure rates if believed to be significantly different from historical trends. Similarly, we estimate future costs of repair based upon historical trends and anticipated future costs if they are expected to significantly differ, for example due to negotiated agreements with third parties. We use a consistent model and exercise considerable judgment in determining the underlying estimates. Our model requires an element of subjectivity for all of our products. For example, historical return rates are not completely indicative of future return rates and we must therefore exercise judgment with respect to future deviations from our historical return rates. When actual failure rates differ significantly from our estimates, we record the impact of these unforeseen costs or cost reductions in subsequent periods and update our assumptions and forecasting models accordingly. As our newer products mature, we are able to improve our estimates with respect to these products. We warrant products for a period from 12 to 39 months following the sale while receiving a hardware warranty from our vendors for a period of typically 36 months.

Income Taxes

Deferred tax assets and liabilities are recognized for the effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In addition, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. A number of estimates and judgments are necessary to determine deferred tax assets, deferred tax liabilities and valuation allowances.

We recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. The calculation of our tax liabilities requires judgment related to uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity.

We have provided a full valuation allowance against our U.S. net deferred tax assets due to our history of net losses, difficulty in predicting future results and our conclusion that we cannot rely on projections of future taxable income to realize the deferred tax assets. In addition, we have provided a full valuation allowance against certain of our international net deferred tax assets. Due to reorganizations in these jurisdictions, it is unclear whether we will be able to realize a benefit from these deferred tax assets. Also, certain changes in stock ownership could result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year. Should we undergo such a change in stock ownership, it would severely limit the usage of these carryover tax attributes against future income, resulting in additional tax charges.

Significant management judgment is required in determining our deferred tax assets and liabilities and valuation allowances for purposes of assessing our ability to realize any future benefit from our net deferred tax assets. We intend to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. Future income tax expense will be reduced to the extent that we have sufficient positive evidence to support a reversal or decrease in this allowance. We also have deferred tax assets and liabilities due to prior business acquisitions with corresponding valuation allowances after assessing our ability to realize any future benefit from these acquired net deferred tax assets.

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Stock-Based Compensation

On January 1, 2006, we adopted the provisions of the applicable guidance under ASC Topic 718 for share-based payment transactions. Under the provision of this guidance, stock-based compensation costs for employees is measured on the grant date, based on the estimated fair value of the award on that date, and is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis. We adopted this guidance using the prospective transition method. Under this transition method, non-vested option awards outstanding at January 1, 2006, continue to be accounted for under the minimum value method, and all awards granted, modified or settled after the date of adoption are accounted for using the measurement, recognition and attribution provisions of this guidance.

Under the provisions of this guidance, we make a number of estimates and assumptions. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as an adjustment in the period estimates are revised. Actual results may differ substantially from these estimates. In valuing stock-based awards under this guidance, significant judgment is required in determining the expected volatility of our common stock and the expected term individuals will hold their stock-based awards prior to exercising. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatility of Crossroads stock. The expected term represents an estimate of the time options are expected to remain outstanding. Prior to our filing our registration statement on Form S-8 on September 23, 2011, shares of our common stock issuable upon exercise of our options were restricted for one year from the date of exercise; we therefore we do not believe the actual history of options exercised is an accurate method of calculating the expected term and use the simplified method to derive an expected term. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The variables used in the Black-Scholes calculation are listed below for the respective periods:

	Years ended October 31,
	2011	2012

Expected dividend yield	0%	0%
Expected volatility	69 - 70%	69 - 71%
Risk-free interest rate	0.9 - 2.3%	0.7 - 1.0%
Expected term (years)	6.1	6.1

Results of Operations

Three and Nine Months Ended July 31, 2013 Compared to the Three and Nine Months Ended July 31, 2012

Revenue . Total revenue decreased $0.7 million, or 20.6%, to $2.8 million for the three months ended July 31, 2013 from $3.5 million for the three months ended July 31, 2012. Total revenue decreased $0.5 million, or 4.9%, to $9.1 million for the nine months ended July 31, 2013 from $9.6 million for the nine months ended July 31, 2012.

Product revenues for the three months ended July 31, 2013 decreased $0.4 million from 1.6 million for the three months ended July 31, 2013 to $1.2 million for the three months ended July 31, 2013 due primarily to a decrease in revenue from our Read Verify Appliance (RVA) product resulting from a significant customer purchase during the quarter ended July 31, 2012.

Product revenues for the nine months ended July 31, 2013 decreased $0.4 million from $4.6 million for the nine months ended July 31, 2012 to $4.2 million for the nine months ended July 31, 2013 also due to the decrease from RVA.

IP license, royalty and other revenue consists of the following for the three and nine months ended July 31, 2012 and 2013:

	Three months ended July 31,		Nine months ended July 31,
	2012	2013	2012	2013
	(in thousands)
IP license revenue	$188	227	573	684
HP royalty and PCS service revenue	1,033	921	3,298	2,716
PCS and other service revenue (non-HP)	691	407	1,070	1,479
IP license, royalty and other revenue	$1,912	1,555	4,941	4,879

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IP license, royalty and other revenues for the three months ended July, 2013 decreased $0.3 million, or 18.7%, to $1.6 million compared with $1.9 million for the three months ended July 31, 2012. This decrease was mainly due to a HP royalty and post contract support (PCS) service revenue decrease of $0.1 million for the three months ended July 31, 2013, due to decreasing royalties for legacy router shipments, and a reduction of royalties on VTS as well as a decrease of $0.2 million of revenue recognized from the Iron Mountain research and development services agreement.

IP license, royalty and other revenues in total for the nine months ended July 31, 2013 and July 31, 2012 remained consistent at $4.9 million. However, IP license revenue increased $0.1 million as a result of increased ongoing royalties from certain licensees for the nine months ended July 31, 2013. HP royalty and PCS service revenue decreased $0.6 million for the nine months ended July 31, 2013, due to decreasing royalties for legacy router shipments, and a reduction of royalties on VTS. PCS and other service revenue (non-HP) increased $0.4 million primarily mainly due to additional revenue recognized from the Iron Mountain research and development services agreement.

Cost of Revenue . Cost of revenue decreased $0.2 million, or 21.6%, to $0.7 million for the three months ended July 31, 2013 from $0.9 million for the three months ended July 31, 2012. Product costs for the three months ended July 31, 2013 remained consistent at $0.2 million. IP license, royalty and other costs decreased $0.2 million for the three months ended July 31, 2013 to $0.5 million from $0.7 million for the three months ended July 31, 2012, due to $0.2 million related to the cost of revenue for Iron Mountain’s research and development services agreement.

Cost of revenue increased $0.9 million, or 53.3%, to $2.5 million, for the nine months ended July 31, 2013 from $1.6 million for the nine months ended July 31, 2012. Product costs for the nine months ended July 31, 2013 increased $0.1 million, to $0.6 million compared with $0.5 million for the nine months ended July 31, 2012 as a result of StrongBox having higher material costs, as compared to our other products. IP license, royalty and other costs increased $0.8 million for the nine months ended July 31, 2013 to $1.9 million from $1.1 million for the nine months ended July 31, 2012, primarily due to cost of revenue associated with Iron Mountain’s research and development services agreement.

Sales and Marketing . Sales and marketing expenses increased $0.2 million, or 12.6%, to $1.8 million for the three months ended July 31, 2013 from $1.6 million for the three months ended July 31, 2012. This increase was due to increased payroll and benefits expenses of approximately $0.2 million. Headcount for our Sales and marketing departments increased from 33 in fiscal quarter ended July 31, 2012 to 36 in the fiscal quarter ended July 31, 2013, an increase of 9% and include business development, sales engineers and employees in our sales office in Germany.

Sales and marketing expenses increased $1.1 million, or 25%, to $5.6 million for the nine months ended July 31, 2013 from $4.5 million for the nine months ended July 31, 2012. This increase was primarily due to increased payroll and benefits of approximately$0.8 million, and additional travel, entertainment and tradeshow related expenses of $0.2 million due to two large tradeshows we attended in connection with the marketing of StrongBox.

Research and Development . Research and development expenses decreased $1.0 million, or 31.9%, to $2.2 million for the three months ended July 31, 2013 from $3.2 million for the three months ended July 31, 2012. This decrease was due to a reduction in force in March 2013 of approximately 25 research and development employees. Payroll and payroll related expenses decreased by approximately $0.9 million and consulting and contract labor decreased by $0.1 million. Headcount for our Research and development departments decreased from 81 in fiscal quarter ended July 31, 2012 to 47 in the fiscal quarter ended July 31, 2013, a decrease of 42% and include developers, test engineers and the support group.

Research and development expenses decreased $0.6 million, or 6.9%, to $8.1 million for the nine months ended July 31, 2013 from $8.7 million for the nine months ended July 31, 2012. This decrease was due to decreases in payroll and related expenses of $0.3 million due to the reduction in force in Q2 2013, decreases in recruiting expenses of $0.2 million as well as decreases in consulting and contract labor of $0.1 million.

General and Administrative . General and administrative expenses increased $0.8 million, or 85%, to $1.7 million for the three months ended July 31, 2013 from $0.9 million for the three months ended July 31, 2012. The increase was due to increases in payroll and payroll related benefits, including severance, of approximately $0.5 million as well as increases in professional fees of approximately $0.3 million.

General and administrative expenses increased $1.0 million for the nine months ended July 31, 2013, or 39%, to $3.5 million for the nine months ended July 31, 2013 from $2.5 million for the nine months ended July 31, 2012. The increase was due to payroll and payroll related benefits, including severance, of approximately $0.6 and increases in professional fees of $0.4 million offset by decreases in outside services and allocations due to information systems (IS) of $0.2 million. We had outsourced our IS department in FY 2012 and decreased our outside service expense by bringing the IS function back in house. We expect the amount of general and administrative expenses going forward to decrease due to a decrease in severance related payments as well as professional fees.

Amortization of intangible assets . Amortization of intangible assets expenses decreased $16,000, or 100.0%, to $0 for the three months ended July 31, 2013. Amortization of intangible assets expense decreased $0.1 million, or 100%, to $0 million for the nine months ended July 31, 2013 from $0.1 million for the nine months ended July 31, 2012. Decreases were due to the three and nine months ended July 31, 2012 containing amortizations of purchased technologies that became fully amortized after the third quarter of 2012.

Year Ended October 31, 2012 Compared to the Year Ended October 31, 2011

Revenue. Total revenue decreased $1.0 million, or 6.6%, to $14.0 million for the year ended October 31, 2012 from $15.0 million for the year ended October 31, 2011.

Product revenues for the year ended October 31, 2012 increased $1.4 million, or 31.9%, to $5.9 million compared with $4.4 million for the year ended October 31, 2011 due to an increase in StrongBox revenue of $0.8 million, a new product introduced in fiscal year 2012, and an increase in RVA revenue of $0.8 million due to greater activity of OEM sales partially offset by a decrease in router product revenue of $0.2 million for the year ended October 31, 2012.

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IP license, royalty and other revenue consists of the following for the years ended October 31, 2011 and 2012:

	Years Ended October 31,
	2011	2012
	(in thousands)
IP license revenue	$5,141	$1,702
HP royalty and PCS service revenue	4,699	4,618
PCS and other service revenue (non-HP)	706	1,823
IP license, royalty and other revenue	$10,546	$8,143

IP license, royalty and other revenues for the year ended October 31, 2012 decreased $2.4 million, or 22.8%, to $8.1 million compared with $10.5 million for the year ended October 31, 2011.

IP license revenue decreased $3.4 million as a result of three IP agreements being entered into during the year ended October 31, 2011, while two agreements were entered into during the year ended October 31, 2012. HP royalty and PCS service revenue was relatively consistent at $4.7 million for the year ended October 31, 2011, compared to $4.6 million for the year ended October 31, 2012. PCS and other service revenue (non-HP) increased $1.1 million due to revenue recognized from our research and development services agreement with Iron Mountain of approximately $0.9 million, an increase in the number of customers covered by PCS contracts and an increase in PCS contract rates due to our newer product offerings.

Cost of Revenue. Cost of revenue increased $0.3 million, or 10.4%, to $2.9 million, for the year ended October 31, 2012 from $2.7 million for the year ended October 31, 2011. Cost of revenue includes two components; product costs and costs for IP license, royalty and other. Product costs for the year ended October 31, 2012 increased $0.3 million, or 79.8%, to $642,000 compared with $357,000 for the year ended October 31, 2011 as a result of increased product revenue. IP license, royalty and other costs for the years ended October 31, 2011 and October 31, 2012 was consistent at $2.3 million, reducing the margin on IP royalty revenue, royalty and other, due to $0.9 million of revenue related to Iron Mountain, which has a lower gross margin percentage.

Sales and Marketing. Sales and marketing expenses increased $1.2 million, or 22.4%, to $6.4 million for the year ended October 31, 2012 from $5.2 million for the year ended October 31, 2011. This increase was mainly due to increases in payroll and benefits of $0.9 million, and the associated recruiting and relocation expense increases of $0.1 million. Tradeshow, travel, and travel -related expenses also increased by $0.2 million in fiscal year 2012. Sales and marketing headcount has increased from 27 to 44 employees, or 63% during the fiscal year ended October 31, 2012. We anticipate that sales and marketing expenses will continue to increase in absolute dollars, as we continue to market our new Strongbox product.

Research and Development. Research and development expenses increased $0.7 million, or 6.6%, to $11.4 million for the year ended October 31, 2012 from $10.7 million for the year ended October 31, 2011. This increase was due to increases in payroll and benefits of $1.4 million, and engineering equipment depreciation increases of $0.2 million, offset by professional expense declines of $0.2 million, and consulting and outside services declines of $0.2 million. Additionally, the increase was offset by an increase in customer reimbursed expenses of $0.5 million. Research and development headcount has increased from 62 to 78 employees, or 26% during the fiscal year ended October 31, 2012. The increase in absolute dollars in the current year was a result of expanding our engineering department in connection with the development of features associated with the StrongBox product.

General and Administrative. General and administrative expenses increased $0.4 million, or 13.7%, to $3.6 million for the year ended October 31, 2012 from $3.2 million for the year ended October 31, 2011. The increase was due to increases in payroll and benefits of $0.5 million, and professional fees of $0.1 million, offset by a decrease in communication services of $0.1 million and consulting and outside services of $0.1 million. General and administrative headcount has increased from 8 to 14, or 75% during the fiscal year ended October 31, 2012. This headcount increase was mainly associated with bringing the information technology (IT) function in-house in fiscal year 2012. We had outsourced this function in prior years. We expect the absolute amount of general and administrative expenses to increase in the future as we plan to increase headcount in administration to handle increased corporate activity.

Amortization of intangible assets. Amortization of intangible assets expenses decreased $0.5 million, or 82.5%, to $0.1 million for the year ended October 31, 2012 from $0.6 million for the year ended October 31, 2011. The decrease was due to 2011 containing a full year of amortization of purchased technology that was fully amortized in the third quarter of 2012.

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Liquidity and Capital Resources

Cash Flows

Our principal liquidity requirements are to meet our lease obligations, obligations to repay our debt to Fortress Credit Co LLC (Fortress) and our working capital and capital expenditure needs, as we continue to introduce StrongBox into the marketplace. Subject to our operating performance, which, if significantly adversely affected, would reduce the availability of funds, we expect to finance our operations through cash provided by operations and customer reimbursed expenses, proceeds from the sale of our debt and equity securities, and funds available under our credit arrangements. Expected revenue from our newly introduced StrongBox product has been slower to materialize than expected, as the selling cycle for StrongBox is longer than our other lines. This has created a challenging liquidity environment for us. We may require additional capital from equity or debt financings to fund our operations or respond to competitive pressures or strategic opportunities. We are currently evaluating various alternatives to monetize our intellectual property or other financing arrangements. We may not be able to secure timely additional financing on favorable terms, or at all. The following table summarizes our primary sources and uses of cash in the periods presented:

	Nine Months Ended July 31,
	2012	2013
	(in thousands)
Net cash used in operating activities	$(5,470)	$(10,039)
Net cash provided by (used in) investing activities	2,700	(334)
Net cash provided by financing activities	5,738	13,348
Net increase (decrease) in cash and cash equivalents	2,954	2,976
Cash and cash equivalents, end of period	10,290	9,871

Net cash used in operating activities increased from approximately $5.5 million in the nine months ended July 31, 2012 to approximately $10.0 million in the nine months ended July 31, 2013. Losses increased during the nine months ended July 31, 2013 by approximately $2.0 million due to the increased spending in sales and marketing, as well as, to a lesser extent, general and administration, while revenue did not accelerate at the same pace. During the nine months ended July 31, 2013 stock compensation expense decreased $0.4 million compared to the nine months ended July 31, 2012. Net cash used in operating activities was also a result of cash paid for prepaid expenses, and recognition of deferred revenue during the nine months ended July 31, 2013 compared to the nine months ended July 31, 2012 due to the revenue on several Strongbox sales being recognized after the release of StrongBox 2.0.

A significant component of cash provided by operating activities is payments received from our IP license agreements. The economic nature of these agreements is such that they are not consistent in terms of cash receipts. The agreements include an initial receipt of cash upon reaching agreement, as consideration for royalties on past shipments. The amounts for past shipments reflected in historical financial statements have fluctuated from period to period and, to the extent that the number of new customers resulting from our licensing campaign decreases, historical results may not be indicative of future receipts. We may not be able to generate positive cash flows from operating activities in the near term as we continue to invest in and market StrongBox.

Cash flows from investing activities primarily relate to capital expenditures to support our employees, our capital needs in our research and development efforts, and the purchase of investments with available cash, offset by maturities of our short term investments. Net cash used by investing activities was approximately $0.3 million in the nine months ended July 31, 2013 compared to $2.7 million in cash provided by investing activities during the nine months ended July 31, 2012. Included in the nine months ended July 31, 2013 are purchases of property and equipment of $0.3 million. In the nine months ended July 31, 2012, $3.4 million of cash was provided by short term investment maturities, net of purchases, offset by purchases of property and equipment of $0.7 million.

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Cash flows provided by financing activities in the nine months ended July 31, 2013 was $13.3 million, compared to cash provided by financing activities in the nine months ended July 31, 2012 of $5.7 million. We sold convertible preferred stock in the second quarter of 2013 resulting in $7.3 million, net of expenses. We also drew $0.6 million on a bridge loan, which was converted into our convertible preferred stock and borrowed $10.0 million on our new loans with Fortress. We repaid $4.3 million of debt to Silicon Valley Bank during the nine months ended July 31, 2013 as well. For the nine months ended July 31, 2012, the sources of cash were $3.0 million drawn on our term loan, $0.4 million repayment of debt and $3.2 million of proceeds from the issuance of common stock.

Financing Activities

Fortress Transactions

In July 2013, we entered into a Credit Agreement and security agreements with Fortress. This transaction is described in “Prospectus Summary—Recent Developments—Fortress Transactions.” We used a portion of the proceeds of the Fortress loans to repay our credit facility with Silicon Valley Bank described below and intend to use the remainder for working capital and general corporate purposes.

Loan Agreement.

We amended and restated our loan and security agreement with Silicon Valley Bank on January 24, 2013. Under the agreement, during any time during which our net cash is greater than $2 million, referred to as a “Streamline Period,” the bank would make advances not exceeding the lesser of $4 million or the amount available under the borrowing base minus the outstanding principal balance of any advances. The borrowing base is the sum of 80% of eligible accounts determined by the bank under the agreement, which may be increased by $1 million if our unrestricted cash and cash equivalents and marketable securities exceeds $5 million. The bank was permitted to decrease the percentage in its good faith business judgment based on events, conditions, contingencies or risks which it determines may adversely affect collateral. During any non-Streamline Period, we were permitted to request that the bank finance specific eligible accounts by extending credit to us in an amount equal to the previously described limitations multiplied by the face amount of the eligible account, which becomes a “financed receivable” under the agreement.

Outstanding advances accrued interest during any Streamline Period at a per annum rate equal to the prime rate determined under the agreement plus 0.25%, and during any Non-Streamline Period, a per annum rate equal to the prime rate plus 2.95%. In addition, financed receivables under the agreement were subject to additional finance charges equal to the applicable rate of interest for each day it is outstanding multiplied by the outstanding gross face amount of the financed receivable. The agreement was scheduled to terminate and all obligations with respect to advances outstanding under the agreement were scheduled to be due and payable in full on December 26, 2013.

Prior to the amending and restating of the agreement, it had provided for a term loan in the amount of $3 million, which is no longer available under the agreement. We agreed to repay the term loan in monthly payments of principal and interest in an amount equal to $91,592.97, and all accrued and unpaid interest on the term loan was scheduled to be due and payable on April 1, 2015.

We were subject to customary covenants under the agreement and were required to satisfy certain financial and reporting covenants under the agreement. We were required to maintain (1) a quick ratio of at least 1.40 to 1 (defined generally as the ratio of (x) our unrestricted cash and cash equivalents, marketable securities and accounts receivable to (y) our current liabilities the long-term portion of the amount outstanding under the term-loan minus deferred revenue that may be classified as a current liability) and (2) a liquidity coverage of at least 1.40 to 1 (defined generally as the ratio of (x) our cash and cash equivalents plus the available loan amount over (y) the amount outstanding under the loan), in each case measured as of the last day of each month. In addition, we would have been in default if our revenue or net income for each rolling three-month period deviated more than 20% from our projections that we were required to submit to the bank for approval, unless we had more than $10 million in cash on deposit with the bank. Our loan agreement also required that we complete an equity investment of at least $10 million in proceeds by January 31, 2013. Our March 2013 private placement was not completed by this deadline, and it raised less than $10 million in proceeds. However, Silicon Valley Bank has taken no action with respect to this non-compliance. The agreement was secured by the company’s assets, subject to certain exceptions such as certain IP rights.

For the quarter ended January 31, 2013, we were in default under the quick ratio covenant described above. The completion of our March 2013 private placement brought us into compliance with the quick ratio covenant. In addition, to improve our cash position and to assist us in avoiding future defaults, we instituted a reduction in force in March 2013, reducing our workforce by thirty employees. We are also evaluating various alternatives to monetize our intellectual property which, if we are successful, may improve our cash position. We also failed to obtain the required equity investment by the January 31, 2013 deadline, although Silicon Valley Bank has not taken any action with respect to such non-compliance.

We paid off our Silicon Valley Bank credit facility with a portion of the proceeds of our July 2013 Fortress loan and terminated the Silicon Valley Bank loan agreements.

Nasdaq Listing Compliance.

On January 29, 2013, we received a notice from The Nasdaq Stock Market notifying us that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. Since our Form 10-K for the year ended October 31, 2012 reported that as of October 31, 2012 our stockholders’ equity was $1,997,000, and as of January 28, 2013 we did not meet the alternatives of market value of listed securities or net income from continuing operations, we were not in compliance with the Nasdaq Listing Rules. On April 2, 2013, Nasdaq notified us that, based on our Current Report on Form 8-K, dated March 25, 2013, and additional correspondence, Nasdaq has determined that we comply with Listing Rule 5550(b)(1).

In addition, the full-ratchet anti-dilution provision in our convertible preferred stock will result in reclassification of the convertible preferred stock outside of permanent stockholders’ equity for the quarter ended July 30, 2013 until such provision expires on the one-year anniversary of the March 2013 private placement. The classification of the convertible preferred stock outside of permanent stockholders’ equity is expected to reduce our stockholders’ equity and could negatively impact our ability to satisfy the Nasdaq Capital Market’s minimum stockholders’ equity requirement for quarters ended after April 30, 2013 until the full ratchet anti-dilution provisions expire, which could result in further notices of non-compliance or proceedings to delist our common stock from the Nasdsaq Capital Market. Upon the expiration of the full ratchet anti-dilution provisions on the one-year anniversary of the March 2013 private placement, we expect the convertible preferred stock to be reclassified back to permanent stockholders’ equity.

On May 21, 2013, Elliott Brackett resigned as a member of our Board of Directors. At the time, Mr. Brackett served on our audit committee, and his resignation caused us to be out of compliance with Nasdaq listing rule 5605(c)(2)(A), which requires a listed company’s audit committee to have at least three members. This listing non-compliance was cured following our 2013 Annual Meeting, at which time Messrs. Jeff Eberwein, Don Pearce and Robert G. Pearse were elected to the Board, and each now serves on our audit committee.

If we fail to comply with the listing requirements of the Nasdaq Capital Market and our common stock is delisted, our ability to raise equity financing, and therefore our ability to meet our liquidity needs, could be materially and adversely impacted.

Private Placements.

On February 28, 2013, we issued promissory notes to two accredited investors for an aggregate principal amount of $550,000. One promissory note in the stated principal amount of $300,000 was issued to ACT Capital Partners, LP, and the other promissory note in the stated principal amount of $250,000 was issued to James E. Besser. Each of the holders is a greater than 5% beneficial stockholder of ours.

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On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. Each unit consists of one share of our convertible preferred stock and warrants to purchase shares of common stock equal to one-half of the number of shares of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to adjustment. The noteholders from our February 2013 private placement of promissory notes exercised their rights to participate in this private placement through the conversion of their promissory notes into units and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest. The placement agent for the private placement received approximately $574,000, and we issued warrants to purchase 167,176 shares of our common stock to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (Topic 220) (“ASU 2011-05”). ASU 2011-05 modifies how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and the total comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholder’s equity. The revised financial statement presentation for comprehensive income became effective for us for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted ASU 2011-05 beginning November 1, 2012. The adoption of this guidance did not have a material impact on our consolidated financial statements or disclosures.

On March 4, 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830) Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 updates accounting guidance related to the application of consolidation guidance and foreign currency matters. This guidance resolves the diversity in practice about what guidance applies to the release of the cumulative translation adjustment into net income. This guidance is effective for interim and annual periods beginning after December 15, 2013. We anticipate adopting ASU 2013-05 beginning November 1, 2014. We do not anticipate that these changes will have a material impact on our consolidated financial statements or disclosures.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on our consolidated financial statements or disclosures.

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BUSINESS

Overview

Crossroads Systems, Inc. (“Crossroads” “the Company” “we” or “us”) provides, develops and markets patent pending products that provide online access to data archives through tape-based archive storage solutions that replace disk-based storage devices at a fraction of the cost, enabling businesses to change the way they approach their long-term data archiving needs.

Founded in 1996 and headquartered in Austin, TX, we hold more than 100 patents and have been honored with numerous industry awards for data archival, storage and protection. Our products are sold worldwide for use in mission critical environments for Fortune 2000 companies. In fiscal year 2012, we introduced our Crossroads StrongBox® product, a network attached storage (“NAS”) solution based on tape for long-term archive data. We believe StrongBox is the first fully portable, open-standard, online all-the-time data storage vault that meets the cost, life expectancy and scalability requirements for companies needing to solve their long-term data archiving needs.

Our strategic focus is on enterprise scale archive storage in high data growth markets. We currently ship the following products to these markets: StrongBox, Read Verify Appliance (“RVA”) and SPHiNX. While all of our solutions solve various problems involving data storage, protection and archive, we are focused primarily on the StrongBox solution. Our initial target market for StrongBox is comprised of entities that create imaging or video content, which is generally described as rich content media. This type of data is non-compressible and kept for significant periods of time, years, if not indefinitely. These target customers are faced with the limitations of disk-based solutions; high-cost, low reliability, and the inherent inability to scale in an affordable way. The initial markets for our strategy involve media and entertainment, video surveillance, healthcare, and government as they apply to rich-content media. Therefore, our marketing and sales focus is on these vertical markets. We mainly sell these products through a network of original equipment manufacturers (“OEMs”), system integrators (“SIs”), and value added reseller (“VAR”) channels for our US and European operations.

Market Opportunity

Growth of Data Storage

The storage, management, archival and retrieval of digital data has become increasingly strategic and mission-critical to organizations due to year-over-year exponential growth of content. In essence, we believe storage and archive has become a non-discretionary purchase. The volume of data growth is driven by several factors, including, among others:

·	the expansion of different types of data, especially non-compressible data such as imaging and video content;
·	older analog methods being replaced through digitization (e.g. reels of film at a movie studio being replaced by digitization);
·	new regulations and corporate policies requiring additional and longer periods of time on data storage and archive for business records;
·	the emergence of internet-based communication protocols which enable users to rapidly duplicate, change and re-communicate data; and
·	the emergence of cloud based computing and storage.

This rapid data storage growth is driving the need for more cost-effective yet accessible long-term archive storage. Historically, tape-based products have been used due to their low cost, low power and long-term reliability. However, in the world of archive, data access demands the archive to be readily available, online and accessible to the user sitting at their workstation. Until recently, disk or memory-based products have been the only way for users to access online data. We believe that Crossroads’ products address these current market requirements providing online access to archive content at a fraction of disk or memory based storage costs.

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Current Market Environment

Recent innovations

There have been significant recent innovations in the operating and storage capabilities of tape-based systems that minimize some of the restrictions previously associated with tape and allow tape-based solutions to serve an expanding market need. An industry consortium made up of leading tape manufacturers, such as IBM and HP, has created a technology called Linear Tape File System (“LTFS”), which enables tape devices to write and read random files just like disk devices, increasing the flexibility of this proven storage technology. In addition, consortium participants have announced 35 and 50 terabyte per cartridge capabilities in future offerings. Both of these developments demonstrate the current and long term value of investment in tape-based technology.

Disk drives have seen significant cost-per-gigabyte stored reductions over the last decade; however, the last three to four years has seen a slow down. The disk drive manufacturers have failed to achieve the rapid doubling seen earlier in the decade and costs have not reduced at the same rate over the same period of time. We believe that there are significant reliability and scalability challenges ahead for the disk industry, which will also cause the rate of cost/performance to continue to slow. However, the tape industry continues to show significant capacity growth and performance improvements, making tape based systems increasingly attractive to buyers. The cost per gigabyte of tape is and will continue to remain below disk.

Big Data

Today organizations are facing increasing challenges to manage the growing stores of data. Much of this is driven by a rapid transition to rich media types of non-compressible data. Big data brings the promise of greater efficiency and effectiveness to corporations as they unlock the value of their data. Having access to content from the past, present and future is a requirement of big data analytics. Customers have traditionally deployed storage virtualization and data tiering architectures to deal with the massive size and volume of data this requires; however, this unbridled data growth has driven the current disk only based storage solutions to the budget, power and space limit.

Increasing Storage Resources in the Cloud

Storage within the “cloud” involves large, centralized data centers that offer storage resources often combined with computing power, running cloud based applications. The overall benefit of the cloud is a seamless access to personal or corporate data via the internet or “centralized cloud.” The applications are managed by a third party, removing update headaches, while providing a constant up-to-date solution for the customer. There are stand-alone cloud offerings for storage providing many of the same benefits for the user. No longer does the customer have to manage the ever-expanding physical storage in the data center, they simply order more capacity from the cloud provider. All of the concerns around data integrity, protection, and disaster abatement are managed by the cloud provider, removing significant headaches from the customer’s plate. There are multiple deployment models such as private clouds, public clouds and hybrid clouds, all designed to solve specific needs for the customer. Regardless of the deployment type, there are significant storage requirements and the need to archive specific data assets.

Competitive Strengths

We believe we are well positioned to meet the rapidly growing needs of OEM, VARs and SIs for their customers’ archive solutions because we possess the following key business strengths:

·	Intellectual Property – Crossroads has been a technology innovator from its founding in 1996. This creativity has been leveraged to create unique solutions to tough problems that exist in providing answers to the data growth problem. We are very focused on protecting this intellectual property by filing patents supporting this development effort and have 105 granted patents and 32 in process within the Patent Trademark Office (“PTO”) as of April 2013.
·	Tape Systems Interfacing – Crossroads is unique in the market in our experience with the management and interfacing with the variety of tape drive and library manufacturers. While these devices follow the industry standards, there are always nuances and operational results that are different for each. Over the course of the last 16 years, Crossroads has developed and brought to market solutions that create a seamless interoperability with the variety of manufactures providing the customer with a quality, reliable and repeatable solution regardless of the chosen tape vendor.

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·	Tape System Reliability – Crossroads has leveraged our tape device interfacing expertise to create a real-time, holistic view of the tape drive, library and media. This capability allows us to proactively manage the physical data store such that issues which might cause long term damage or data loss can be more readily avoided thus providing a highly reliably, long term storage system.
·	Storage Archive Optimization – Crossroads has solved the challenges of creating random accessibility for the individual user accessing their files with linear tape devices. Our technology provides a simple, familiar interface for the user, requiring nothing special or unique on their part, while storing and accessing archive data from linear tape.
·	Seamless Scalability – Customer archive storage needs are forever growing and Crossroads has created the ability to scale the archive storage without requiring any customer downtime or reset. As their needs grow, the capacity can scale by simply enabling additional capacity via a software license key. No additional hardware is required, no reset of the system and no changes to the user’s computers.

Growth Strategy

Our objective is to grow our business as a provider of shared storage solutions that provide data protection and archive functionality driving our business towards profitability. To achieve our objective, we intend to focus on organic revenue growth. We intend to expand our network of OEM, VARs and SIs focused on our initial target verticals for StrongBox and add features to our current StrongBox product to target new market verticals.

Since 2005, we have evolved from a hardware commodity storage company to a software solutions and services provider. The investment in R&D and the strategy to create tape monitoring and virtualization solutions enabled us to bring new products to market while developing the Crossroads’ StrongBox product.

Tape is a high-capacity, low-cost solution for securing large amounts of backup and archive data, while providing the lowest cost, most portable and environmentally friendly solution. Use of tape continues to increase sharply as the amount of electronic information grows and enterprises face increasing legal and regulatory pressure to store electronic information.

Our strategy is to deliver solutions into focused markets where the data generated is critical to the ongoing operations of the business. We also target entities that generate specific data types such as imaging and video, where data compression does not exist and where the data they generate is projected to continue growing exponentially into the foreseeable future. This strategy takes advantage of the built in cost benefits of tape-based storage over disk-based storage since the advantages of tape (scalability, reliability, cost) are greater when data retention requirements and the value of that data are high. Additionally, rich content media does not compress or de-duplicate, further reducing the options of disk based solutions.

Our product strategy consists of tactical business operation solutions with the primary focus of being the first to market with the LTFS open-standard, low-cost, highly reliable tape-based enterprise NAS storage. While LTFS is an open-standard based technology, StrongBox is a proprietary solution that leverages LTFS to provide enterprise NAS solutions. While the LTFS specification allows tape to be accessed directly, Crossroads has developed and applied for patents for the technology that allows the seamless handling of data in such a manner to allow for applications to interact with the stored data as if it were on spinning disk. We believe this technology is critical to the storage market in general and specifically to the archive market and feel that our IP generated will be required for its effective wide-spread use thereby providing Crossroads with market differentiation and legal protection. We have filed multiple patents protecting our valuable Intellectual Property (“IP”) generated through the creation of StrongBox. Many of the mechanisms and processes needed to create a tape-based enterprise NAS were challenging and we believe we employ some of the industry’s most knowledgeable tape engineers. In fact, Crossroads has been a proven innovator in tape-based solutions since its inception in 1996.

Our go-to-market strategy mirrors our product focus. We expect to continue to expand our VAR, OEM and SI partners with a focus on the rich content media verticals. We carefully select partners that have specific industry knowledge and are respected for their support and expertise at the end customer. Our sales force is also hired for their vertical market experience and capability to communicate and understand specific vertical requirements.

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We have developed and continue to develop a strong patent portfolio as a result of our research and development efforts, something we believe gives us a sustainable competitive advantage. We believe we have an extensive and distinctive knowledge about tape and have focused on protecting our IP through a licensing campaign. Licensing fees have been an ongoing component of revenue as a result of this licensing campaign. We maintain an active licensing program related to the ’972 patent family which has been licensed to over 40 of the leading storage industry providers. We pursue licensing fees for past shipments and recurring licensing fees related to ongoing shipments. We believe that we may be able to use the other components of our intellectual property portfolio to generate revenues through multiple avenues as well.

Our Current Revenue Sources

We generate a portion of our revenue through an IP licensing campaign in which companies contractually agree to pay us either an upfront licensing fee, or a combination of upfront initial fees as well as on-going licensing fees for use of our ‘972 family of patents. Our products are mainly delivered as software via a hardware appliance. We also provide post contract support, or PCS, and professional services. Our products include:

·	StrongBox offers a NAS storage solution focused on low cost, data archive with built in data protection;
·	SPHiNX® provides data protection from the desktop to the data center, functioning as a virtual tape library to ensure holistic data protection;
·	ReadVerify® Appliance (RVA®) proactively monitors tape media and the overall health of tape drives; and
·	Fibre Channel (FC) Storage Bridges and Storage Routers offer connectivity and protocol conversion from the FC Storage Area Network (“SAN”) to Small Computer System Interface (“SCSI”) tape and disk storage device interfaces.

StrongBox

StrongBox offers organizations the ability to archive their valuable corporate data assets without disrupting their current architectures at a fraction of the cost of existing disk-only based solutions. The StrongBox solution is a shared file storage system, which stores the files on open standard LTFS physical tapes. The StrongBox system also provides the necessary data protection, data security, and online access of files required in a customer’s active archive environment.

We believe StrongBox addresses a large and expanding market providing an innovative solution to significant customer problems. Rich content media is growing at an exponential rate and is projected to be over 160,000 petabytes by next year. This content is ideal for StrongBox as the data must be stored for years, yet an individual file must be available within minutes to an end user through the simple click of their mouse. In many cases, hundreds if not thousands of terabytes are being generated by companies ranging from a few employees to thousands of employees based on the nature of their business. Regardless of size, no business can afford to keep decades old content on spinning disk due to its acquisition cost, but more importantly, the cost to continuously power the disk array and pay maintenance on the physical hardware. Additionally, disk arrays are only supported for three to five years requiring wholesale replacement multiple times over the life of the data. StrongBox enables this click and open access yet stores the information on highly reliable, scalable tape media. The StrongBox manages and verifies the data and auto-migrates the files over time as new higher-capacity tape drives become available. Therefore, the customer has a solution providing file access to the end user within minutes regardless if the data was created yesterday or 20 years ago.

We have over 12 years of tape experience and knowledge, which has enabled us to be first to market with StrongBox. This experience has created Crossroads’ specific capabilities and solution offerings which we believe are critical to customer acceptance of a tape-based storage system. We are currently driving our marketing and sales efforts to introduce StrongBox in the market, and to accelerate and drive StrongBox revenue.

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We deliver our current offerings to the market through hardware appliances. This strategy allows us to use off-the-shelf hardware platforms, which can easily be customized to support specific OEM or SI specifications. We believe this strategy provides us with low-cost, high performance options that can be quickly deployed with minimal disruption to customers all the while minimizing inventory.

Substantially all of our current products have been sold in combination with support and services contracts. Our support and services contracts are typically offered for periods of one to three years. We mainly sell these products through a network of OEMs, SIs and VARs.

SPHiNX

SPHiNX provides complete disaster recovery capabilities for mid-range server, open systems and the desktop host environment and is designed to scale easily to grow with a customer’s business. As a primary repository for data center backups, SPHiNX can be used as secondary tiered storage for replicated data to meet disaster recovery requirements. As a disk-based data protection solution, SPHiNX maximizes reliability and improves backup and restore success rates by eliminating associated drive or media errors. SPHiNX offers flexible functionality as a virtual tape library for rapid, reliable data recovery with reduced data loss and minimal downtime. SPHiNX is delivered via a dedicated appliance with hot swappable drives and redundant power supplies to ensure high system availability.

The increasing data storage needs of companies are forcing storage administrators to implement faster and more reliable backup systems to protect their corporate data. We believe that existing solutions have not been adequate. With SPHiNX, backups can be streamlined for improved performance, and restores are exponentially faster than using traditional tape drives. Multiple host systems can be secured and connected to SPHiNX as a shared resource for several systems or partitions with multiple backup streams supported from any single system. With immediate access to stored data, SPHiNX drastically reduces recovery time to meet increasing stringent recovery time objectives and recovery point objective requirements. A customer can reduce capital expenditures and operational expenses by consolidating the number of tape devices and media that must be maintained. We believe that customers looking to migrate away from older tape backup solutions face a significant problem integrating new storage technologies with existing backup software applications. We have been successfully integrating our solutions with other leading technologies for more than 15 years. Incorporating the technology we have developed, SPHiNX can emulate many standard tape drive and library formats to be compatible with existing backup applications. SPHiNX can integrate with most leading backup applications with no disruption to current backup policies and processes.

SPHiNX provides the ability to replicate backups remotely by synchronizing data copies over a WAN between a local SPHiNX and one or more remote SPHiNX systems, which can reduce offsite storage or eliminate tape handling altogether while enabling immediate access of data. Cloud computing, data center consolidation, hosted disaster recovery and other IT trends have created a need to move more data remotely at higher speeds. SPHiNX provides WAN acceleration options to maximize data transfers, providing scalability, network efficiency, security and bandwidth control.

SPHiNX provides an option to encrypt data in compliance with regulatory and company security policies. With SPHiNX, you can encrypt data as it is stored or wait for idle times if faced with short backup windows. SPHINX can also completely offload the encryption algorithm processing by passing a generated key to a physical tape device equipped with a hardware encryption chipset.

SPHiNX is sold primarily as a branded offering in our VAR channel in the US and Europe. Several of our channel partners focus on midrange system customers such as Unix, IBM and HP NonStop, where we believe that SPHiNX provides a compelling cost and compatible solution for data protection needs. SPHiNX also provides channel partners to small and mid-size businesses a low entry-cost data protection solution that can scale with a company’s data growth. Additionally, SPHiNX is sold by OEM partners as a co-branded or rebranded product line for tape backup replacement or augmentation. We believe that the key values of SPHiNX for our OEMs are that it saves their customers money through data reduction and consolidation, it improves efficiency of backup operations and it reduces risk by providing data encryption and replication technologies to protect their customers’ valuable data.

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ReadVerify Appliance

Our ReadVerify Appliance (“RVA”) proactively validates the integrity of tape backup systems and provides an easy to use, real-time way to monitor, track and report on the performance, utilization and health of tape devices and tape media. Providing visibility into the causes of incomplete or failed backups, RVA helps customers address media and hardware issues before a catastrophic failure threatens their data and business.

RVA proactively monitors tape backups and reports cartridge and drive statistics collected during backup operations. Automatic alerting and reporting provides critical information on impending media or drive failures, overall utilization and performance of tape media and drives. RVA uses built-in reporting for load balancing and to proactively address media and hardware failure.

ArchiveVerify, or AV, an optional feature for RVA, reduces the risk of losing data stored on tape and reduces backup and archive costs. With AV, verification procedures are automatically initiated, and analysis conducted on the entire written length of tape media to ensure that what has been written to tape can be read back. Reporting capabilities help fulfill requirements for service level agreements and regulatory compliance audits.

To improve reliability of data protection operations and manage tape resources in an environmentally friendly way, a comprehensive tool to statistically measure and analyze backup system and media performance is needed. RVA is a tape backup system monitoring appliance that installs and configures easily and immediately begins reporting on the health of the backup infrastructure, including individual tape media. Too often, when a backup application reports media errors, the assumption is the media is bad and the tape is discarded. However, tape drives are often the root cause of errors, and a misdiagnosis can lead to throwing away good media leading to additional costs. RVA provides a method to diagnose a degrading backup environment and correctly identify root cause. Using RVA, tapes will not be disposed of until they truly reach end-of-life.

RVA is a mature product, having launched in 2006. It is sold through our existing VAR channel partners as a companion to tape library sales, or as an after-market add-on monitoring tool to existing tape library environments. RVA is also sold through OEM partners who co-brand or rebrand RVA as a product sale or as a service offering. In addition to providing a library monitoring service, with the Archive Verify feature Crossroads or its partners can provide a service built around analyzing a customer’s existing archival tape store to ensure the data written to tape can be read back.

Fibre Channel (FC) Storage Bridges and Storage Routers

Our Fibre Channel Storage Bridges and Routers provide connectivity and protocol conversion from the Fibre Channel (FC) Storage Area Network (SAN) to tape and disk storage device interfaces. Our bridges provide value by extending the useful life of SCSI storage resources and aggregating device ports to save on switch port expenses. They are simple to deploy via either rack or desktop, manage using command line interface (“CLI”) or Ethernet interface options and support with field updateable firmware. Our bridges are designed to add reliability to SANs by detecting and tracking path readiness and network event errors and reporting configuration issues and conflicts.

The Crossroads’ Storage Bridge and Router product line is mature, having been developed and sold since the company’s inception. The Company has begun to end of life these products. We will continue to receive maintenance as these products will continue to be supported through various dates ending April 17, 2015.

Intellectual Property

Our future success as a company will depend in part upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary contractual protections. Our registered trademarks in the United States are “Crossroads,” “Crossroads Systems,” “FMA,” “NearEdge,” “ReadVerify,” “RVA,” “ShareLoader,” “Strongbox,” “TapeSentry,” “XpanDisk,” and “XpanTape.”

We develop and protect our technology and know-how, principally in the field of data storage. As of July 31, 2013, we held 105 U.S. patents and have 32 pending U.S. patent applications. We also hold a number of foreign patents and patent applications for certain of our products and technologies.

In July 2013, in connection with our entry into the Fortress Transactions, we transferred 109 pending or granted non-’972 patents, which constitute substantially all of our patents other than those relating to the company’s ’972 patent family, to a limited partnership of which we are a limited partner and an affiliate of Fortress is the general partner. The limited partnership concurrently provided the company a non-exclusive license to the assigned non-’972 patent rights for the life of such patents, subject to earlier termination if we undergo an insolvency event.

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It is unknown if any of the pending patent applications will issue as patents. The patent applications may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable.

Although we believe that our patents and applications have significant value, rapidly changing storage industry technology means that our future success will also depend heavily on the technical competence and creative skills of our employees.

United States patent filings are intended to provide the holder with a right to exclude others from making, using, selling or importing to the United States the inventions covered by the claims of granted patents. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Our issued United States patents, and any future patents that may be issued, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents.

In addition to the foregoing protections, we generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls. This includes contractual protections with employees, contractors, customers and partners, and our software is protected by United States and international copyright laws.

Although we rely on patent, copyright, trade secret, trademark and other intellectual property laws to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product support and services are essential to establishing and maintaining a technology leadership position. We cannot be sure that others will not develop technologies that are similar or superior to our technology.

Protecting against the unauthorized use of our patents, trademarks and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation has been necessary in the past, and may be necessary in the future, to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could be costly and divert management resources, either of which could harm our business. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

In addition, we have transferred substantially all of our patents other than those relating to the company’s ’972 patent family to a limited partnership with Fortress as part of a loan transaction. Fortress, as the general partner, generally has the ability to control any pursuit by this limited partnership of any intellectual property monetization activities. We face various risks associated with the assignment of these non-’972 patent rights to an entity that we do not control, in particular that Fortress may not take actions that we believe would be in our best interest and that disagreements with Fortress could result in operational impasses and adversely impact our ability to monetize the non-’972 intellectual property. We are heavily reliant on Fortress as we have a limited ability to direct the monetization strategies (or to determine whether any are pursued) for our intellectual property assigned to this partnership.

PCS and Professional Services

Most product sales include PCS services, which consist of software updates and customer support. Software updates provide customers access to maintenance releases and patches released during the term of the support period. Support includes telephone and internet access to technical support personnel and hardware support.

We offer tiered customer support programs through the sale of support and services, or PCS, contracts. Customers that purchase PCS services are granted rights to accelerated shipment of replacement parts or onsite hardware repair and support, and software updates and maintenance releases that become available during the support period. Our support and services contracts are typically offered for periods of one to three years. We offer product support to all of our customers, including those customers who purchase our appliances through our channel partners.

North American customers are supported from our headquarters in Austin, Texas. European customers are supported by a third-party vendor located in Europe, in addition to our headquarters.

Out-of-warranty repairs are included in product revenue and recognized upon completion of the repair. On occasion, installation and professional services may also be delivered with the product as part of a bundled solution.

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Principal Markets and Distribution Channels and Marketing

We employ a multi-channel distribution strategy, selling products and services to end users through channel partners such as OEMs, SIs and VARs. We have over 50 channel partners in the US and Europe that help market and sell our appliances, typically with the assistance of our sales team. Our sales force is responsible for managing and overseeing sales within their geographic territories, including North America and Europe. This joint sales approach combines the benefit of our having relationships with substantially all of our customer accounts with the reach and relationships of our channel partners, especially internationally. We intend to expand these channel partner relationships, and add new channel partners in the future to further extend our distribution coverage.

We focus our marketing efforts on communicating product advantages, generating qualified leads for our direct sales force and channel partners and increasing brand awareness. We rely on a variety of marketing efforts, including tradeshows, advertising, public relations, industry research and our website. In addition, we work closely with a number of technology partners, including some of the leading suppliers of storage infrastructure products, on co-marketing and lead-generation activities in an effort to broaden our marketing reach.

Customers

Customers for our products and services include a variety of OEMs, SIs and VARs in order to reach end user customers from small businesses to government agencies and large, multinational corporations. Our customers also include parties that we have entered into contracts with for the use of our patented technology through our licensing campaign. Our sales are concentrated with several key customers. In fiscal year 2012, sales to our top three customers represented 69.7% of revenue in fiscal 2012 and 79.7% of revenue in fiscal 2011.

A large portion of our revenue comes from either our licensing campaign or OEM relationships. OEM relationships require several years to begin and must be considered in our time to market requirements. We are party to a software license and distribution agreement with Hewlett-Packard (“HP”) whereby we license to HP certain software products and intellectual property rights for use in HP’s products. HP pays us royalties and support fees pursuant to contractual formulas in the agreement. Sales to HP comprised 49.1% of revenue in fiscal 2012, compared to 71.3% of revenue in fiscal 2011, which included IP license revenue.

Competition

The market for our products is highly competitive and is driven by rapidly changing technology. While all of our solutions surround the tape-based markets, not all solve the same problem and therefore, the competition for each varies.

StrongBox

The StrongBox solution is an enterprise NAS device and competes within the NAS market. StrongBox is unique in that it is the only tape-based pure NAS in the market. Disk based competitors include companies such as EMC Corporation, Data Direct Network, and NetApp, Inc.; however, we also can partner with these same providers in cases where customers require low-cost, long-term archival storage. This cooperative competition occurs mostly in the large data environments where the customer is defining the solution. For smaller data environments, there are a variety of competitors including Amplidata, Rorke Data, Active Storage and Aberdeen. In this space, it is truly a choice between StrongBox or the competitor’s NAS. Our position against competitors is based on price and the built-in data protection the StrongBox provides that disk-based solutions cannot.

There are other tape-based file storage solutions that we compete with in specific markets and industries. These solutions have been labeled as hierarchical storage managers (“HSMs”). There are significant differences between the StrongBox and these solutions: (1) HSM requires agents to run on each of the users systems, while StrongBox does not; (2) the HSM creates proprietary media that requires the exact version and catalog of the HSM to read, while StrongBox uses LTFS (an open standard) that can be read on any LTFS supported device; (3) the HSM requires a proprietary interface for users, while StrongBox allows the use of standard file browsers like Windows Explorer and Mac Finder; (4) HSM is complex, difficult to install and manage, while StrongBox takes less than half an hour to install and requires little management post set-up; (5) most HSMs are expensive, while StrongBox costs less because there are fewer components and less required management.

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There are LTFS based solutions in the market from companies like IBM, Quantum, and Cache; however, they are targeted to the single-system, non-enterprise environments. These solutions generally only scale to approximately 35 terabytes where a StrongBox can scale into the hundreds of petabytes. We believe that none of them provide enterprise NAS functionality – which we consider to be the most basic, the ability for multiple users to write and read from the NAS. It is possible that we might compete at the very low end of this space; however, we believe the features and functionality a StrongBox provides far outweigh the few thousand dollars difference in customer cost.

SPHiNX

In addition to competing with traditional providers of tape-based storage systems, such as Oracle, IBM, HP and Quantum Corporation, we compete with other virtual tape storage companies such as TSI, Falconstor Software Inc. and EMC. Some of our competitors sell, or have announced plans to sell, products and services to connect, protect and secure business-critical data that compete directly with our offerings.

In general, while these companies have product offerings that have similarities to our solutions, we believe our go-to-market approach either positions us outside of their target markets or positions us in a niche market where other competitors have not chosen to offer competing solutions. We believe the principal factors on which SPHiNX competes are as follows:

·	highly scalable, enterprise-class designs;
·	innovative features and functionality;
·	integrated virtualization technology;
·	product features and enhancements, including ease of implementation and use, performance, scalability, reliability, replication and multi-protocol support;
·	high performance, low latency storage routing;
·	product pricing and total cost of ownership;
·	product interoperability with customer networks and backup software;
·	industry credibility and emerging market presence; and
·	customer support and services.

RVA

The main competitor for RVA is the market itself. There are no stand alone, software competitors to the RVA in the market. There are storage system managers that monitor disk-based storage but the RVA is unique in that it monitors tape drives, media and libraries. There are other tools that some of the tape library manufacturers provide such as those provided by SpectraLogic and Oracle; however, those solutions only work within a single library and only for their library. The RVA works across multiple libraries and different manufacturers as well as providing richer-content trending analysis and reporting details.

We continue to pursue strategic OEM and SI relationships for our products and services, which, along with our growing branded VAR channel, we expect to expand the breadth and reach of our solutions worldwide. As one of the few storage software companies with deep tape based knowledge, we offer solutions that can augment the offerings of larger suppliers without competing directly with their products to meet particular customer needs that we believe other companies’ offerings do address. However, many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing and other resources than we have. Our competitors may offer to sell their products and services at more attractive prices than we offer, and potential customers may prefer to purchase from their existing vendors rather than a new vendor regardless of product performance or features. Some of our competitors have also entered into relationships with original equipment manufacturers, or OEMs, that could provide those competitors with sales, marketing, distribution and other advantages.

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Employees

As of July 31, 2013, we had 99 employees in offices around the world. Of the total employees, 35 were engaged in sales and marketing, which includes business development, 8 of which operate in our sales and support office in Germany, 47 in research and development and 17 in general and administration, support and services and operations, three of which were fully allocated to costs of revenue departments. None of our employees are represented by a labor union, and we consider current employee relations to be good.

Environmental Compliance

Our business involves purchasing finished goods as components from different vendors and then assembling and configuring these components into finished products at our facilities. Accordingly, we are not involved in the actual manufacturing of components, which can often involve significant environmental regulations with respect to the materials used, as well as work place safety requirements. Our operations and properties, however, do remain subject in particular to domestic and foreign laws and regulations governing the storage, disposal and recycling of computer products. For example, our products are subject to the European Union’s Directive 2002/96/EC Waste Electrical and Electronic Equipment and Directive 2002/95/EC on Restriction on the Certain Hazardous Substances in Electrical and Electronic Equipment. To date, we have not been the subject of any material investigation or enforcement action by either U.S. or foreign environmental regulatory authorities. Further, because we do not engage in primary manufacturing processes like those performed by our suppliers who are industrial manufacturers, we believe that costs related to our compliance with environmental laws should not materially adversely affect us.

Legal Proceedings

On September 1, 2010, we filed a lawsuit against 3Par, Inc., American Megatrends, Inc., Rorke Data, Inc., D-Link Systems, Inc., Chelsio Communications, Inc., DataCore Software Corporation, and IStor Networks, Inc. in a lawsuit styled Crossroads Systems, Inc. v. 3Par, Inc. et al, Civil Action No. 1:10-CV-652-SS (W.D. Tex – Austin Division) alleging infringement by each of the defendants of one or both of U.S. Patent Nos. 6,425,035 and 7,051,147. Settlement was reached with all of the defendants and this case has been dismissed on October 23, 2012.

On February 2, 2012, we filed a lawsuit against Infortrend Corporation, Aberdeen LLC, Boost Systems, Inc., iXsystems, Inc. and Storageflex, Inc. in a lawsuit styled Crossroads Systems, Inc. v. Infortrend Corporation et al, Civil Action No. 1:12-CV-00104-SS (W.D. Tex – Austin Division) alleging infringement by each of the defendants of one or both of U.S. Patent Nos. 6,425,035 and 7,051,147. Settlement of this case has been reached and this case has been dismissed on October 31, 2012.

On July 23, 2012, Infortrend Corporation filed a lawsuit styled Infortrend Corporation v. Crossroads Systems, Inc., United States District of Delaware, Civil Action No. 1:12-CV-00968-UNA in July 2012. This is an action alleging that Crossroads Systems, Inc. has infringed Infortrend Corporation’s United States Patent No. 7,310,745 (the “745Patent”). Infortrend Corporation alleges that Crossroads Systems, Inc. makes, sells, offers for sale, and/or uses in the United States a product that infringes the claims of the ’745 Patent. Settlement of this case has been reached and this case was dismissed on October 31, 2012.

We filed a lawsuit on November 27, 2012 against Addonics Technologies, Inc., Crossroads Systems, Inc. v. Addonics Technologies, Inc.; Civil Action No. 1:12-CV-1090-SS  (W.D. Tex – Austin Division), alleging infringement by the defendants of U.S. Patent Nos. 6,425,035 and 7,934,041. Settlement of this case has been reached and this case was dismissed on March 22, 2013.

In addition to the above lawsuits, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently involved in any legal proceeding in which the outcome, if determined adversely to us, would be expected to have a material adverse effect on our business, operating results or financial condition.

Properties

We lease approximately 37,800 square feet of office space in Austin, Texas, which serves as our principal executive offices, laboratory, data center and administrative space. The original lease was effective October 31, 2005, and the term of the lease expires in February 2015. Under the term of the lease, we pay rent of approximately $375,000 per year. We also lease a 3,415 square foot sales office in Schwabisch Gmund, Germany. The lease is a month-to-month term, and we pay rent of approximately $53,000 per year.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Richard K. Coleman, Jr.	56	Interim President, Chief Executive Officer and Director
Brian Bianchi	46	Chief Operating Officer
David Cerf	47	Executive Vice President of Business and Corporate Development
Jennifer Ray Crane	41	Chief Financial Officer
Bernd R. Krieger	59	General Manager, Europe
Jeffery E. Eberwein	42	Director, Chairman of the Board of Directors
Don Pearce	69	Director
Robert G. Pearse	53	Director

Richard K. Coleman, Jr. has served as a director since April 2013 and as President and Chief Executive Officer since May 2013. Mr. Coleman is a private investor and technological advisor. His company, Rocky Mountain Venture Services (RMVS) has helped technology companies plan and launch of new business ventures and restructuring initiatives since 1998. He has served in a variety of senior operational roles including CEO of Vroom Technologies, COO of Metronet Communications, and President of US West Long Distance and has also held significant officer level positions with Frontier Communications, Centex Telemanagement, and Sprint Communications culminating in his appointment to lead its Technology Management Division. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R & D projects. He has served as an Adjunct Professor for Regis University’s Graduate Management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman has served on a number of private, public, and non-profit boards and currently serves on the boards of directors of NTS, Inc., a NYSE MKT-listed broadband services and telecommunications company, where he serves as Chairman of the Strategy Advisory Committee, On Track Innovations Ltd., a Nasdaq-listed smart card company, and Aetrium Incorporated, a Nasdaq-listed equipment producer for the semiconductor industry, where he serves on the Compensation Committee. Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School. We believe Mr. Coleman’s qualifications to serve on our Board of Directors include his extensive expertise and experience in technology-related industries.

Brian Bianchi has served as our Chief Operating Officer since January 2008. Mr. Bianchi served as our Vice President, Engineering Development from November 2004 to January 2008. From May 2002 to October 2004, Mr. Bianchi served as our Director of Development and Product Test. From April 1998 until April 2002, Mr. Bianchi served in various engineering capacities at Crossroads. Prior to joining us, from May 1996 to March 1998, Mr. Bianchi served as Technical Program Manager for Hewlett Packard. From June 1988 to April 1996, Mr. Bianchi served in various capacities at Convex Computer Corporation, including Networking & I/O Software Manager. Mr. Bianchi received a Bachelor of Arts in Computer Science from the University of Texas, Austin.

David Cerf has served as our Executive Vice President of Business and Corporate Development since April 2005. Prior to joining us in 2005, Mr. Cerf served as Vice President of Sales and Business Development at NexQL, a provider of advanced database acceleration technologies since 2002. Prior to NexQL, Mr. Cerf co-founded 360World, a national provider of video/imaging solutions. In 1988, as the Founder and Managing Director of the Dallas Business Incubator, Mr. Cerf was responsible for the development and funding of more than 50 new high-growth startup companies.

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Jennifer Ray Crane has served as our Chief Financial Officer since November 2008. Ms. Crane joined Crossroads in 2003 as Financial Controller and currently leads our financial and legal teams. Prior to joining us, Ms. Crane held senior positions at Deloitte&Touche LLP and PriceWaterhouse Coopers LLP. Jennifer is a Certified Public Accountant licensed in the state of Texas, an active member of the Financial Executive Institute (FEI) association as well as the American Institute of Certified Public Accountants (AICPA) and holds a Bachelor of Business Administration from the University of Texas at Austin.

Bernd R. Krieger has served as our General Manager, Europe since November 2008. With more than 30 years of experience in the data storage and backup industry, Mr. Krieger joined Crossroads in 2007 as the Head of European Sales. Previously, Mr. Krieger held general manager and CEO positions at several IT companies, with experience in sales and multi-country operations. Prior to joining Crossroads and after 2005, Mr. Krieger served as General Manager, Sales and Marketing at Data Global GmbH. Mr. Krieger also previously served as CEO of Entire Software AG, and Director of International Sales at Grau (ADIC). Mr. Krieger brings strong relationships with established partners and resellers throughout the IT industry, as well as Global 1000 companies.

Jeffrey E. Eberwein has served as a director since April 2013 and as the Chairman of our Board of Directors since our 2013 annual meeting of stockholders in June 2013. Mr. Eberwein has 20 years of Wall Street experience and is the Founder and CEO of Lone Star Value Investors, LLC, an investment firm. Prior to founding Lone Star in January 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein is Chairman of the Board of Digirad Corporation, a Nasdaq-listed medical imaging company where he serves on the Compensation, Corporate Governance and Strategic Advisory Committees. Mr. Eberwein has also served as on the board of directors of Goldfield Corporation, a NYSE MKT-listed company in the electrical construction industry, since May 2012 where he serves on the Audit Committee, NTS, Inc., a NYSE MKT-listed broadband services and telecommunications company, since December 2012 where he serves on the Compensation and Corporate Governance Committees, On Track Innovations Ltd., a Nasdaq-listed smart card company, since December 2012 where he serves as Chairman of the Compensation Committee and on the Audit Committee, and Aetrium Incorporated, a Nasdaq-listed equipment producer for the semiconductor industry, since January 2013 where he serves on the Audit and Corporate Governance Committees. Mr. Eberwein is the Treasurer and serves on the Executive Committee of the Board of Hope for New York, a 501(c)(3) organization dedicated to serving the poor in New York City. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin. We believe that Mr. Eberwein’s qualifications to serve on our Board of Directors include his expertise in finance and experience in the investment community. Both by education and by professional experience, Mr. Eberwein has had extensive exposure to analysis of financial statements and financial reporting matters and qualifies as an “audit committee financial expert” under Securities and Exchange Commission guidelines.

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Don Pearce joined our Board of Directors in May 2009 and served as Chairman of the Board from May 2010 to November 2011. He also served as Vice President for the Texas division of Alliance Technology Group from April 2009 to January 2011 and before then served as a Regional Sales Manager for Sun Microsystems from October 2005 until June 2008. In addition, Mr. Pearce founded and has been the owner of Pearce Advisory Services since June 2008, a company specializing in consulting with technology companies in how to increase sales. Beginning his career with 12 years in systems and sales management at IBM, Mr. Pearce was employed in Sales and Sales Management at Amdahl Corp where his Division led the company in revenue 13 of 20 years. He then held executive Sales Management positions at Tarantella, StorageTek and Sun Microsystems. He has also served as a member of the Advisory Board for the Computer Science Engineering Department at Southern Methodist University since April 2002 and holds a B.S. in mathematics from SMU. He earned a M.S. in mathematics from Louisiana State University, where he also taught Mathematics for two years. We believe Mr. Pearce’s qualifications to serve on our Board of Directors include his extensive experience in storage sales as well as a global network of industry contacts. Mr. Pearce is also a recognized leader in business management with a significant track record of delivering revenue generating strategies within the high-tech sector.

Robert G. Pearse has served as a director since April 2013. Mr. Pearse is a managing partner at Yucatan Rock Ventures, where he specializes in technology investments and consulting, and has served in that position since August 2012. He previously served as vice president of Strategy and Market Development at NetApp, Inc., a computer storage and data management company, from September 2005 to August 2012. At NetApp, which became a Fortune 500 company, Mr. Pearse played an influential role in leading overall corporate growth as well as market and business development. Before joining NetApp in 2005, Mr. Pearse co-founded Yucatan Rock Ventures and served as a managing partner from January 2004 to September 2005. Prior to that, Mr. Pearse spent approximately 17 years in leadership positions at Hewlett-Packard, most recently as the vice president of Strategy and Corporate Development from 2001 to 2004, focusing on business strategy, business development and acquisitions. His professional experience also includes positions at PricewaterhouseCoopers, Eastman Chemicals Company, and General Motors. Mr. Pearse earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1986, and a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology in 1982. We believe Mr. Pearse’s qualifications to serve on our Board of Directors include his extensive business development experience as an executive in the enterprise data management industry.

Board of Directors

Board Composition and Election of Directors

We operate under the direction of our Board of Directors. Our Board of Directors is responsible for the management of our business and affairs. Our certificate of incorporation provides that the number of directors may be determined pursuant to our bylaws, which provide that such number may be determined from time to time by our Board of Directors. However, under our bylaws, the number of directors shall not be less than one. Our directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers. Our Board of Directors is currently comprised of four members.

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Independent Directors

Messrs. Eberwein, Pearce and Pearse qualify as independent directors in accordance with the listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each operates under a charter approved by our Board of Directors. Copies of each committee’s charter are posted on the Corporate Governance section of our website, www.crossroads.com.

Audit Committee

The members of our Audit Committee are Messrs. Eberwein, Pearce and Pearse. Mr. Eberwein chairs the Audit Committee. Mr. Eberwein qualifies as an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules.

Our Audit Committee’s responsibilities include:

·	appointing, compensating, retaining and overseeing the work of any public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;
·	reviewing and discussing with management and the external auditors our audited financial statements;
·	considering the effectiveness of our internal control system;
·	reviewing management’s compliance with our code of business conduct;
·	discussing with management our financial risk management policies;
·	establishing our policy regarding our hiring of employees or former employees of the external auditors and procedures for the receipt, retention and treatment of accounting related complaints and concerns;
·	meeting independently with our external auditors and management;
·	reviewing and approving related person transactions; and
·	preparing the Audit Committee report required by the proxy rules of the Securities and Exchange Commission.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our external advisors must be approved in advance by our Audit Committee.

Compensation Committee

The members of our Compensation Committee are Messrs. Eberwein, Pearce and Pearse. Mr. Pearse chairs the Compensation Committee.

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Our Compensation Committee’s responsibilities include:

·	providing guidance and periodic monitoring for all of our corporate compensation;
·	considering the effectiveness of our employee equity programs;
·	administering our stock incentive plans with respect to our executive officers and employee Board members, including the adjustment of base salary each year;
·	implementing and administering our incentive compensation programs and the authorization of all awards under these incentive programs;
·	administering our employee benefit plans; and
·	approving all perquisites, equity incentive awards, special cash payments or loans made or paid to executive officers and employee Board members and assisting the Board of Directors in succession planning for executive officers.

The Compensation Committee meets with our Chief Executive Officer prior to the start of each fiscal year to discuss the incentive compensation programs to be in effect for such fiscal year. At the end of each fiscal year, the Compensation Committee meets to review the performance of executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 under those programs and award bonuses thereunder. At that time, the Compensation Committee may also adjust base salary levels for executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 and review the overall performance of our employee benefit plans. The Compensation Committee also meets when necessary to administer our stock incentive plan.

The Compensation Committee has determined and reviewed the value and forms of compensation for our named executive officers and other officers based on the committee members’ knowledge and experience, competitive proxy and market compensation information and management recommendations. The Compensation Committee has not engaged a compensation consulting firm in fiscal 2012. The Compensation Committee does not delegate its authority to review, determine and recommend, as applicable, the forms and values of the various elements of compensation for executive officers and directors. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Eberwein, Pearce and Pearse. Mr. Pearce chairs the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee’s responsibilities include:

·	reviewing, developing and making recommendations to our board related to corporate governance guidelines and policies;

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·	reviewing and making recommendations to our board regarding proposed changes to our certificate of incorporation and bylaws;
·	formulating and overseeing procedures to facilitate stockholder communications with our board;
·	reviewing governance related stockholder proposals and recommending board responses;
·	overseeing compliance by our board and its committees with applicable laws and regulations;
·	evaluating the effectiveness of the committee and reporting the results of this evaluation to our board;
·	overseeing risks relating to management and board succession planning, the independence of our board and potential conflicts of interest, and stockholder responses to our business practices;
·	overseeing our board evaluation process including conducting periodic evaluations of the performance of our board as a whole and each board committee and evaluating the performance of board members eligible for re-election;
·	establishing criteria for the selection of new members to our board;
·	reviewing any stockholder nominations for directors and presenting to our board a list of individuals recommended for nomination for election to our board at the Annual Meeting of stockholders;
·	assisting our board in making a determination of each outside director’s “independence” in accordance with Nasdaq rules;
·	formulating and recommending to our board for adoption a policy regarding the consideration of nominees proposed by stockholders for election to our board, and adopting procedures regarding the submission of stockholder nomination requests;
·	reviewing the disclosure included in our proxy statement regarding our director nomination process;
·	monitoring the orientation and any continuing education programs for directors;
·	reviewing the composition of each board committee and presenting recommendations for committee memberships to our board as needed; and
·	reviewing the charter and composition of each board committee and making recommendations to our board for the creation of additional board committees or the change in mandate or dissolution of Board committees

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our senior management and financial employees. A current copy of the code is posted on the Corporate Governance section of our website, www.crossroads.com.

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Executive Compensation

Summary Compensation Table for Fiscal Year 2012

The following table sets forth the total compensation awarded to, earned by, or paid to Mr. Sims, Mr. Cerf and Mr. Bianchi, who are referred to as our “named executive officers,” during the years ended October 31, 2011 and 2012.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Other	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert C. Sims(5)	2011	275,000	84,015	75,014	422,452	4,050	860,531
President and Chief Executive Officer	2012	275,000	42,854	85,706	-	450	404,010

David Cerf	2011	232,500	21,512	43,024	337,961	-	634,997
Executive Vice President of Business and Corporate Development	2012	235,000	24,709	49,419	-	-	309,128

Brian Bianchi	2011	215,000	22,343	44,687	84,490	2,550	369,070
Chief Operating Officer	2012	220,000	27,713	55,425	-	150	303,288

(1)	On December 15, 2011, we awarded cash bonuses of $42,854, $24,709, and $27,713 to Messrs. Sims, Cerf, and Bianchi, respectively, reported in fiscal year 2012. On December 10, 2010, we awarded cash bonuses of $36,529, $21,512, and $22,343 to Messrs. Sims, Cerf, and Bianchi, respectively, reported in fiscal year 2011. Mr. Sims also received a cash bonus of 1% of certain IP revenue in fiscal year 2011, receiving an additional $47,486 during fiscal years of 2011.
(2)	On January 18, 2012, we awarded 16,642 shares of common stock to Mr. Sims. On January 9, 2012, we awarded 9,596 and 10,762 shares of common stock to Messrs. Cerf, and Bianchi, respectively. On January 25, 2011, we awarded 75,319 shares of common stock to Mr. Sims. On December 10, 2010, we awarded 44,355 and 46,069 shares of common stock to Messrs. Cerf, and Bianchi, respectively. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation based on the closing price of our common stock on the date of grant.
(3)	We granted options to purchase 125,000, 100,000, and 25,000 shares of common stock on October 17, 2011 to Messrs. Sims, Cerf, and Bianchi, respectively, at a grant date fair value of $3.38 per share. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years.
(4)	We award cash bonuses through our Patent Award Program. Various levels of bonuses are awarded based on the stage a patent is in through the U.S. patent system. Cash patent bonus awards of $4,050 and $2,550 were awarded to Messrs. Sims and Bianchi, respectively during fiscal year 2011. Cash patent bonus awards of $450 and $150 were awarded to Messrs. Sims and Bianchi, respectively during fiscal year 2012.
(5)	As of May 8, 2013, Mr. Sims ceased to be an officer or employee of the company.

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Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information regarding unexercised options held by each of our named executive officers as of October 31, 2012.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable	Options Exercise Price($)	Options Expiration Date
Robert C. Sims(14)	5,469	(1)	-	4.56	2/12/2013
	7,032	(1)	-	4.56	2/12/2013
	3,907	(2)	-	7.48	8/21/2013
	8,594	(2)	-	7.48	8/21/2013
	14,602	(3)	-	9.72	9/30/2013
	16,649	(3)	-	9.72	9/30/2013
	42,749	(4)	-	5.32	10/19/2014
	19,752	(4)	-	5.32	10/19/2014
	36,000	(5)	-	3.52	3/31/2016
	66,867	(6)	-	4.48	1/31/2017
	31,250	(7)	31,250	1.56	8/25/2020
	62,500	(8)	-	1.56	8/25/2020
	31,250	(9)	93,750	4.75	10/17/2021

David Cerf	57,500	(10)	-	3.40	4/20/2015
	3,750	(5)	-	3.52	3/31/2016
	15,837	(6)	-	4.48	1/31/2017
	25,000	(7)	25,000	1.56	8/25/2020
	50,000	(8)	-	1.56	8/25/2020
	25,000	(9)	75,000	4.75	10/17/2021

Brian Bianchi	5,175	(2)	-	7.48	8/21/2013
	12,500	(11)	-	10.64	2/4/2014
	464	(12)	-	5.56	9/29/2014
	10,537	(12)	-	5.56	9/29/2014
	12,250	(13)	-	4.56	8/31/2015
	12,044	(5)	-	3.52	3/31/2016
	43,991	(6)	-	4.48	1/31/2017
	6,250	(7)	6,250	1.56	8/25/2020
	12,500	(8)	-	1.56	8/25/2020
	6,250	(9)	18,750	4.75	10/17/2021

(1)	This award was fully vested on February 12, 2007.
(2)	This award was fully vested on August 21, 2007.
(3)	This award was fully vested on September 30, 2007.
(4)	This award was fully vested on October 19, 2008.
(5)	This award was fully vested on March 31, 2010.
(6)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 66,867, 15,837, and 43,991 shares of common stock, respectively, on January 31, 2007. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards are fully vested as of January 31, 2011.
(7)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 62,500, 50,000, and 12,500 shares of common stock, respectively, on August 25, 2010. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards will be fully vested as of August 25, 2014. The grant date fair value, based on the Black-Scholes calculation utilized by us, was $1.08 per option. Unvested shares are valued at $33,750, $27,000, and $6,750 for Messrs. Sims, Cerf and Bianchi, respectively as of October 31, 2012.

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(8)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 62,500, 50,000, and 12,500 shares of common stock, respectively, on August 25, 2010. These awards vest 100% on the two-year anniversary of the award. These awards are fully vested as of August 25, 2012.
(9)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 125,000, 100,000, and 25,000 shares of common stock, respectively, on October 17, 2011. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards will be fully vested as of October 17, 2015. The grant date fair value, based on the Black-Scholes calculation utilized by us, was $3.38 per option. Unvested shares are valued at $316,875, $253,500, and $63,375 for Messrs. Sims, Cerf and Bianchi, respectively as of October 31, 2012.
(10)	This award was fully vested on April 15, 2009.
(11)	This award was fully vested on February 4, 2008.
(12)	This award was fully vested on September 29, 2008.
(13)	This award was fully vested on August 31, 2009.
(14)	As of May 8, 2013, Mr. Sims ceased to be an officer or employee of the company.

Employment Agreements and Severance Arrangements

Richard K. Coleman, Jr. Richard K. Coleman, Jr. was appointed to serve as our Interim President and Chief Executive Officer on May 8, 2013. On August 2, 2013, we entered into an at-will employment agreement with Mr. Coleman, effective from the date that he began serving as our interim President and CEO.

Mr. Coleman’s employment is “at-will,” meaning that he or the company may terminate it at any time for any reason (or no reason). The employment agreement has an initial term ending January 31, 2014, and its term is automatically renewed for successive one-month terms thereafter unless Mr. Coleman or the company elects to terminate it.

Mr. Coleman’s employment agreement provides for an annual salary of $275,000, which is the salary that has been in effect since he became the company’s interim President and CEO. His base salary may be increased in the discretion of the Board of Directors or its Compensation Committee.

Mr. Coleman will be eligible for a quarterly performance bonus during the term of the employment agreement, which quarterly performance bonus will have a target payout of $50,000, a minimum payout of $25,000 and a maximum payout of $75,000. The amount paid to Mr. Coleman each quarter will be based on the level of achievement, as determined by the Compensation Committee, of performance objectives that will be developed by the Compensation Committee in consultation with Mr. Coleman. During the term of the employment agreement, such objectives are expected to be based on monetization of the company’s intellectual property assets, cash position or cash flow objectives, earnings or operating performance measures and other strategic objectives to be determined by the Compensation Committee. Mr. Coleman’s quarterly performance bonus for the fiscal quarter ended July 31, 2013 will be pro-rated to reflect the fact that he served as interim President and CEO for part of that quarter. He must be employed with the company on the last day of a fiscal quarter in order to be eligible for a quarterly performance bonus with respect to that quarter. If a change in control of the company (as defined in the employment agreement) occurs during the term of the employment agreement, the quarterly performance bonus for the quarter in which the change of control occurs will be deemed to have been achieved at the “target” level.

During the term of the employment agreement Mr. Coleman will receive a quarterly grant of options to purchase 75,000 shares of the company’s common stock. These quarterly options will be fully vested immediately upon grant and will have an exercise price equal to the fair market value of the company’s common stock on the grant date in accordance with the terms of our 2010 Stock Incentive Plan. The grant date for each quarterly option grant to Mr. Coleman is generally expected to be within our first open trading window following the completion of the fiscal quarter to which that grant relates. In order to be eligible for a quarterly option grant, Mr. Coleman must be employed with the company on the last day of that fiscal quarter. Mr. Coleman’s quarterly option grant for the fiscal quarter ended July 31, 2013 will be pro-rated to reflect the fact that he served as interim President and CEO for part of that quarter.

In the event that Mr. Coleman’s employment is terminated by him or by the company, he will receive accrued and unpaid salary and paid time off. Unless he is terminated for cause (as defined in the employment agreement), he will also receive any earned but unpaid quarterly performance bonus and his quarterly option grant for the most recently completed fiscal quarter. In the event of the termination of Mr. Coleman’s employment, his vested options will remain exercisable until the earlier of twelve months from the termination or such options’ expiration date.

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Robert C. Sims. On May 8, 2013 (the “Separation Date”), Robert Sims ceased to serve as our President and Chief Executive Officer.

In connection with Mr. Sims’ separation from us, we and Mr. Sims entered into a separation offer and release, pursuant to which Mr. Sims will receive the benefits provided for in his Severance Benefit Plan, including the following:

·	for the twelve month period following the Separation Date (“the “Severance Period”), Mr. Sims is entitled to receive severance payments equal to his monthly rate of base salary, which is currently $22,916.66 per month, subject to his agreement not to provide any services, advice or assistance to any entity that provides products or services which are or may be competitive with those offered or proposed to be offered by us, solicit any of our customers, clients, suppliers, agents or other of our associated parties or solicit any of our employees or contractors to alter their relationship with us or accept employment or a consulting arrangement with any person other than us; and

·	each outstanding option that Mr. Sims holds will immediately vest in full and become exercisable until the earlier of the expiration of the option term or the end of the Severance Period. Any options not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable; and

·	we will, at our expense, continue to provide Mr. Sims and his eligible dependents with our paid portion of health care coverage under our medical/dental plan for six months from the Separation Date, or, if earlier, until the first date that he is covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

Severance Benefit Program. We have a severance benefit program for certain members of management, including Mr. Bianchi, and Mr. Cerf. Under the program, should the executive’s employment with us terminate by reason of an involuntary termination at any time, the executive will become entitled to receive the following severance benefits:

·	each outstanding option the executive holds at the time of the involuntary termination will immediately vest in full and become exercisable until the earlier of the expiration of the option term or the end of the twelve month period following the date of the involuntary termination. Any options not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable, which we refer to as the “severance period;”
·	the executive will be entitled to receive severance payments equal to his or her monthly rate of base salary for a period of twelve months, subject to his or her agreement not to provide any services, advice or assistance to any entity that provides products or services which are or may be competitive with those offered or proposed to be offered by us, solicit any of our customers, clients, suppliers, agents or other of our associated parties or solicit any of our employees or contractors to alter their relationship with us or accept employment or a consulting arrangement with any person other than us; and
·	we will, at our expense, continue to provide the executive and his or her eligible dependents with our paid portion of health care coverage under our medical/dental plan until the earlier of the expiration of that number of months equal to one-half of the severance period measured from the first day of the first month following the effective date of the involuntary termination or the first date that he or she is covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

The aggregate present value of the benefits to which the executive may become entitled at the time of the involuntary termination will in no event exceed in amount the dollar amount which yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, referred to as the Code, on the payments and benefits which are provided under the severance benefit program or any other compensation made to the executive in connection with a change in control and which qualifies as parachute payments within the meaning of Section 280G(b)(2) of the Code and the regulations issued thereunder.

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2010 Stock Incentive Plan

General

The purpose of this plan is to provide a means through which we may attract able persons to serve as our employees, directors, or consultants and to provide a means whereby those individuals upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for our welfare. A further purpose of the plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth. Accordingly, the plan provides for granting incentive stock options, options that do not constitute incentive stock options, restricted stock awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant, or director as provided in the plan.

Administration

The plan is administered by a committee of, and appointed by, our board of directors. In the absence of such a committee to administer the plan, the board of directors will serve as the committee. From and after the date upon which we become a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the plan was administered by a committee of, and appointed by, our board of directors that is comprised solely of two or more “outside directors” within the meaning of used in section 162(m) of the Code and applicable interpretive authority under the Code and within the meaning of “Non-employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

The committee has the authority, in its discretion, to determine which employees, consultants, or directors will receive an award, the time or times when an award will be made, whether an incentive stock option or nonstatutory stock option will be granted, and the number of shares to be subject to each option or restricted stock award. In making such determinations, the committee will take into account the nature of the services rendered by the respective employees, consultants, or directors, their present and potential contribution to our success, and such other factors as it in its discretion will deem relevant.

Duration of the Plan

No further awards may be granted under the plan after ten years from the date of adoption of the plan. The plan will remain in effect until all options granted under the plan have been exercised, forfeited, assumed, substituted, satisfied or expired and all restricted stock awards granted under the plan have vested or been forfeited.

Shares Subject to the Plan

The aggregate number of shares of our common stock that may be issued under the plan will not exceed 3,000,000 shares. Shares will be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award or to the extent an award is settled in cash. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to such award will again be available for the grant of an award. From and after the date upon which we become a publicly held corporation, the limitation set forth in the preceding sentences will be applied in a manner that will permit compensation generated under the plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretative authority under the Code, any shares subject to options that are canceled or repriced.

The total number of shares that will be reserved, and that may be issued, under the plan shall automatically increase on the first trading day of each calendar year, beginning with calendar year 2011, by a number of shares equal to four percent (4%) of the total outstanding shares on the last day of the prior calendar year, subject to a maximum annual increase of 250,000.

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Eligibility

Awards may be granted only to persons who, at the time of grant, are employees, consultants, or directors.

Stock Options

The term of each option will be as specified by the committee at the date of grant.

An option will be vested or exercisable in whole or in part and at such times as determined by the committee and set forth in the notice of grant and option agreement. The holder will be entitled to all the privileges and rights of a stockholder only with respect to such shares of common stock as have been purchased under the option and for which certificates of stock have been registered in the holder’s name. The committee in its discretion may provide that an option will be vested or exercisable upon:

·	the attainment of one or more performance goals or targets established by the committee, which are based on:

·	the attainment of one or more performance goals or targets established by the committee, which are based on:
·	the price of a share of common stock,
·	our earnings per share,
·	our market share,
·	the market share of a business unit designated by the committee,
·	our sales,
·	the sales of a business unit designated by the committee,
·	our net income or the net income of a business unit designated by the committee,
·	our cash flow return on investment or of any business unit designated by the committee,
·	our earnings before or after interest, taxes, depreciation, or amortization or of any business unit designated by the committee,
·	the economic value added, or
·	the return on stockholders’ equity;

·	the holder’s continued employment as an employee with us or continued service as a consultant or director for a specified period of time;
·	the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion; or
·	a combination of any of the foregoing.

Each option may, in the discretion of the committee, have different provisions with respect to vesting or exercise of the option. An incentive stock option may be granted only to an individual who is an employee at the time the option is granted. No incentive stock option will be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of our stock or of our parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (1) at the time such option is granted the option price is at least 110% of the fair market value of the common stock subject to the option and (2) such option by its terms is not exercisable after the expiration of five years from the date of grant.

If an option is designated as an incentive stock option in the notice of grant, to the extent that such option (together with all incentive stock options granted to the optionee under the plan and all other of our stock option plans and our parent and subsidiaries) becomes exercisable for the first time during any calendar year for shares having a fair market value greater than $100,000, the portion of each such incentive stock option that exceeds such amount will be treated as a nonstatutory stock option. If the Code is amended to provide for a different limitation from that described in this paragraph, the different limitation will be deemed incorporated in the plan effective as of the date required or permitted by such amendment to the Code. If the option is treated as an incentive stock option in part and as a nonstatutory stock option in part by reason of the limitation described in this paragraph, the optionee may designate which portion of such option the optionee is exercising. In the absence of such designation, the optionee will be deemed to have exercised the incentive stock option portion of the option first. An incentive stock option will not be transferable otherwise than by will or the laws of descent and distribution and will be exercisable during the holder’s lifetime only by such holder or his guardian or legal representative. The price at which a share of common stock may be purchased upon exercise of an incentive stock option will not be less than 100% of the fair market value of a share of common stock on the date such option is granted.

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Except with respect to limitations on incentive stock options described above, the price at which a share of common stock may be purchased upon exercise of an option will be determined by the committee, but in no event will the price be less than 100% of the fair market value of a share of common stock on the date such option is granted.

Restricted Stock Awards

Shares of common stock that are the subject of a restricted stock award will be subject to restrictions on disposition by the holder and an obligation of the holder to forfeit and surrender the shares to us under certain circumstances. The forfeiture restrictions will be determined by the committee in its sole discretion, and the committee may provide that the forfeiture restrictions will lapse upon:

·	the attainment of one or more performance goals or targets established by the committee, which are based on:
·	the price of a share of common stock,
·	our earnings per share,
·	our market share,
·	the market share of a business unit designated by the committee,
·	our sales,
·	the sales of a business unit designated by the committee,
·	our net income or the net income of a business unit designated by the committee,
·	our cash flow return on investment or of any business unit designated by the committee,
·	our earnings before or after interest, taxes, depreciation, or amortization or of any business unit designated by the committee,
·	the economic value added, or
·	the return on stockholders’ equity;

·	the holder’s continued employment as an employee with us or continued service as a consultant or director for a specified period of time;
·	the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion; or
·	a combination of any of the foregoing.

Each restricted stock award may, in the discretion of the committee, have different forfeiture restrictions.

The committee may, in its discretion and as of a date determined by the committee, fully vest any or all common stock awarded to a holder pursuant to a restricted stock award, and, upon such vesting, all restrictions applicable to such restricted stock award will lapse as of such date. Any action by the committee pursuant to this Section may vary among individual holders and may vary among the restricted stock awards held by any individual holder. However, from and after the date upon which we become a “publicly held corporation,” the committee may not take any such action with respect to a restricted stock award that has been granted after such date to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

The committee will determine the amount and form of any payment for common stock received pursuant to a restricted stock award, provided that, in the absence of such a determination, a holder will not be required to make any payment for common stock received pursuant to a restricted stock award, except to the extent otherwise required by law.

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Recapitalization or Reorganization

The existence of the plan and the awards granted under the plan will not affect in any way the right or power of our board of directors or stockholders to make or authorize:

·	any adjustment, recapitalization, reorganization, or other change in our capital structure or business,
·	any merger, share exchange, or consolidation of us or any subsidiary,
·	any issue of debt or equity securities ranking senior to or affecting common stock or the rights of common stock,
·	the dissolution or liquidation of us or of any subsidiary,
·	any sale, lease, exchange, or other disposition of all or any part of our assets or business, or
·	any other corporate act or proceeding.

If we recapitalize, reclassify our capital stock, or otherwise change our capital structure, the number and class of shares of common stock covered by an outstanding option will be adjusted so that the option will thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of common stock then covered by such option.

The shares with respect to which options may be granted are shares of common stock as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, we effect a subdivision or consolidation of shares of common stock or the payment of a stock dividend on common stock without receipt of consideration by us, the number of shares of common stock with respect to which such option may thereafter be exercised:

·	in the event of an increase in the number of outstanding shares, will be proportionately increased, and the purchase price per share will be proportionately reduced, and
·	in the event of a reduction in the number of outstanding shares, will be proportionately reduced, and the purchase price per share will be proportionately increased, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

If a “corporate change” occurs, then no later than:

·	10 days after the approval by our stockholders of the corporate change, other than a corporate change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of our voting stock, or
·	30 days after a corporate change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of our voting stock,

the committee, acting in its sole discretion and without the consent or approval of any holder, will effect one or more of the following alternatives, which may vary among individual holders and which may vary among options held by any individual holder:

·	accelerate the vesting of any options then outstanding;
·	accelerate the time at which some or all of the options then outstanding may be exercised so that such options, or any portion of such options, may be exercised for a limited period of time on or before a specified date, after which specified date all unexercised options and all rights of holders under such options will terminate;
·	require the mandatory surrender to us by selected holders of some or all of the outstanding options held by such holders;
·	make such adjustments to options then outstanding as the committee deems appropriate to reflect such corporate change; or
·	provide that the number and class of shares of common stock covered by an outstanding option will be adjusted so that such option will thereafter cover the number and class of shares of stock or other securities or property to which the holder would have been entitled pursuant to the terms of the agreement of merger, consolidation, or sale of assets or dissolution if, immediately prior to such merger, consolidation, or sale of assets or dissolution, the holder had been the holder of record of the number of shares of common stock then covered by such option.

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A “corporate change” means either:

·	we will not be the surviving entity in any merger, share exchange, or consolidation or survive only as a subsidiary of an entity;
·	we sell, lease, or exchange, or agree to sell, lease, or exchange, all or substantially all of our assets to any other person or entity;
·	we are to be dissolved and liquidated;
·	any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or
·	at such time as we become a reporting company under the Exchange Act as a result of or in connection with a contested election of directors, the persons who were directors before such election will cease to constitute a majority of our board of directors.

Amendment and Termination

Our board of directors in its discretion may terminate the plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Our board of directors has the right to alter or amend the plan or any part of the plan from time to time; provided that no change in any award theretofore granted may be made that would impair the rights of the holder without the consent of the holder. However, our board of directors may not, without approval of the stockholders, amend the plan to increase the maximum aggregate number of shares that may be issued under the plan, change the class of individuals eligible to receive awards under the plan, or otherwise modify the plan in a manner that would require shareholder approval under applicable exchange rules.

2012 Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended October 31, 2012, other than a director who also served as an executive officer.

	Fees Earned or
Name and Principal	Paid in Cash	Option Awards	Total
Position(1)	($)(2)	($)(2)(3)	($)
Don Pearce	25,000	14,418	39,418
Elliott Brackett (4)	25,000	14,418	39,418
Steven Ledger (5)(6)	60,000	-	60,000
Joseph J. Hartnett (6)	25,000	14,418	39,418

(1)	None of Mr. Coleman, Mr. Eberwein nor Mr. Pearse were directors during the year ended October 31, 2012.
(2)	Messrs. Pearce, Brackett and Hartnett received quarterly payments of $6,250 in cash and $6,250 worth of options, based on the intrinsic value of our common stock on the last day of the quarter. The amounts shown in the table above are based on the Black-Scholes valuation for GAAP purposes.
(3)	We granted options to purchase 1,278 shares of common stock on January 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $2.84 per share and an exercise price of $4.89. We granted options to purchase 1,056 shares of common stock on April 30, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $3.37 per share and an exercise price of $5.92. We granted options to purchase 1,632 shares of common stock on July 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $2.21 per share and an exercise price of $3.83. We granted options to purchase 1,822 shares of common stock on October 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $1.98 per share and an exercise price of $3.43. All options to the Board of Directors vest immediately and have a 10 year term from the date of grant.

(4)	On May 21, 2013, Mr. Brackett resigned as a director of the Company.

(5)	During the year ended October 31, 2012, we were party to a consulting agreement with Mr. Ledger pursuant to which he provided consulting services with respect to certain of our products. Under the terms of the agreement, Mr. Ledger received $5,000 per month and reimbursement of expenses. We terminated the agreement as of January, 2013.

(6)	Mr. Ledger and Mr. Hartnett did not stand for election at our 2013 annual meeting of stockholders and no longer serve on our Board of Directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since November 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Director Compensation” and “Executive Compensation” and the participation of certain of our officers, directors and 5% or more stockholders in the March 2013 private placement described under “Description of Capital Stock—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—Interests of Directors, Officers and 5% or More Stockholders in the Private Placement.”

The Audit Committee of our Board of Directors is responsible for reviewing and approving any related person transactions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of June 20, 2013 by:

·	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;
·	each of our named executive officers;
·	each of our directors; and
·	all of our directors and executive officers as a group.

The following table lists the applicable percentage beneficial ownership based on 11,864,169 shares of common stock and 4,231,154 shares of our convertible preferred stock outstanding as of June 14, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power or investment power with respect to the securities held. Shares of voting securities subject to options or warrants currently exercisable or exercisable within 60 days of June 20, 2013 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Crossroads Systems, Inc., 11000 North Mo-Pac Expressway, Austin, Texas 78759.

	Common Stock			5.0% Series F Convertible Preferred Stock		Total
Name of Beneficial Owner	Shares		Percent of Class	Shares	Percent of Class	Shares	Percent
5% Stockholders
ACT Capital Management, LLLP	1,044,986	(1)	8.7	708,235	16.7	1,753,221	10.8
Manchester Management Company, LLC and affiliates	1,076,625	(2)	9.0	302,317	7.1	1,378,942	8.5
Diker Management, LLC and affiliates	699,251	(3)	5.7	727,272	17.2	1,426,523	8.7
Compass Global Fund, LTD and affiliates	980,937	(4)	8.1	—	—	980,937	6.0
Strome Investment Management, LP	781,250	(5)	6.5	—	—	781,250	4.9
Revelation Capital Management Ltd.	711,124	(6)	5.9	—	—	711,124	4.4
Thomas B. Akin	699,876	(7)	5.9	—	—	699,876	4.3

Executive Officers and Directors
Richard K. Coleman, Jr.(8)	—		—	—	—	—	—
Brian Bianchi	241,425	(9)	2.0	—	—	241,425	1.5
David Cerf	316,944	(10)	2.6	3,640	*	320,584	2.0
Robert C. Sims(11)	554,487	(12)	4.5	3,640	*	558,127	3.4
Don Pearce	89,401	(13)	*	—	—	89,401	*
Jeffery E. Eberwein	—		—	—	—	—	—
Robert G. Pearse	—		—	—	—	—	—
Current directors and executive officers as a group (9 persons)	1,363,572	(14)	10.7	8,740	*	1,372,312	8.1

*	Less than 1%.
(1)	According to Schedule 13G/A filed April 30, 2013. Consists of (a) 817,180 shares of common stock, and (b) 149,375 shares of common stock issuable upon exercise of warrants. Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP. Investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners. The address for ACT Capital Management, LLLP is 2 Radnor Corporate Center, Suite 111, Radnor, Pennsylvania 19087.

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(2)	According to Schedule 13G/A, filed February 14, 2013. Includes (a) 107,500 shares of our common stock over which James E. Besser has sole voting and dispositive power, and (b) 890,693 shares of our common stock which are beneficially owned by both Mr. Besser and Manchester Management Company, LLC. Also includes warrants to purchase 78,432 shares of common stock purchased in our March 2013 private placement. Mr. Besser is the Managing Member of Manchester Management Company, LLC. The address for each of Mr. Besser and Manchester Management Company, LLC is c/o Manchester Management Company, LLC, 131 Charles Street, 1st Floor, Boston, Massachusetts 02114.
(3)	Consists of 96,442 shares of common stock held by Diker Value-Tech Fund LP, 164,914 shares held of common stock held by Diker Value-Tech QP Fund LP. According to Schedule 13G/A filed February 14, 2011. Also includes warrants to purchase 363,635 shares of common stock purchased in our March 2013 private placement. Diker GP, LLC, a Delaware limited liability company ("Diker GP"), is the general partner to the Delaware limited partnerships Diker Value Tech Fund, LP ("VT"), Diker Value Tech QP Fund, LP ("VTQP"), Diker Small Cap Fund, LP ("SC"), the Diker Small Cap QP Fund, LP ("SCQP") and Diker Micro Cap Fund LP ("MC") with respect to the Stock directly owned by VT, VTQP, SC, SCQP and MC (collectively, the "Diker Funds"). Diker Management, LLC, a Delaware limited liability company ("Diker Management"), is the investment manager of the Diker Funds, with respect to the shares of common stock held by the Diker Funds. As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The Diker parties disclaim all beneficial ownership, however, as affiliates of a registered investment adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares. The address for the Diker parties is 730 Fifth Avenue, 15th Floor, New York, NY 10019.
(4)	According to Schedule 13G filed November 17, 2011 and Form 4 filed September 10, 2012. Consists of (i) 707,500 shares (the “Fund Shares”) of common stock held by Compass Global Fund, LTD (“Fund”), (ii) warrants to purchase 234,375 shares (together with the Fund Shares, the “Fund Securities”) of common stock held by Fund, (iii) 31,250 shares of common stock held by Thomas L. Wallace, and (iv) warrants to purchase 7,812 shares of common stock held by Mr. Wallace. Fund is a share class of Compass Global Management, LTD. Mr. Wallace, as a Director and Manager of Compass, shares voting and dispositive power over the shares held by Fund. Mr. Wallace disclaims beneficial ownership of the Fund Securities (except to the extent of any pecuniary interest therein). The address for Compass, Fund and Mr. Wallace is 795 Ridge Lake Blvd., Ste. 106, Memphis, Tennessee 38120.
(5)	According to Schedule 13G filed January 4, 2012. Consists of (a) 312,500 shares of common stock and 78,125 shares of common stock issuable upon exercise of warrants exercisable within 60 days of August 15, 2011 held by Strome Alpha Fund, LP, a Delaware limited partnership (“Fund”), and (b) 312,500 shares of common stock and 78,125 shares of common stock issuable upon exercise of warrants exercisable within 60 days of August 15, 2011 held by Strome Alpha Offshore LTD, a Cayman Islands limited partnership (“Offshore”). Strome Investment Management, LP, a California limited partnership (“Management”) has the power to vote and dispose of the shares held by Fund and Offshore. Craig Bere is the Chief Operating Officer of Management and Mark Strome is the Chairman and Chief Investment Officer of Management. The address for each of Management, Fund and Offshore is 100 Wilshire Blvd., #1750, Santa Monica, California 90401.
(6)	According to Schedule 13G/A filed April 23, 2013. Consists of 547,062 shares of our common stock and 164,062 shares of our common stock issuable upon the exercise of warrants. Revelation Special Situations Fund Ltd (the “Fund”) and the Fund’s investment manager, Revelation Capital Management Ltd (“Revelation”), share voting and dispositive power over the shares held directly by the Fund. Chris Kuchanny, as a principal of Revelation, shares voting and dispositive power over the shares reported by it. Each of Revelation and Mr. Kuchanny disclaims beneficial ownership of these securities (except to the extent of any pecuniary interest therein). The address for each of the Fund, Revelation and Mr. Kuchanny is Canon’s Court, 22 Victoria Street, Hamilton HM 11, Bermuda.
(7)	According to Schedule 13G/A filed February 14, 2013. Mr. Akin and Talkot Fund, L.P. beneficially own 699,876 shares of our common stock. Of such 699,876 shares of our common stock, Thomas B. Akin directly beneficially owns 293,963 shares of our common stock, and Talkot Fund, L.P. directly beneficially owns 405,913 shares of our common stock. Mr. Akin is the Managing General Partner of Talkot Fund, L.P. The address for each of Mr. Akin and Talkot Fund, L.P. is 2400 Bridgeway, Suite 300, Sausalito, California 94965.

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(8)	Mr. Coleman joined us as a director in April 2013 and was appointed President and Chief Executive Officer in May 2013.
(9)	Includes 128,991 shares of common stock issuable upon exercise of options.
(10)	Includes 205,212 shares of common stock issuable upon exercise of options and warrants to purchase 1,820 shares of common stock.
(11)	Mr. Sims ceased to serve as our Chief Executive Officer and a member of our Board of Directors in May 2013.
(12)	Includes of 369,275 shares of common stock issuable upon exercise of options and warrants to purchase 1,820 shares of common stock.
(13)	Includes 51,901 shares of common stock issuable upon exercise of options.
(14)	Includes 866,465 shares of common stock issuable upon exercise of options.

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DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock and certain provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 100,000,000 shares, with a par value of $0.001 per share, of which:

·	75,000,000 shares are designated as common stock; and
·	25,000,000 shares are designated as preferred stock.

At June 14, 2013, we had outstanding 11,864,169 shares of common stock, held of record by approximately 210 stockholders. In addition, as of June 14, 2013, we had outstanding 4,231,154 shares of convertible preferred stock, warrants to purchase a total of 3,274,850 shares of common stock and options to purchase a total of 3,057,275 shares of common stock. Of the outstanding options, 1,586,239 were vested.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.”

Common Stock

Each share of common stock has one vote on each matter submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event we dissolve, holders of common stock are entitled to share ratably the net assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

5.0% Series F Convertible Preferred Stock and Warrants Issued in our March 2013 Private Placement

March 2013 Private Placement

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock, par value $0.001 per share, to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

Each unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share, referred to as the “convertible preferred stock,” and warrants to purchase shares of common stock equal to one-half of the number of shares of our convertible preferred stock purchased, at an exercise price of $2.00 per whole share. We will use the net proceeds of the private placement for general working capital purposes.

On March 12, 2013, we issued promissory notes to two investors, referred to as the “noteholders,” for an aggregate principal amount of $550,000. Pursuant to the terms of the promissory notes, both noteholders had the right to convert the outstanding amounts under their promissory notes into units at a discount of 15% to the issue price of the units. Each noteholder exercised this right and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest.

The descriptions of the purchase agreement, the registration rights agreement, the Certificate of Designation for the convertible preferred stock, the warrants and the transactions contemplated therein in this prospectus are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to the registration statement of which this prospectus is a part. These agreements and instruments are not intended to provide any other factual information about us. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in our public disclosures.

Securities Purchase Agreement

Subject to the terms and conditions of the purchase agreement, at the closing each of the investors purchased, and we sold and issued, the units. Each of us and the investors made customary representations and warranties and the purchase agreement contains customary indemnification provisions.

5.0% Series F Convertible Preferred Stock

Pursuant to the purchase agreement, we issued an aggregate of 4,231,154 shares of our convertible preferred stock to the investors. The convertible preferred stock has the rights, qualifications, limitations and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 28, 2013. The Certificate of Designation authorizes for issuance up to 4,500,000 shares of convertible preferred stock, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.”

Conversion Rights

Under the Certificate of Designation, each share of convertible preferred stock is initially convertible into one share of common stock plus the number of shares of common stock determined by dividing the amount of accrued but unpaid dividends on the convertible preferred stock by the conversion price, which is initially $2.0625 per share and subject to adjustment as described below. Each share of convertible preferred stock may be converted:

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·	at the option of the holder at any time; or
·	at our option within one trading day after any such time that:

·	the common stock trades for a price that exceeds three times the conversion price,
·	there is an effective registration statement for the resale of all of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants or all of the shares issuable upon conversion or exercise may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and
·	the average daily trading volume of the common stock exceeds 100,000 shares for 20 consecutive trading days.

The right of holders of convertible preferred stock to convert the convertible preferred stock is subject to a 9.99% beneficial ownership limitation for holders of Sub-Series F-1 and a 4.99% beneficial ownership limitation for holders of Sub-Series F-2. These beneficial ownership limitations may be increased or decreased by a holder of Sub-Series F-1 to any percentage not in excess of 19.99% after providing notice of such increase or decrease to us.

The conversion price of the convertible preferred stock, and therefore the number of shares of common stock into which each share of convertible preferred stock may be converted, is subject to adjustment as set forth below under “— Anti-Dilution Protection.”

Dividend Rights

Dividends on the convertible preferred stock accrue at an annual rate of 5.0% of the original issue price and are payable on a semi-annual basis. If:

·	a registration statement is not filed with the Securities and Exchange Commission within 45 days after the date of the first issuance of any shares of convertible preferred stock, or the “original issue date,” (or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission); or
·	a registration statement is not declared effective by the Securities and Exchange Commission within 120 days after the original issue date,

then the rate at which dividends accrue will be increased to an annual rate of 12.0% from the date on which the failure of either of the foregoing events occurs until such time as a registration statement is filed or a registration statement is declared effective, as applicable. At such time as a registration statement is filed or a registration statement is declared effective, as applicable, the dividend rate shall be reduced to an annual rate of 5.0%. We may elect to satisfy our obligation to pay semi-annual dividends in cash, by distribution of common stock or a combination thereof, in our discretion.

If we determine to pay any dividends in shares of common stock, the number of shares payable will be the quotient of the amount of the cash dividend per share of convertible preferred stock to be paid in shares of common stock divided by the average of the VWAPs for the thirty (30) consecutive trading days ending on the trading day that is immediately prior to the applicable dividend payment date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:

·	if the common stock is then listed or quoted on a trading market, the daily volume weighted average price of the common stock for that date;

·	if the common stock is not then listed or quoted for trading on a trading market and if prices for the common stock are then reported in the Pink Sheets or a similar organization or agency succeeding to its functions of reporting prices, the most recent bid price per share of the common stock so reported; or

·	in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holders of a majority of the convertible preferred stock.

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Voting Rights

Subject to the beneficial ownership limitations, holders of the convertible preferred stock will be entitled to vote together with the holders of common stock, and not as a separate class, on an as-converted basis, except as otherwise required by Delaware law and the Certificate of Designation and except for certain corporate actions for which holders of the convertible preferred stock will vote as a separate class.

For as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the Original Issue Date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

Anti-Dilution Protection

The Certificate of Designation contains customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, prior to the earlier to occur of:

·	twelve months following the original issue date; and
·	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $2.0625 per share, then the conversion price of the convertible preferred stock will be reduced, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of common stock. Such a mechanism is commonly referred to as a “full ratchet” anti-dilution adjustment, and the full adjustment would be triggered without regard to the number of shares issued or deemed issued.

The following table illustrates the potential effect of the anti-dilution provisions in the event of subsequent issuances of common stock at 25%, 50%, 75% and 100% of the initial conversion price of $2.0625 per share. The following table assumes the conversion of all 4,231,154 shares of convertible preferred stock, excludes the effect of any dividends on the convertible preferred stock and assumes only one conversion price adjustment has been made.

Per-share Price of Additional Issuance	Per-share Price of Additional Issuance as a Percentage of Initial Conversion Price	Number of Common Shares Issuable upon Conversion of the Convertible Preferred Stock
$2.0625	100%(no adjustment)	4,231,154
$1.546875	75%	5,641,538
$1.03125	50%	8,462,308
$0.515625	25%	16,924,616

Although we would not expect an adjustment under such extreme circumstances, there is technically no lower limit on the anti-dilution adjustment, which may be triggered by the issuance of even one non-exempt share. Were such an extreme adjustment to occur, the shares issuable upon conversion of the convertible preferred stock would effectively eliminate the value of our currently outstanding common stock.

The full ratchet anti-dilution provisions were not in effect until stockholder approval was obtained. As such, prior to the receipt of shareholder approval the preferred stock and warrants were accounted for as if such provisions were not in place. The full ratchet provisions were approved by our stockholders at our 2013 annual meeting on June 21, 2013. As a result, the warrants will be reclassified as a derivative liability and recorded at fair value for the quarter ended July 31, 2013. As a result of the preferred stock becoming potentially convertible into more shares of common stock than currently authorized as a result of the potential operation of the full ratchet anti-dilution provision, the preferred stock will be reclassified outside of permanent stockholders’ equity. As a result of the contingently adjustable number of shares there may be additional beneficial conversion features. Upon the expiration of the full ratchet anti-dilution provisions on the one-year anniversary of the March 2013 private placement, we expect the preferred stock and warrants to be reclassified back to permanent stockholders’ equity.

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Ranking

The convertible preferred stock ranks senior to the common stock and each other class or series of our capital stock, whether common, preferred or otherwise, with respect to distributions of dividends and distributions upon our liquidation, dissolution or winding up.

Warrants

Exercisability

Pursuant to the purchase agreement, we issued to the investors warrants to purchase an aggregate of 2,115,578 shares of common stock. In addition to the warrants issued to the investors, we also issued warrants to purchase 167,176 shares of common stock to the designees of the placement agent as part of its fees. The warrants are exercisable now, and will expire on the fifth anniversary of the closing date of the private placement. The right of holders of warrants to exercise warrants for common stock will be subject to a beneficial ownership limitation of 9.99%, with respect to warrants issued to holders of Sub-Series F-1, and 4.99%, with respect to warrants issued to holders of Sub-Series F-2. The beneficial ownership limitations may be increased or decreased by a holder of warrants to any percentage not in excess of 19.99% after providing notice to us of such increase or decrease. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, prior to the earlier to occur of:

·	twelve months following the date of the warrants; and
·	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable exercise price of the warrants, which is initially $2.00 per share, then the exercise price of the warrants will be reduced on a “full ratchet” basis, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of common stock.

Interests of Directors, Officers and 5% or More Stockholders in the Private Placement

The following officers, directors, employees and greater than 5% beneficial stockholders of ours participated in the private placement:

Officers and Directors	Position	Number of Units	Purchase Price
Elliott Brackett(1)	Former Director	14,500	$29,906.25
Robert C. Sims(2)	Former Director, President and Chief Executive Officer	3,640	$7,507.50
Jennifer Crane	Chief Financial Officer	1,460	$3,011.25
David Cerf	Executive Vice President of Business and Corporate Development	3,640	$7,507.50
Mark Hood	Executive Vice President, Corporate Communications	3,640	$7,507.50

(1)	On May 21, 2013, Mr. Brackett resigned as a director of the Company.

(2)	As of May 8, 2013, Mr. Sims ceased to be an officer or employee of the company. On May 13, 2013, Mr. Sims resigned as a director of the Company.

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Stockholder	Number of Units	Purchase Price
Affiliates of ACT Capital Management, LLLP	708,235	$1,402,500	*
Affiliates of Manchester Management Company, LLC	302,317	$574,998.28	*
Affiliates of Diker Management, LLC	727,272	$1,499,998.49

*Includes conversion of promissory notes

Warrants Issued in Connection with Our July 2013 Fortress Transactions

Exercisability

In connection with the Fortress Transactions described in “Prospectus Summary—Recent Developments—Fortress Transactions,” we issued to the investors warrants to purchase an aggregate of 1,454,545 shares of common stock. The warrants are exercisable beginning on October 22, 2013, and will expire on the seventh anniversary of the closing date of the Fortress Transaction. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, subject to stockholder approval at our next annual meeting of stockholders or prior to the earlier to occur of:

·	twelve months following the date of the warrants; or

·	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable exercise price of the warrants, which is initially $2.0625 per share, then the exercise price of the warrants will be reduced on a “full ratchet” basis, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of common stock.

Warrants Issued In Our October 2010 Private Placement

In connection with our October 2010 private placement, we issued warrants to purchase an aggregate of 1,074,212 shares of our common stock at an exercise price of $3.20 per share, subject to anti-dilution adjustments. The warrants contain a “cashless exercise” provision, by which a warrant holder may elect to exercise the warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our common stock equal in market value to the difference between the average of the five day closing bid price for the shares issuable upon exercise and the total cash exercise price of the part of the warrant being exercised. A cashless exercise is not available in the event there is a then effective registration statement on file for the resale of the shares of common stock underlying the warrant.

Each outstanding warrant is exercisable into shares of common stock by the registered holder thereof, in whole or in part with respect to any portion of such warrant. Each warrant may be exercised on or before the first to occur of:

·	October 22, 2015, and
·	the closing of any capital reorganization, reclassification of our capital stock, consolidation or merger of our company with or into another corporation, other than a consolidation or merger in which we are the surviving entity, or any transfer of all or substantially all of our assets.

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Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption granted to or imposed upon such preferred stock, including dividend rate, rights and terms of redemption, sinking fund terms, if any, conversion rights, voting rights, rights in the event of liquidation, dissolution or winding-up or any other relative rights, powers, preferences, qualifications, limitations or restrictions, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control.

Registration Rights

We entered into a registration rights agreement in October 2010 with the purchasers in our October 2010 private placement. Subject to the terms of this agreement, the purchasers, or their permitted transferees, were entitled to rights with respect to the registration of these securities under the Securities Act. We filed a registration statement on Form S-1 related these securities, and it was declared effective in August 2011. We agreed to keep the registration statement effective pursuant until the earlier of the date on which all of the registrable securities covered by the registration statement have been sold and the date on which the registrable securities may be immediately sold to the public by non-affiliates without registration or restriction.

On July 31, 2012, in connection with securities purchase agreement pursuant to which we issued and sold 582,524 shares of common stock to Iron Mountain Incorporated (“IMI”), we entered in a registration rights agreement with IMI. Pursuant to this agreement, we agreed to prepare and file a registration statement with the Securities and Exchange Commission at IMI’s request, no later than sixty days following such request, and to keep it continuously effective until the shares covered by the registration statement have been sold or become eligible for sale pursuant to Rule 144 without restriction on the volume of securities that may be sold in any single transaction, assuming for this purpose that the security holders are not our affiliates. Additionally, under certain circumstances upon the request of the holders of registrable securities under the agreement, we agreed to include their securities in a securities registration that we undertake, and these shares are included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses incurred in complying with this registration rights agreement. The registration rights agreement also provides that no remedy may be sought by the holders of the registrable securities unless a registration statement covering the registrable securities has not been declared effective by the Securities and Exchange Commission prior to the one year anniversary date of the closing of the securities purchase agreement.

We entered into a registration rights agreement with the investors in our March 2013 private placement. Under the registration rights agreement, we are required to prepare and file with the Securities and Exchange Commission a registration statement the Securities Act within 45 days after the closing date of the private placement, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. In the event that the registration statement is not declared effective prior to July 26, 2013 (120 days from the date of the closing of the March 2013 private placement), then the rate at which dividends accrue on our convertible preferred stock will be increased to an annual rate of 12.0% from that date until such time as a registration statement is declared effective, at which time the dividend rate will revert to an annual rate of 5.0%. The registration statement must cover the resale from time to time of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

We also entered into a registration rights agreement with Fortress in connection with the July 2013 Fortress Transactions. Under this registration rights agreement, we are required to prepare and file with the Securities and Exchange Commission a registration statement the Securities Act within 45 days after the closing date of the Fortress Transactions, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. The registration statement must cover the resale from time to time of the shares of common stock issuable upon exercise of the warrants issued to Fortress. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

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Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder’s approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by our board of directors. Our bylaws prohibit a stockholder from calling a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice of Nominations and Proposals

Our bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Vacancies Filled by Majority of Directors

Vacancies and newly created seats on our board of directors may be filled only by the vote of a majority of the remaining members of our board of directors. Only our board of directors may determine the number of directors on our board of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law, or “DGCL,” provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting.

Removal of Directors

Our certificate of incorporation provides that directors may be removed by stockholders only for cause.

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Voting Terms of the Convertible Preferred Stock

The Certificate of Designation provides that for as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the original issue date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1. In addition, so long as at least 20% of the aggregate number of the shares of convertible preferred stock issued on the original issue date are outstanding, we will not, without the consent of the holders of at least a majority of the then outstanding shares of convertible preferred stock, voting as a separate class, take certain actions, including making certain changes to our certificate of incorporation and bylaws. The consent of the holders of at least 70% of the then outstanding shares of convertible preferred stock, voting as a separate class, is required for certain asset sales and certain incurrences of debt.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. The provisions of Delaware law and our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares may be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

As of June 14, 2013, we had outstanding 11,864,169 shares of common stock and 4,231,154 shares of convertible preferred stock. All of the shares sold in this offering, including shares of common stock issued upon conversion of our convertible preferred stock, will be freely tradable unless held by an affiliate of ours. Of the remaining shares, 10,520,322 will be eligible for sale immediately as of the date of this prospectus, and the remaining shares will generally become available for sale in the public market from time to time thereafter upon expiration of their respective holding periods under Rule 144, a portion of which will be subject to Rule 144 volume limitations.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not deemed to have been an affiliate of ours for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to compliance with the public information requirements of Rule 144. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

·	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or
·	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates or persons selling shares on behalf of our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

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Registration Statements

In early 2011, we filed a Form S-1 under the Securities Act to register 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to that prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time. This registration statement became effective in August 2011, and the shares covered by this registration statement were thereupon eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

We filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our stock incentive plans. This registration statement became effective immediately upon filing, and shares covered by this registration statement were thereupon eligible for sale in the public markets, subject to vesting restrictions and Rule 144 limitations applicable to affiliates.

Registration Rights

As of the date of this filing, the holders of 582,524 shares of our common stock and 7,968,452 shares of our common stock issuable upon the conversion of convertible preferred stock or upon the exercise or otherwise pursuant to warrants are entitled to rights with respect to the registration of their shares under the Securities Act of 1933. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock — Registration Rights.”

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SELLING SECURITY HOLDERS

On July 31, 2012, in connection with securities purchase agreement pursuant to which we issued and sold 582,524 shares of common stock to Iron Mountain Incorporated (“IMI”). In addition, we entered in a registration rights agreement with IMI with respect to the securities purchased in the private placement.

On March 22, 2013, we entered into a purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013. In addition, we entered into a registration rights agreement with the investors in the March 2013 private placement with respect to the securities purchased in the private placement.

Each unit consists of one share of 5.0% Series F convertible preferred stock and warrants to purchase shares of common stock equal to one-half of the number of shares of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to adjustment. In addition the holders of our promissory notes from our March 12, 2013 private placement converted their promissory notes into units at a discount of 15% to the issue price of the units. Each noteholder exercised this right and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest.

On July 22, 2013, we issued warrants to purchase 1,454,545 shares of common stock to an affiliate of Fortress Credit Co LLC, with an exercise price of $2.0625 per share, subject to adjustment.

Each offering was conducted pursuant to Rule 506 under the Securities Act of 1933, and the purchasers of securities in the private placement represented their intention to acquire the securities for investment.

Pursuant to a registration rights agreement with IMI, a registration rights agreement with the purchasers in the March 2013 private placement and a registration rights agreement with Fortress, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all of the applicable securities under the respective registration rights agreements to Rule 415 of the Securities Act of 1933. Accordingly, we filed a registration statement on Form S-1 of which this prospectus forms a part with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreements to use our best efforts to keep the registration statement effective until the shares of our common stock they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act of 1933, subject to certain restrictions.

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act of 1933. Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the selling security holders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling security holders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. See “Plan of Distribution.”

The table below presents information as of the date of this filing regarding the selling security holders and the securities that the selling security holders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling security holders:

·	the number of shares of our common stock that the selling security holders beneficially owned prior to the offering for resale of any of the securities being registered by the registration statement of which this prospectus is a part;
·	the number of shares of our common stock that may be offered for resale for the selling security holders’ account under this prospectus; and
·	the number and percent of shares of our common stock to be held by the selling security holders after the offering of the resale securities, assuming all of the resale securities are sold by the selling security holders and that the selling security holders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

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The table is prepared based on information supplied to us by the selling security holders. Although we have assumed for purposes of the table below that the selling security holders will sell all of the securities offered by this prospectus, because the selling security holders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling security holders or that will be held by the selling security holders after completion of the resales. In addition, the selling security holders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act of 1933 since the date the selling security holders provided the information regarding their securities holdings. Information covering the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 11,864,169 shares of our common stock issued and outstanding on June 14, 2013. The number of shares beneficially owned by the selling security holders is determined under rules promulgated by the Securities and Exchange Commission.

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	Common Stock Issuable upon Conversion of Convertible Preferred Stock and Exercise of	Common Stock Owned Prior to Completion of the Offering(b)		Common Stock Owned After Completion of the Offering(c)
Name(a)	Warrants	Number	Percent	Number	Percent
ACT Capital Partners, LP(1)	282,353	553,643	4.6%	268,750	2.3%
Amir L. Ecker(2)	276,195	462,006	3.9%	183,382	1.5%
Bruce Evans and Kathryn M. Evans TBE	75,000	75,675	*	—	—
Carmen and Virgil Balint	36,750	45,584	*	8,503		*
Carolyn Wittenbraker(3)	37,500	45,337	*	7,500		*
Castle Union Partners, LP(4)	375,000	467,674	3.9%	89,300		*
Charles H. Miller	54,000	64,486	0.5%	10,000		*
Daniel T. Dranginis	18,300	20,465	*	2,000		*
Daniel Greenberg	3,750	3,784	*	—	—
David A. Houghton	18,000	18,162	*	—	—
David Cerf(5)	5,460	320,633	2.7%	315,124	2.6%
Delaware Charter G&T Cust FBO Amir L. Ecker IRA(6)	300,000	495,449	4.1%	192,750	1.6%
Delaware Charter G&T Cust FBO Maria T. Ecker IRA(7)	30,000	42,770	*	12,500		*
Dennis L. Adams	37,500	37,837	*	—	—
Diker Micro Cap Fund LP(8)	363,636	366,907	3.1%	—	—
Diker Value-Tech Fund LP(8)	270,472	369,347	3.1%	96,442		*
Diker Value-Tech QP Fund LP(8)	456,799	625,822	5.2%	164,914	1.4%
EDJ Limited(9)	27,000	27,243	*	—	—
Emerging Growth Equities Ltd. PSP dtd 9/1/99 FBO Gregory J. Berlacher 401k(10)	10,875	10,973	*	—	—
Fortress Investment Group LLC(11)	1,454,545	1,454,545	12.3%	—	—
Gary L. Knutsen	36,000	36,324	*	—	—
Iron Mountain Incorporated(12)	—	582,524	4.9%	—	—
James E. Besser(13)	235,295	344,912	2.9%	107,500		*
James S. Allsopp(14)	1,155	1,155	*	—	—
Jay D. Seid and Melvin Seid JTWROS(15)	18,000	18,162	*	—	—
JEB Partners, L.P. (13)	218,181	1,031,092	8.6%	810,948	6.8%
Jennifer Crane(16)	2,190	132,647	1.1%	130,437	1.1%
John G. Lauroesch	48,000	59,482	8%	11,050		*
John M. Tilney	112,500	113,512	1.0%	—	—
Joseph D. Bound	37,500	37,837	*	—	—
Laurence D. Keller	15,000	15,135	*	—	—
Maria T. Ecker	90,000	115,810	1.0%	25,000		*
Mark Hood(17)	5,460	5,509	*	10,000		*
Mark Stubits	150,000	151,349	1.3%
Michael J. Missal	72,750	76,404	*	3,000		*
Michael R. Jones(18)	726,000	832,466	6.9%	99,935		*
Nancy Everett & Michael Nannes	30,750	36,027	*	5,000		*
Pergament Multi-Strategy Opportunities, LP(19)	300,000	302,699	2.5%	—	—
Peter Faulhaber(20)	15,000	17,635	*	2,500		*
Peter G and Susan H Stanley JTWROS(21)	108,750	109,728	*	—	—
Philadelphia Brokerage Corporation(22)	3,010	3,010	*	—	—
Phyllis D. Kalista(23)	18,750	18,919	*	—	—
Porter Partners, LP(24)	153,000	154,376	1.3%	—	—
Robert Sims(25)	5,460	558,176	4.7%	552,667	4.7%
Southwest Securities Inc. FBO Elliott Brackett SEP IRA(26)	21,750	110,046	*	85,452		*
Stephen Saxon	72,750	74,404	*	1,000		*
The Ecker Family Partnership(27)	90,000	128,310	1.1%	37,500		*
VFT Special Ventures, Ltd.(28)	156,816	156,816	1.3%	—	—
Wolverine Flagship Fund Trading Limited(29)	1,091,250	1,101,067	9.0%	—	—
Total	7,968,452

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*	Less than 1%.
(a)	Information concerning other selling security holders will be set forth in one or more prospectus supplements from time to time, if required.
(b)	Includes the number of shares of common stock issuable upon conversion of convertible preferred stock and upon exercise of warrants being offered hereby.
(c)	Assumes that either all of the shares of common stock outstanding or issued upon conversion of convertible preferred stock or upon exercise of warrants offered hereby are sold by the selling security holder.
(1)	Common Stock Owned Prior to Completion of the Offering includes 22,500 shares of common stock issuable upon the exercise of warrants. Amir L. Ecker and Carol G. Frankenfield are General Partners of the selling security holder and share voting and dispositive power over the securities held by the selling security holder.
(2)	Common Stock Owned Prior to Completion of the Offering includes common stock issuable upon exercise of 6,195 of warrants. Mr. Ecker is an employee of Philadelphia Brokerage Corporation, which participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.
(3)	Common Stock Owned Prior to Completion of the Offering consists of 4,300 shares of common stock issuable upon exercise of warrants.
(4)	Toan Tran is the Managing Partner of the selling security holder and exercises voting and dispositive power over these securities.
(5)	Mr. Cerf is our Executive Vice President of Business and Corporate Development. Common Stock Owned Prior to Completion of the Offering includes 205,212 shares of common stock issuable upon exercise of options.

(6)	Amir L. Ecker exercises voting and dispositive power over these securities.

(7)	Maria T. Ecker exercises voting and dispositive power over these securities.

(8)	Mark Diker is the Chairman and Charles M. Diker is the CEO of Diker Management. These two individuals may be deemed to share voting and dispositive power over these shares, and disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(9)	Jeffrey H. Porter is the Investment Advisor for the selling security holder and exercises voting and dispositive power over these securities.
(10)	Gregory J. Berlacher is the President and CEO of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Mr. Berlacher is the beneficial owner of these shares and exercises voting and dispositive power over these securities.
(11)

Consists of 1,454,545 shares subject to warrants held by CF DB EZ LLC.  Drawbridge Special Opportunities Fund LP owns 95% of CF DB EZ LLC.  Drawbridge Special Opportunities GP LLC is the general partner of Drawbridge Special Opportunities Fund LP.  Fortress Principal Investment Holdings IV LLC ("FPIH IV") is the sole managing member of Drawbridge Special Opportunities GP LLC.  Drawbridge Special Opportunities Advisors LLC ("DSOA") is the investment advisor of Drawbridge Special Opportunities Fund LP.  FIG LLC is the sole managing member of DSOA, and Fortress Operating Entity I LP ("FOE I") is the sole managing member of FIG LLC and FPIH IV. FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly-owned by Fortress Investment Group LLC.  Peter L. Briger, Jr. and Constantine M. Dakolias are co-Chief Investment Officers of Fortress Investment Group LLC's Credit business, which includes CF DB EZ LLC, and have the power to vote and dispose of these shares.  Each of these companies is an affiliate of a broker-dealer (but are not themselves broker-dealers). CF DB EZ LLC purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. We are party to a credit agreement and other agreements with the selling securityholder as described in “Prospectus Summary—Recent Developments—Fortress Transactions.”

(12)	The Chief Financial Officer and the Treasurer of the selling securityholder, currently Brian P. McKeon and John P. Lawrence, respectively, have the power to vote and dispose these shares. We are party to a professional services agreement with an affiliate of the selling security holder pursuant to which we perform the professional services described in a statement of work.
(13)	Common Stock Owned Prior to Completion of the Offering includes 452,366 shares beneficially owned by Manchester Explorer, L.P. James Besser is the Managing Member of Manchester Management Co., Manchester Explorer, L.P. and JEB Partners, L.P. and exercises voting and dispositive power over these securities.
(14)	Mr. Allsopp is an employee of Philadelphia Brokerage Corporation, which participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.

(15)	Jay D. Seid is the Managing Director of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement.
(16)	Ms. Crane is our Chief Financial Officer. Common Stock Owned Prior to Completion of the Offering includes 92,669 shares of common stock issuable upon exercise of options.
(17)	Mr. Hood is our Executive Vice President, Corporate Communications. Common Stock Owned Prior to Completion of the Offering includes 10,000 shares of common stock issuable upon exercise of options.
(18)	Mr. Jones is Vice President of Corporate Development of ViON Corporation, with whom we have a commercial relationship.

(19)	Steven T. Brown is the Portfolio Manager for Pergament Multi-Strategy Opportunities, LP and exercises voting and dispositive power over these securities.

(20)	Common Stock Owned Prior to Completion of the Offering consists of 2,500 shares of common stock issuable upon the exercise of options. Mr. Faulhaber is President of Fujifilm Recording Media U.S.A., Inc., with whom we have a commercial relationship.
(21)	The selling security holder is a limited partner of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Gregory Berlacher has the power to vote or dispose of these shares pursuant to a power of attorney.

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(22)	Sean McDermott, Kevin Hamilton and Robert Fisk are the co-owners of the selling security holder with voting and investment power over the securities. The selling security holder participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.
(23)	The selling security holder is an employee of the placement agent for the March 2013 private placement.
(24)	Jeffrey H. Porter is the General Partner of the selling security holder and exercises voting and dispositive power over these securities.
(25)	Mr. Sims was our President and Chief Executive Officer and a director until May 2013. Common Stock Owned Prior to Completion of the Offering includes 369,275 shares of common stock issuable upon exercise of options.
(26)	Mr. Brackett was a member of our Board of Directors until his resignation in May 2012. Common Stock Owned Prior to Completion of the Offering includes 75,600 shares of common stock issuable upon exercise of options.
(27)	Amir L. Ecker and Maria T. Ecker are General Partners of the selling security holder and share voting and dispositive power over these securities.

(28)	The selling securityholder is an affiliate of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Mr. Gregory Berlacher exercises voting and dispositive power over these securities.
(29)	Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings, and therefore may be deemed to share voting and dispositive power over these securities. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the Fund.

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PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of such shares or such interests on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission;
·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
·	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale; or
·	any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of such shares or such interests, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock, as the case may be, in the course of hedging the positions they assume. The selling security holders may also sell shares of our our common stock short and deliver these securities to close out their short positions, or loan or pledge such stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of such stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

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The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

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VALIDITY OF COMMON STOCK

The validity of the common stock being offered hereby will be passed upon for the company by Andrews Kurth LLP, Austin, Texas.

EXPERTS

PMB Helin Donovan, LLP, an independent registered public accounting firm, has audited our consolidated financial statements at October 31, 2012 and 2011, and for each of the two years in the period ended October 31, 2012, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K), proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

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F-1

 CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	July 31,
ASSETS	2012	2013
		(Unaudited)
Current assets:
Cash and cash equivalents	$6,895	$9,871
Accounts receivable, net of allowance for doubtful
accounts of $102 and $100, respectively	2,847	2,411
Inventory	376	289
Prepaid expenses and other current assets	309	625
Total current assets	10,427	13,196
Property and equipment, net	1,521	1,240
Other assets	76	473
Total assets	$12,024	$14,909
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,260	$961
Accrued expenses	2,879	2,152
Deferred revenue	1,306	1,471
Current portion of long term debt, net	2,948	645
Total current liabilities	8,393	5,229
Long-term debt, net	1,370	7,692
Long-term derivative liability	-	1,539
Other long-term liabilities	264	222

Commitments and contingencies (See Note 7)	-	-

Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
0 and 4,231,154 shares issued and outstanding, respectively, net	-	6,394

Stockholders' equity (deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized,
11,679,860 and 11,942,606 shares issued and outstanding, respectively	12	12
Additional paid-in capital	204,582	208,394
Accumulated other comprehensive loss	(39)	(47)
Accumulated deficit	(202,558)	(214,526)
Total stockholders' equity (deficit)	1,997	(6,167)
Total liabilities and stockholders' equity (deficit)	$12,024	$14,909

See accompanying notes to the consolidated financial statements.

F-2

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2012	2013	2012	2013
Revenue:
Product	$1,608	$1,239	$4,611	$4,203
IP license, royalty and other	1,912	1,555	4,941	4,879
Total revenue	3,520	2,794	9,552	9,082
Cost of revenue:
Product	235	189	471	569
IP license, royalty and other	658	511	1,131	1,887
Total cost of revenue	893	700	1,602	2,456
Gross profit	2,627	2,094	7,950	6,626
Operating expenses:
Sales and marketing	1,573	1,771	4,516	5,640
Research and development	3,234	2,203	8,653	8,050
General and administrative	935	1,732	2,530	3,513
Amortization of intangible assets	16	-	110	-
Total operating expenses	5,758	5,706	15,809	17,203
Loss from operations	(3,131)	(3,612)	(7,859)	(10,577)
Interest expense	(75)	(69)	(178)	(203)
Change in value of derivative liability	-	771	-	771
Other income	(31)	-	(16)	4
Net loss	$(3,237)	$(2,910)	$(8,053)	$(10,005)
Dividends and beneficial conversion on preferred stock	$-	$(1,146)	$-	$(2,010)
Net loss available to common stockholders, basic and diluted	$(3,237)	$(4,056)	$(8,053)	$(12,015)
Net loss per share available to common stockholders,
basic and diluted	$(0.29)	$(0.34)	$(0.73)	$(1.01)
Shares used in computing net loss per share:
Available to common stockholders, basic and diluted	11,194,755	11,881,928	11,072,574	11,845,796

See accompanying notes to the consolidated financial statements.

F-3

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Nine Months Ended
	July 31,
	2012	2013

Cash flows from operating activities:
Net loss	$(8,053)	$(10,005)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	505	617
Interest incurred on conversion to preferred stock	-	55
Gain on change in value of derivative liability	-	(771)
Amortization of debt discount	-	16
Amortization of intangible assets	110	-
Loss on disposal of property and equipment	17	-
Stock-based compensation	1,280	848
Provision for doubtful accounts receivable	28	(2)
Changes in assets and liabilities:
Accounts receivable	586	443
Inventory	(128)	87
Prepaid expenses and other assets	(2)	(617)
Accounts payable	(1,177)	(415)
Accrued expenses	270	(411)
Deferred revenue	1,094	116
Net cash used in operating activities	(5,470)	(10,039)
Cash flows from investing activities:
Purchase of property and equipment	(700)	(334)
Proceeds from sale of property and equipment	15	-
Purchase of held-to-maturity investments	(185)	-
Maturity of held-to-maturity investments	3,570	-
Net cash provided by (used in) investing activities	2,700	(334)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,160	68
Proceeds from issuance of preferred stock	-	7,332
Proceeds from issuance of bridge loan	-	550
Proceeds from issuance of debt	3,000	9,716
Repayment of debt	(422)	(4,318)
Net cash provided by financing activities	5,738	13,348

Effect of foreign exchange rate on cash and cash equivalents	(14)	1
Net increase in cash and cash equivalents	2,954	2,976
Cash and cash equivalents, beginning of period	7,336	6,895
Cash and cash equivalents, end of period	$10,290	$9,871

Supplemental disclosure of cash flow information:

Cash paid for interest	$131	$119
Cash paid for income taxes	$1	$3

Supplemental disclosure of non cash financing activities:

Conversion of promissory notes to preferred stock	$-	$605
Issuance of common stock warrants	$-	$1,543
Beneficial conversion associated with preferred stock	$-	$1,090
Common stock dividends issued to preferred shareholders	$-	$106
Discount associated with long term debt	$-	$1,375

See accompanying notes to the consolidated financial statements.

F-4

 CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Crossroads Systems, Inc. and its wholly-owned subsidiaries (“Crossroads” or the “Company”). Headquartered in Austin, Texas, Crossroads Systems, a Delaware corporation, is a global provider of data protection solutions and services. Through the innovative use of new technologies, the Company delivers customer-driven solutions that enable proactive data protection, advanced data archival, optimized performance and significant cost-savings over current solutions.

The accompanying unaudited condensed consolidated financial statements of Crossroads Systems, Inc. have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with United States generally accepted accounting principles (“GAAP”). The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto together with management’s discussion and analysis of financial condition and results of operations contained in the Company’s 2012 Annual Report on Form 10-K filed on January 26, 2013 (“2012 Form 10-K”). In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to fairly state the financial position of the Company at October 31, 2012 and July 31, 2013, the results of its operations for the three months and nine months ended July 31, 2012 and 2013, and its cash flows for the nine months ended July 31, 2012 and 2013. The results of operations for the periods presented are not necessarily indicative of results that may be expected for the year ending October 31, 2013.

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation products. The Company believes that cash flow from operations, customer reimbursed expenses, proceeds from debt, and the sale of preferred and common stock will be sufficient to fund the anticipated operations for the remainder of fiscal 2013.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid investments with original maturities of 90 days or less at date of purchase. While the Company’s cash and cash equivalents are on deposit with high quality FDIC and Association of German Banks insured financial institutions, at times such deposits exceed insured limits. The Company has not experienced any losses in such accounts.

F-5

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company evaluates the adequacy of its allowance on a regular basis by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, which approximates the first-in, first-out method. Adjustments to reduce the carrying value of inventories to their net realizable value are made for estimated excess, obsolete or impaired balances. These adjustments are measured as the excess of the cost of the inventory over its market value based upon assumptions about future demand and charged to cost of revenue. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration of the original cost basis or increases in the newly established cost basis.

Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets (Note 4). Expenditures for repairs and maintenance are charged to expense when incurred; major replacements and betterments are capitalized at cost. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the related asset or the remaining life of the lease. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-lived Assets

The Company reviews long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. The Company considers historical performance and future estimated results in its evaluation of impairment.

The Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate it utilizes to evaluate potential investments. Because the Company operates as a single reporting unit, the Company is considered as a whole when evaluating long-lived assets for impairment.

The impairment test for intangible assets requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units and determining fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on historical performance and future estimated results.

Revenue Recognition

Revenue consists of sales of hardware, software and services, as well as royalties the Company earns for products and the license of certain intellectual property as detailed below. Revenue is recognized when it is realizable and earned. Revenue is considered realizable and earned when: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed or determinable; and when collectability is reasonably assured.

F-6

Product Revenue

Product revenue includes software licenses delivered via license key and software solutions delivered via a hardware appliance. Product sales include a perpetual license to the Company’s software that is essential to the functionality of the hardware. Revenue for products sold to distributors, value added resellers (“VARs”), original equipment manufacturers (“OEMs”) and end users is generally recognized upon shipment. When significant post-delivery obligations exist, the related revenue is deferred until such obligations are fulfilled. If there are customer acceptance criteria in the contract, the Company recognizes revenue upon end user acceptance, which typically occurs after delivery and installation are completed.

The Company licenses certain software to OEM customers under licensing agreements that allow those customers to embed this software into specific products they offer. Licensees pay a fee based on the amount of sales of their products that incorporate the licensed software. On a periodic and timely basis, the licensees provide reports listing sales to end users for which a license fee is owed to the Company. This report is cross-referenced to the license keys electronically delivered by the Company. As the license keys substantiate delivery, and the customer reports substantiate acceptance, the Company recognizes revenue based on the information in these reports.

Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue.

In the period revenue is recognized, allowances are provided for future product returns. These allowances are based on programs in existence at the time revenue is recognized and historical product return rates. Since the Company has historically been able to reliably estimate the amount of returns, revenue is recognized, net of allowances for future returns, upon shipment to customers.

Out-of-warranty repairs are included in product revenue and recognized upon completion of the repair. On occasion, installation and professional services may also be delivered with the product as part of a bundled solution. Revenue related to installation and professional services is recognized upon completion.

IP License, Royalty and Other Revenue

IP license, royalty and other revenue consists of revenue from the licensing of intellectual property (“IP”), royalty payments from Hewlett Packard (“HP”), and sales of post-contract support (“PCS”) service.

IP License Revenue

The Company licenses patented technology to customers under licensing agreements that allow those customers to utilize the technology in specific products they offer. The timing and amount of revenue recognized from IP license agreements depends upon a variety of factors, including the specific terms of each agreement and the nature of the deliverables and obligations. Such agreements are reviewed for multiple elements. Multiple elements can include amounts related to initial non-refundable license fees for the use of the Company’s patents in the customer’s past shipments, patent licensing royalties on covered products sold going forward, cross-licensing terms between the Company and other parties, and settlement of patent litigation. Through July 31, 2013, no amounts have been allocated to the cross-licensing or the settlement of patent litigation elements.

Under these IP license agreements, one or a combination of the following forms of payment is received as consideration for permitting customers to use the Company’s patents in their applications and products:

Consideration for Past Sales :  Consideration related to a customer’s product sales from prior periods results from a negotiated agreement with a customer that utilized the Company’s patented technologies prior to signing an IP license agreement with the Company. The Company negotiates an amount with the customer based on a report provided by the customer detailing their past shipments utilizing the Company’s patented technology. The Company may use publicly filed financial statements, research reports and other sources to determine the reasonableness of this shipment report. To determine the amount of consideration owed to the Company, the amount of past shipments is then multiplied by a standard royalty rate historically received by the Company in similar arrangements. The consideration is recorded as revenue when a signed agreement has been obtained, a determinable price has been identified based on past shipments, and payment is determined to be collectable and reasonably assured.

F-7

Recurring Royalty Payments :  These are royalty payments covering a customer’s obligations to pay royalties relating to its sales of covered products shipped in the current reporting period. The rate used for recurring royalty payments is the same as that used to determine the consideration for past shipments. Customers that owe the Company recurring royalty payments are obligated to provide quarterly royalty reports that summarize their sales of covered products and their related royalty obligations. These royalty reports are typically received subsequent to the period in which the customers’ underlying sales occurred. Upon initially signing an agreement, the Company recognizes revenue during the period in which the royalty report and payment are received. Once history has been established with a customer, the Company estimates revenue based on prior quarterly royalty reports received. When the actual results are received, the recorded revenue is adjusted to actual results, if necessary. To date, such adjustments have not been material.

Royalty Revenue

Royalty revenue consists of revenue from royalty payments from HP for product and PCS services. Revenue from royalty payments from HP is recognized when earned or when amounts can be reasonably estimated based on monthly product shipping reports received from HP.

Other Revenue

Other revenue consists of revenue from the sales of PCS services to customers other than HP. Most product sales include PCS services which consist of software updates and customer support. Software updates provide customers access to maintenance releases and patches released during the term of the support period. Support includes telephone and internet access to technical support personnel and hardware support. For PCS services, revenue equal to the separately stated price of these service contracts is initially deferred and recognized as revenue ratably over the contract period.

Multiple Element Arrangements

When elements such as hardware, software and PCS service are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element in an arrangement based on relative selling price using a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”), if available. Third party evidence (“TPE”) is used only if VSOE is not available, and the Company’s best estimate of selling price (“ESP”) is used if neither VSOE nor TPE is available. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.

For established products, the Company uses VSOE. For new products, installation and professional services for which the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP. The objective of ESP is to determine the price at which the Company would transact a sale if these items were sold on a standalone basis. In determining ESP, the Company uses the cost to provide the new product, installation or professional service plus a margin. When using cost plus a margin, the Company considers the total cost of the item to establish a VAR or OEM price. The Company also considers the historical margins for established products and other factors, including any changes to pricing methodologies, competitiveness of new products, installation and professional services, pricing pressures due to entering a new market, and cost drivers that could cause future margins to differ from historical margins.

The Company determines VSOE for established products and PCS service based on the price charged to customers when sold separately. PCS service revenue is recognized under a proportional performance method, ratably over the life of the contract.

F-8

Contracts to Modify or Customize Products

During the nine months ended July 31, 2012 and 2013, the Company entered into contracts with certain customers to significantly modify or customize products. In accounting for such arrangements, the Company first looks to the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 985-605, Software - Revenue Recognition (“ASC 985-605”), and then ASC Subtopic 605-25, Revenue Recognition – Multiple-Element Arrangements, to determine the appropriate accounting elements in the arrangement.  The Company then considers the appropriate recognition model for each accounting element based on the nature of the element and applies the guidance in ASC Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, ASC Subtopic 985-60, ASC Subtopic 605-15, Revenue Recognition – Products, or ASC Subtopic 605-20, Revenue Recognition – Services, as applicable.  Amounts allocated to the modification/customization service element are evaluated for classification in the consolidated statement of operations as either revenue or reduction of research and development expense based on the following considerations: whether and in what circumstances the consideration received is refundable, ownership of the final product and intellectual property rights to develop the product, and exclusivity of the final product.

Warranty

Generally, the Company indemnifies, under pre-determined conditions and limitations, its customers for infringement of third-party intellectual property rights by its products or services. The Company seeks to limit its liability for such indemnity to an amount not to exceed the sales price of the products or services. The Company does not believe, based on information available, that it is probable that any material amounts will be paid under these guarantees.

The Company provides for the estimated cost to repair or replace products under warranty and technical support costs when the related product revenue is recognized. The Company warrants products for a period from 12 to 60 months following the sale of its products. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management’s estimate of future costs.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates that are expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has provided a full valuation allowance against its deferred tax assets because the realization of the related tax benefits is not considered more likely than not.

The Company recognizes the tax benefit from an uncertain tax position only if it meets the “more likely than not” threshold that the position will be sustained upon examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense within its consolidated statement of operations.

Research and Development Costs

Expenditures relating to the development of new products are expensed as incurred. These costs include expenditures for employee compensation, materials used in the development effort, other internal costs, as well as expenditures for third party professional services. Software development costs incurred after a product has reached marketability have not been material to date.

F-9

Stock-based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period), net of estimated forfeitures. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model, which requires a number of assumptions to determine the model inputs. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. Additionally, the fair value of stock-based awards to non-employees are expensed over the period in which the related services are rendered. All stock-based awards are expected to be fulfilled with new shares of common stock.

Foreign Currency Translation

The Company's wholly-owned subsidiary outside the United States (“U.S.”), Crossroads Europe, GmbH, has a functional currency other than the U.S. dollar. Accordingly, all balance sheet accounts of this subsidiary are translated into U.S. dollars using the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated using the average exchange rate in effect during the period. The gains and losses from foreign currency translation of this subsidiary’s financial statements are recorded directly as a separate component of stockholders' equity and represent all of the balance under the caption "Accumulated other comprehensive loss."

Computation of Net Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period. Basic earnings per share excludes the dilutive effect of common stock equivalents such as stock options and warrants, while earnings per share, assuming dilution, includes such dilutive effects. Future weighted-average shares outstanding calculations will be impacted by the following factors, among others: (i) the ongoing issuance of common stock associated with stock option and warrant exercises; (ii) any fluctuations in the Company’s stock price, which could cause changes in the number of common stock equivalents included in the earnings per share, assuming dilution computation; and (iii) the issuance of common stock to effect business combinations should the Company enter into such transactions.

 The Company has excluded all outstanding common stock equivalents from the calculation of diluted net loss per share because all such common stock equivalents are antidilutive for all periods presented. The total number of common stock equivalents excluded from the calculations of diluted net loss per common share were 3,116,465 and 12,023,951 for the nine months ended July 31, 2012 and 2013, respectively. The dilutive common stock equivalents for the nine months ended July 31, 2013 include warrants to purchase 4,735,395 shares of common stock (Note 8), 4,231,154 preferred stock shares convertible into common stock (Note 8), and options to purchase 3,057,402 shares of common stock (Note 9).

Recently Issued Accounting Pronouncements

On March 4, 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830) Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 updates accounting guidance related to the application of consolidation guidance and foreign currency matters. This guidance resolves the diversity in practice about what guidance applies to the release of the cumulative translation adjustment into net income. This guidance is effective for interim and annual periods beginning after December 15, 2013. The Company anticipates adopting ASU 2013-05 beginning November 1, 2014. The Company does not anticipate that these changes will have a material impact on its consolidated financial statements or disclosures.

F-10

2.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 –  Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

As of October 31, 2012 and July 31, 2013, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates book value due to the short maturity of these instruments. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value. As of October 31, 2012 and July 31, 2013, the Company held no investments. The Company hired an independent resource to value its derivative liability as follows:

Fair Value Table
(in thousands)	Balance at July 31,2013	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Derivative Liability	$1,539	$-	$-	$1,539

	$1,539	$-	$-	$1,539

Level Three Roll forward
	Derivative Liability	Total

Balance October 31, 2012	$-	$-
Fair value of derivative liability reclassified from equity	2,310	2,310
Change in fair value	(771)	(771)
Balance July 31, 2013	$1,539	$1,539

3.	INVENTORY

Inventory, net consists of the following (in thousands):

	October 31,	July 31,
	2012	2013
		(Unaudited)

Raw materials	$322	$226
Finished goods	54	63
	$376	$289

4.	PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following (in thousands, except number of years):

		October 31,	July 31,
		2012	2013
	Life (years)		(Unaudited)
Equipment	1-3	$18,960	$18,970
Furniture and fixtures	5	691	806
Leasehold improvements	5	568	573
		20,219	20,349
Less: Accumulated depreciation		(18,698)	(19,109)
		$1,521	$1,240

Depreciation expense was approximately $505,000 and $617,000 for the nine months ended July 31, 2012 and 2013, respectively.

F-11

5.	ACCRUED EXPENSES AND DEFERRED REVENUE

Accrued expenses consist of the following (in thousands):

	October 31,	July 31,
	2012	2013
		(Unaudited)

Payroll related	$1,871	$1,382
Professional services	620	$465
Customer deposits	12	-
Warranty reserve	11	26
Other	365	279
	$2,879	$2,152

Included in payroll related accrued expenses as of October 31, 2012 was approximatly $790,000 related to bonus compensation, approximatly $465,000 of which was settled in December 2012 with 146,555 shares of common stock.

Warranty reserve activity, included in accrued expenses, during the year ended October 31, 2012 and nine months ended July 31, 2013 was as follows (in thousands):

	Balance at	Charged to		Balance at
	Beginning	Costs and	Reserve	End of
	of Period	Expenses	Usage	Period

Year ended October 31, 2012
Warranty reserve	$22	$16	$(27)	$11

Nine months ended July 31, 2013
Warranty reserve (Unaudited)	$11	$19	$(4)	$26

Deferred revenue, current portion, consists of the following (in thousands):

	October 31,	July 31,
	2012	2013
		(Unaudited)

Product	$315	$288
Services	991	1,183
	$1,306	$1,471

6.	CREDIT AGREEMENT AND LONG TERM LIABILITIES

The Company had a revolving line of credit and term loan with Silicon Valley Bank. In July 2013, the Company entered into a Credit Agreement and security agreements with Fortress Credit Co. LLC, an affiliate of Fortress Investment Group LLC (such affiliates collectively, “Fortress”) (described below). The Company used a portion of the proceeds of the Fortress loans to repay the revolving line of credit and term loan with Silicon Valley Bank.

F-12

Effective July 22, 2013, the Company entered into a Credit Agreement with Fortress that provides for aggregate Term Loan commitments of up to $10 million. The Term Loan consist of a Term Loan A in the principal amount of $5 million, which matures July 22, 2016 and a Term Loan B in the principal amount of $5 million, which matures February 1, 2016. The Company drew down the full $10 million of both Term Loans on July 24, 2013. Interest is due monthly in arrears and the remaining principal balance on the Fortress notes accrue interest at 10% annually. Term Loan A is interest-only for the first 12 months and Term Loan B is interest-only for the first six months. See Footnote 8 for information on the Fortress Warrants.

In conjunction with the Credit Agreement with Fortress, the Company has agreed to certain financial covenants. The Company is required to maintain a minimum of $1.5 million of unrestricted cash at each month end and the Company is restricted from making certain cash distributions to equity security holders or from incurring additional indebtedness without prior written consent from Fortress. The Company has also agreed to certain reporting covenants and must supply monthly financial statements to Fortress within 30 days of the end of each month.

At the origination date, the $10 million principal balance of the notes payable to Fortress were recorded as follows: (in thousands)

Principal balance	$10,000
Loan fees to Fortress	(300)
Relative fair value of warrants issued and recorded in additional paid in capital	(1,375)
$8,325

At July 31, 2013, the carrying amount of the notes payable to Fortress were recorded as follows: (in thousands)

Principal balance	$10,000
Unamortized debt discount	(1,663)
Net carrying value of Fortress notes	8,337
Less current portion of debt	(645)
Long term portion of debt	$7,692

The debt discount allocated to the current portion of the Fortress notes as of July 31, 2013 is approximately $605,000 and the portion allocated to long term debt is approximately $1,058,000. Interest expense relating to the line of credit, term loan, Fortress notes, and bridge loans was approximately $143,000 and $188,000 for the nine months ended July 31, 2012 and 2013, respectively.

7.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under long-term operating lease agreements that expire on various dates through August 31, 2016. Rental expense under these agreements was approximately $363,000 and $327,000 for the nine months ended July 31, 2012 and 2013, respectively. Crossroads leases its headquarters, approximately 37,800 square feet of general office, laboratory, data center and administrative space in Austin, Texas. The original lease was effective October 31, 2005 and extended in accordance with an extension agreement through February 28, 2015. The term of the extension agreement is five years, from March 1, 2010 through February 28, 2015, and represents a lease commitment of approximately $378,000 per year through the lease term.

Legal Proceedings

Intellectual Property Litigation

The Company filed a lawsuit in November 2012 against Addonics, Inc. Crossroads Systems, Inc. v. Addonics Technologies, Inc.; Civil Action No. 1:12-CV-1090-SS (W.D. Tex – Austin Division) alleging infringement by the defendants of U.S. Patent Nos. 6,425,035 and 7,934,041. This case was settled during the fiscal quarter ended April 30, 2013, and dismissed.

F-13

8.	STOCKHOLDERS’ EQUITY

On October 23, 2010 the Company sold 3,125,000 shares of its common stock in a private placement at $3.20 per share for gross proceeds to the Company of $10.0 million.  In conjunction with this private placement, the Company also issued warrants to purchase an additional 1,074,212 shares of common stock with an exercise price of $3.20 per share.   Fees in the amount of $0.8 million relating to the stock placement were netted against proceeds.  The warrants were exercisable immediately upon issue, and expire October 22, 2015. As of July 31, 2013, there were 998,096 of these warrants outstanding.

On July 31, 2012, the Company issued and sold to Iron Mountain Incorporated (“IRM”) 582,524 shares of its common stock at $5.15 per share in a private placement, for an aggregate purchase price of $3 million. IRM also agreed that it would not transfer the shares without the Company’s prior written consent until the one year anniversary date of the closing of the private placement. The Company also entered in a registration rights agreement with IRM, pursuant to which the Company filed a registration statement on Form S-1 on May 10, 2013 to register these securities with the Securities and Exchange Commission (“SEC”).

On March 22, 2013, the Company entered into a Securities Purchase Agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit, valued at $8.6 million, for net proceeds of approximately $7.9 million after related expenses. Each unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share and a warrant to purchase one-half of a share of common stock equal per share of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to certain adjustments, resulting in the issuance of warrants to purchase an additional 2,282,754 shares of common stock with an exercise price of $2.00 per share. The convertible preferred stock ranks senior to the common stock and each other class or series of the Company’s capital stock, whether common, preferred or otherwise, with respect to distributions of dividends and distributions upon liquidation, dissolution or winding up of the Company. The warrants were initially valued using the Black-Scholes pricing model at approximately $ 2,284,000 which resulted in a beneficial conversion feature on the convertible preferred stock of approximately $1,090,000. This amount was recorded as a deemed dividend.

The convertible preferred stock has the rights, qualifications, limitations and restrictions set forth in the Certificate of Designation (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on March 28, 2013. The Certificate of Designation authorizes issuance of up to 4,500,000 shares of convertible preferred stock, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.” The right of holders of convertible preferred stock to convert the convertible preferred stock is subject to a 9.99% beneficial ownership limitation for holders of Sub-Series F-1 and a 4.99% beneficial ownership limitation for holders of Sub-Series F-2. Such beneficial ownership limitations may be increased or decreased by a holder of Sub-Series F-1 to any percentage not in excess of 19.99% after providing notice of such increase or decrease to the Company. For as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the Original Issue Date are outstanding, the holders of such Sub-Series F-1, voting as a single class, will be entitled to elect two directors of the Company. If less than 90%, but at least 20%, of such shares of Sub-Series F-1 are outstanding, such holders, voting as a single class, will be entitled to elect one director of the Company. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1. the holders of shares of the convertible preferred stock are entitled to a liquidation preference equal to the original issuance price, plus accrued and unpaid dividends.

The Certificate of Designation contains customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, prior to the earlier to occur of (A) twelve months following the original issue date of March 28, 2013 and (B) the date on which the Company indicates a positive earnings per share in its public disclosures, if the Company issues or is deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $2.0625 per share, then the conversion price of the convertible preferred stock will be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the additional shares of Common Stock. The warrants issued in March 2013 also contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition prior to the earlier to occur of (1) twelve months following the date of the warrants and (2) the date on which the Company indicates a positive earnings per share in its public disclosures, if the Company issues or is deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable exercise price, which is initially $2.00 per share, then the exercise price of the warrants will be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the additional shares of Common Stock.

F-14

The full ratchet anti-dilution provisions in the Company’s convertible preferred stock and warrants issued in its March 2013 private placement were not in effect until those provisions were approved by a vote of the Company’s stockholders at its 2013 annual meeting held on June 21, 2013. Upon approval of these provisions the warrants were reclassified as a derivative liability and recorded at fair value as of July 31, 2013. Also upon approval of the full ratchet anti-dilution provision the Series F convertible preferred stock were potentially convertible into more shares of common stock than currently authorized, therefore those shares were classified outside of permanent equity. Upon the expiration of the full ratchet anti-dilution provisions on the one-year anniversary of the March 2013 private placement, the Company expects the preferred stock and warrants to be reclassified back to permanent stockholders' equity. In accordance with ASC 815-40-25 and ASC 815-10-15 Derivatives and Hedging and ASC 480-10-25 Liabilities-Distinguishing Liabilities from Equity as approved by shareholders, the convertible preferred shares and are accounted for net outside of stockholders’ equity at $6,394,000 with the warrants accounted for as liabilities at their fair value of $1,539,000 as of July 31, 2013. The value of the derivative warrant liability will be re-measured at each reporting period with changes in fair value recorded as earnings. To derive an estimate of the fair value of these warrants, the Company utilized a dynamic Black Scholes Merton formula that computes the impact of share dilution upon the exercise of the warrant shares. This process relies upon inputs such as shares outstanding, estimated stock prices, strike price and volatility assumptions to dynamically adjust the payoff of the warrants in the presence of the dilution effect. In the event the convertible preferred shares are redeemed, any redemption price in excess of the carrying amount of the convertible preferred stock would be treated as a dividend.

 Fees in the amount of $0.7 million relating to the stock placement were netted against proceeds. The Company filed a registration statement to register these securities on Form S-1 on May 10, 2013 with the Securities and Exchange Commission (“SEC”).

Effective July 24, 2013, the Company entered into a Credit Agreement with Fortress described above in Note 6. As a condition to and in connection with the Credit Agreement, the Company issued to Fortress the Fortress Warrant, pursuant to which Fortress is entitled to purchase 1,454,545 shares of the Company’s common stock at an exercise price of $2.0625 per share.

The Fortress Warrant is exercisable on or after October 22, 2013 and will expire on the seventh anniversary of the effective date of the Fortress Transactions. If the Fortress Warrant is exercisable and there is no effective Registration Statement registering, or no current prospectus available for, the resale of, the shares of common stock issuable upon exercise of the Fortress Warrant, then the Fortress Warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the Fortress Warrant.

The Fortress Warrant contains what is commonly referred to as “full-ratchet” anti-dilution protection, which provision will only be in effect if approved by the Company’s stockholders at its 2014 annual meeting of stockholders. Subject to stockholder approval, if, prior to the earlier to occur of (A) twelve months following the warrant, issuance date of July 22, 2013 and (B) the date on which the Company indicates a positive earnings per share in its public disclosure, the company issues or is deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable exercise price, which is initially $2.0625 per share, then the exercise price of the Fortress Warrant will be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the additional shares of common stock.

On February 28, 2013, the Company issued convertible promissory notes to two investors, in the aggregate principal amount of $550,000. Pursuant to the terms of the notes, both note holders had the right to convert the outstanding amounts under their notes into Series F convertible preferred stock shares at a discount of 15% to the issue price of the Series F convertible preferred stock. Each note holder exercised this right and received 188,235 Series F convertible preferred stock shares, in the case of the note holder converting $330,000 of promissory notes and interest, and 156,863 Series F convertible preferred stock shares, for the in the case of note holder converting $275,000 of promissory notes and interest.

F-15

9.	STOCK OPTIONS AND STOCK BASED COMPENSATION

The Company has a stock-based compensation plan available to grant incentive stock options, non-qualified stock options and restricted stock to employees and non-employee members of the Board of Directors and advisors.

The Company’s 1999 Stock Option/Stock Issuance Plan (the “1999 Plan”) was succeeded by the 2010 Stock Incentive Plan (the “2010 Plan”).  As of July 31, 2013, options to purchase 933,248 shares of common stock were outstanding, and no further grants can be made under the 1999 Plan.

The 2010 Plan was approved by the Board of Directors on May 26, 2010 and became effective on August 13, 2010, upon approval by shareholders.  A maximum of 3,000,000 shares of Crossroads common stock may be awarded, plus the automatic increase as detailed below. The total number of shares that will be reserved, and that may be issued, under the 2010 Plan will automatically increase on the first trading day of each calendar year, by a number of shares equal to four percent (4%) of the total outstanding shares on the last day of the prior calendar year, subject to a maximum annual increase of 250,000.  As of July 31, 2013, options to purchase 2,416,117 shares of common stock were granted from the 2010 Plan, of which 2,124,154 were outstanding. During the nine months ended July 31, 2012 and 2013, common stock share grants of 83,959 and 151,483, respectively, were granted from the 2010 Plan.

As of July 31, 2013, options to purchase an aggregate of 3,057,402 shares of common stock were outstanding under the 1999 Plan and the 2010 Plan, of which 1,613,810 were vested. Under the 2010 Plan, 837,182 shares of common stock were available for future grants as of July 31, 2013.  The shares of common stock reserved for future grant are reduced by 53,221 options previously exercised under the 2010 Plan, and 235,442 shares of common stock granted under the plan.  The exercise price, term and other conditions applicable to each stock option granted under the 2010 Plan are determined by the Compensation Committee of the Board of Directors. The exercise price of stock options is set on the grant date and may not be less than the fair market value per share of the Company’s common stock on that date (as measured by the closing price of the Company’s common stock on the Nasdaq Capital Market on such date). The 2010 Plan options generally become exercisable over a four year period (vesting 25% after one year, the remaining 75% vesting quarterly thereafter) and expire after ten years. During the nine months ended July 31, 2013, the Company issued incentive stock options to employees that vested over two years with 25% vesting in six months and 75% vesting over the remaining vesting term. Certain executives received stock options which vested over two years with a specified vesting schedule over the two year term. Stock option exercises are fulfilled with newly-issued shares of common stock.

The Company realized stock-based compensation expense for all awards issued under the Company’s stock plans in the following line items in the consolidated statements of operations:

	Nine months ended July 31,
	2012	2013
Cost of revenue	$24	$18
Sales and marketing	403	245
Research and development	454	258
General and administrative	399	327
Total stock-based compensation	$1,280	$848

During the fourth quarter of the fiscal year ended October 31, 2011, management elected to receive 67% of the management bonus for the fiscal year ended October 31, 2011 with shares of the Company’s stock. Accordingly, 83,959 shares of common stock were granted in January 2012 valued at approximately $433,000. During the year ended October 31, 2012 stock-based compensation expense of approximately $465,000 was accrued for 67% of the total estimated management bonus for the fiscal year ended October 31, 2012. Accordingly, 146,555 shares of common stock were granted in December 2012 to satisfy this liability.

As of May 8, 2013 Robert C. Sims, the former President and Chief Executive Officer ceased to be an employee of the Company. In accordance with his employment agreement as of the date of change in status of employment all his unvested options immediately vested and became exercisable. As a result, the Company recorded approximately $96,000 of additional compensation expense for the three-month period ended July 31, 2013 which represented compensation expense related to 89,800 unvested options that vested and became exercisable. The options remain exercisable for a term of 12 months.

F-16

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatility of the Company’s stock. The expected term represents an estimate of the time options are expected to remain outstanding. The Company’s options that are exercised are restricted for one year from the date of exercise, therefore it does not believe the actual history of shares exercised is an accurate method of calculating expected term and uses the simplified method to derive an expected term. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The variables used in the Black-Scholes calculation are listed below for the respective periods:

	Nine months ended July 31,
	2012	2013
Expected dividend yield	0%	0%
Expected volatility	69 - 71%	71 - 74%
Risk-free interest rate	0.7 - 1.0%	0.7 - 1.4%
Expected term (years)	6.1	3.5-10

The following table summarizes information about stock option activity for the nine months ended July 31, 2013 (unaudited)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($M)

Outstanding at October 31, 2012	2,131,244	$3.80	6.20	$1.4
Granted	1,199,896	$2.14
Forfeited	(219,572)	$4.59
Exercised	(54,166)	$1.41
Outstanding and expected to vest
at July 31, 2013	3,057,402	$3.13	6.98	$0.1
Exercisable at July 31, 2013	1,703,655	$3.71	5.11	$0.1

The weighted average fair value per option granted during the nine months ended July 31, 2012 and 2013 was $3.20 and $1.42 respectively. The total intrinsic value of options (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) exercised during the nine months ended July 31, 2012 and 2013 was $187,407 and $32,707 respectively. During the nine months ended July 31, 2012 and 2013, the amount of cash received from the exercise of stock options was $120,000 and $59,000, respectively.

The Company granted 13,000 options to non-employees during the nine months ended July 31, 2012 with a fair value of which was approximately $37,000, and granted 83,883 options to non-employees during the nine months ended July 31, 2013, the fair value of which was approximately $120,000.

At July 31, 2013, there was approximately $1,603,000, of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 1.04 years. There were 268,977 and 405,127 options that became vested during the nine months ended July 31, 2012 and 2013, respectively, with the total fair value of these awards of approximately $488,000 and $896,000 respectively.

F-17

The following table shows information about outstanding stock options at July 31, 2013:

			Options Outstanding			Options Exercisable
				Weighted
				Average	Weighted		Weighted
Range of			Shares	Remaining	Average		Average
Exercise Prices			Outstanding	Contractual Term	Exercise Price	Shares	Exercise Price
$-	-	$1.48	116,320	5.95	$0.74	114,599	$0.74
$1.56	-	$1.56	412,396	7.03	$1.56	350,757	$1.56
$1.58	-	$2.04	145,222	5.26	$1.80	131,805	$1.79
$2.10	-	$2.10	1,060,878	9.79	$2.10	-	$-
$2.22	-	$3.83	311,217	5.16	$3.19	258,699	$3.29
$3.84	-	$4.75	558,273	5.86	$4.59	458,775	$4.57
$4.76	-	$5.92	313,303	5.09	$5.08	249,227	$5.14
$5.96	-	$7.48	67,592	1.30	$6.99	67,592	$6.99
$9.72	-	$9.72	31,251	0.17	$9.72	31,251	$9.72
$10.64	-	$10.64	40,950	0.52	$10.64	40,950	$10.64
$-	-	$10.64	3,057,402	6.98	$3.13	1,703,655	$3.71

10.	EMPLOYEE BENEFITS

In 1996, the Company established the Crossroads Systems, Inc. 401(k) Savings Plan (the “Savings Plan”), which is a qualified plan under section 401(k) of the Internal Revenue Code. All employees who have attained 18 years of age are eligible to enroll in the Savings Plan. The Company may make matching contributions to those employees participating in the Savings Plan based upon Company productivity and profitability. Company contributions vest over a period of six years. In October 2000, the Company adopted a new 401(k) Savings Plan that meets all of the criteria set forth above in the Savings Plan. The Company made matching contributions totaling $209,000 and $215,000 during the nine months ended July 31, 2012 and 2013, respectively.

11.	RELATED PARTY TRANSACTIONS

During the nine months ended July 31, 2012 and 2013, the Company recognized $0.4 and $0.7 million, respectively, of revenue from IRM, one of the Company’s stockholders (refer to Note 8).  During the nine months ended July 31, 2012 and 2013 the Company recognized costs of revenue of $0.4 and $0.8 million, respectively, relating to IRM. As of July 31, 2012 and 2013, the Company had no accounts receivable balances due from IRM.

11.	SUBSEQUENT EVENT

The Company filed a lawsuit on September 11, 2013 against Dot Hill Systems Corp. (“Dot Hill”) alleging patent infringement and breach of the Amended Settlement and License Agreement dated June 27, 2006 between Crossroads and Dot Hill.

F-18

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Crossroads Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Crossroads Systems, Inc. and subsidiaries (the Company) as of October 31, 2011 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the fiscal years then ended. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of October 31, 2011 and 2012, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule presents fairly, in all material respects, the information set forth therein when considered in relation to the basic consolidated financial statements.

/s/ PMB HELIN DONOVAN, LLP

Austin, Texas
January 23, 2013

F-20

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	October 31,
	2011	2012

ASSETS

Current assets:
Cash and cash equivalents	$7,336	$6,895
Short-term investments	3,385	-
Total cash, cash equivalents and short-term investments	10,721	6,895

Accounts receivable, net of allowance for doubtful accounts of $71 and $102, respectively	2,659	2,847
Inventory	188	376
Prepaid expenses and other current assets	297	309
Total current assets	13,865	10,427

Property and equipment, net	1,320	1,521
Intangible assets, net	110	-
Other assets	56	76
Total assets	$15,351	$12,024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,228	$1,260
Accrued expenses	2,156	2,879
Deferred revenue	1,009	1,306
Current portion of long term debt	1,973	2,948
Total current liabilities	7,366	8,393

Long term liabilities	126	1,634

Commitments and contingencies (See Note 10)	-	-

Stockholders' equity:
Common stock, $0001 par value, 75,000,000 shares authorized, 10,923,543 and 11,679,860 shares issued and outstanding, respectively	11	12
Additional paid-in capital	199,750	204,582
Accumulated other comprehensive loss	(40)	(39)
Accumulated deficit	(191,862)	(202,558)
Total stockholders' equity	7,859	1,997
Total liabilities and stockholders' equity	$15,351	$12,024

See accompanying notes to the consolidated financial statements.

F-21

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended
	October 31,
	2011	2012
Revenue:
Product	$4,441	$5,856
IP license, royalty and other	10,546	8,143

Total revenue	14,987	13,999

Cost of revenue:
Product	357	642
IP license, royalty and other	2,308	2,301

Total cost of revenue	2,665	2,943

Gross profit	12,322	11,056

Operating expenses:
Sales and marketing	5,218	6,386
Research and development	10,702	11,408
General and administrative	3,158	3,590
Amortization of intangible assets	629	110

Total operating expenses	19,707	21,494

Loss from operations	(7,385)	(10,438)

Interest expense	(104)	(241)
Other expense	(6)	(17)

Net loss	$(7,495)	$(10,696)

Basic and diluted net loss per share	$(0.69)	$(0.95)

Basic and diluted average common shares outstanding	10,820,028	11,245,813

See accompanying notes to the consolidated financial statements.

F-22

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In thousands, except share data)

			Additional		Accumulated	Total
	Common Stock		Paid-In	Accumulated	Other Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at October 31, 2010	10,736,941	$11	$198,729	$(184,367)	$(49)	$14,324

Issuance of common stock	4,202	-	20	-	-	20
Stock options exercised	57,645	-	95	-	-	95
Stock warrants exercised	38,703	-	29	-	-	29
Stock-based compensation	86,052	-	877	-	-	877
Foreign currency translation adjustment	-	-	-	-	9	9
Net loss	-	-	-	(7,495)	-	(7,495)

Balance at October 31, 2011	10,923,543	$11	$199,750	$(191,862)	$(40)	$7,859

Issuance of common stock	587,083	1	3,017	-	-	3,018
Stock options exercised	71,526	-	150	-	-	150
Stock warrants exercised	13,749	-	44	-	-	44
Stock-based compensation	83,959	-	1,621	-	-	1,621
Foreign currency translation adjustment	-	-	-	-	1	1
Net loss	-	-	-	(10,696)	-	(10,696)

Balance at October 31, 2012	11,679,860	$12	$204,582	$(202,558)	$(39)	$1,997

See accompanying notes to the consolidated financial statements.

F-23

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	October 31,
	2011	2012

Cash flows from operating activities:
Net loss	$(7,495)	$(10,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	537	711
Amortization of intangible assets	629	110
Loss on disposal of property and equipment	8	17
Stock-based compensation	877	1,680
Provision for doubtful accounts receivable	52	31
Changes in assets and liabilities:
Accounts receivable	2,895	(219)
Inventory	(95)	(188)
Prepaid expenses and other assets	(4)	(27)
Accounts payable	1,314	(968)
Accrued expenses	(114)	665
Deferred revenue	(485)	435
Net cash used in operating activities	(1,881)	(8,449)
Cash flows from investing activities:
Purchase of property and equipment	(1,290)	(944)
Proceeds from sale of property and equipment	-	15
Purchase of held-to-maturity investments	(6,669)	(185)
Maturity of held-to-maturity investments	3,284	3,570
Net cash (used in) provided by investing activities	(4,675)	2,456
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	144	3,212
Proceeds from borrowing on debt	-	3,000
Repayment of debt	-	(655)
Net cash provided by financing activities	144	5,557

Effect of foreign exchange rate on cash and cash equivalents	(63)	(5)
Net decrease in cash and cash equivalents	(6,475)	(441)
Cash and cash equivalents, beginning of period	13,811	7,336
Cash and cash equivalents, end of period	$7,336	$6,895

Supplemental disclosure of cash flow information:

Cash paid for interest	$86	$194
Cash paid for income taxes	$1	$1

See accompanying notes to the consolidated financial statements

F-24

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Crossroads Systems, Inc. and its wholly-owned subsidiaries (“Crossroads” or the “Company”). Headquartered in Austin, Texas, Crossroads Systems, a Delaware corporation, is a global provider of data protection solutions and services. Through the innovative use of new technologies, the Company delivers customer-driven solutions that enable proactive data protection, advanced data archival, optimized performance and significant cost-savings over current solutions. The Company’s products are sold worldwide in mission critical environments for Fortune 2000 companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation products. The Company believes that cash flow from operations, customer reimbursed expenses, proceeds from the sale of common stock, and funds available under credit agreements will be sufficient to fund the anticipated operations for fiscal 2013.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid investments with original maturities of 90 days or less at date of purchase. While the Company’s cash and cash equivalents are on deposit with high quality FDIC and Association of German Banks insured financial institutions, at times such deposits exceed insured limits. As of October 31, 2012, total uninsured deposits were $5.7 million. The Company has not experienced any losses in such accounts.

Short-term Investments

Short-term investments consist of primarily corporate and government agency debt securities. The maturity dates of these debt securities is greater than three months, but do not exceed one year from the date of purchase. The Company classifies its investments in debt securities held-to-maturity securities and carries them at amortized cost, which approximates fair value due to the short period of time to maturity.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company evaluates the adequacy of its allowance on a regular basis by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, which approximates the first-in, first-out method. Adjustments to reduce the carrying value of inventories to their net realizable value are made for estimated excess, obsolete or impaired balances. These adjustments are measured as the excess of the cost of the inventory over its market value based upon assumptions about future demand and charged to cost of revenue. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration of the original cost basis or increases in the newly established cost basis.

F-25

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets (Note 5). Expenditures for repairs and maintenance are charged to expense when incurred; major replacements and betterments are capitalized at cost. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the related asset or the remaining life of the lease. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets are originally recorded at their fair values at the date of acquisition. Indefinite-lived intangible assets are not amortized, but are tested annually for impairment, or more frequently if impairment indicators occur. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-lived Assets

The Company reviews long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. The Company considers historical performance and future estimated results in its evaluation of impairment.

The Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate it utilizes to evaluate potential investments. Because the Company operates as a single reporting unit, the Company is considered as a whole when evaluating long-lived assets for impairment.

The impairment test for intangible assets requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units and determining fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on historical performance and future estimated results.

Revenue Recognition

Revenue consists of sales of hardware, software and services, as well as royalties the Company earns for products and the license of certain intellectual property as detailed below. Revenue is recognized when it is realizable and earned. Revenue is considered realizable and earned when: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed or determinable; and when collectability is reasonably assured.

Product Revenue

Product revenue includes software licenses delivered via license key and software solutions delivered via a hardware appliance. Product sales include a perpetual license to the Company’s software that is essential to the functionality of the hardware. Revenue for products sold to distributors, value added resellers (“VARs”), original equipment manufacturers (“OEMs”) and end users is generally recognized upon shipment. When significant post-delivery obligations exist, the related revenue is deferred until such obligations are fulfilled. If there are customer acceptance criteria in the contract, the Company recognizes revenue upon end user acceptance, which typically occurs after delivery and installation are completed.

The Company licenses certain software to OEM customers under licensing agreements that allow those customers to embed this software into specific products they offer. Licensees pay a fee based on the amount of sales of their products that incorporate the licensed software. On a periodic and timely basis, the licensees provide reports listing sales to end users for which a license fee is owed to the Company. This report is cross-referenced to the license keys electronically delivered by the Company. As the license keys substantiate delivery, and the customer reports substantiate acceptance, the Company recognizes revenue based on the information in these reports.

Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the period revenue is recognized, allowances are provided for future product returns. These allowances are based on programs in existence at the time revenue is recognized and historical product return rates. Since the Company has historically been able to reliably estimate the amount of returns, revenue is recognized, net of allowances for future returns, upon shipment to customers.

Out-of-warranty repairs are included in product revenue and recognized upon completion of the repair. On occasion, installation and professional services may also be delivered with the product as part of a bundled solution. Revenue related to installation and professional services is recognized upon completion.

IP License, Royalty and Other Revenue

IP license, royalty and other revenue consists of revenue from the licensing of intellectual property (“IP”), royalty payments from Hewlett Packard (“HP”), and sales of post-contract support (“PCS”) service.

IP License Revenue

The Company licenses patented technology to customers under licensing agreements that allow those customers to utilize the technology in specific products they offer. The timing and amount of revenue recognized from IP license agreements depends upon a variety of factors, including the specific terms of each agreement and the nature of the deliverables and obligations. Such agreements are reviewed for multiple elements. Multiple elements can include amounts related to initial non-refundable license fees for the use of the Company’s patents in the customer’s past shipments, patent licensing royalties on covered products sold going forward, cross-licensing terms between the Company and other parties, and settlement of patent litigation. Through October 31, 2012, no amounts have been allocated to the cross-licensing or the settlement of patent litigation elements.

Revenue is only recognized after all of the following criteria are met: (1) written agreements have been executed; (2) delivery of technology or intellectual property rights has occurred; (3) fees are fixed or determinable; and (4) collectability of fees is reasonably assured.

Under these IP license agreements, one or a combination of the following forms of payment is received as consideration for permitting customers to use the Company’s patents in their applications and products:

Consideration for Past Sales:  Consideration related to a customer’s product sales from prior periods results from a negotiated agreement with a customer that utilized the Company’s patented technologies prior to signing an IP license agreement with the Company. The Company negotiates an amount with the customer based on a report provided by the customer detailing their past shipments utilizing the Company’s patented technology. The Company may use publicly filed financial statements, research reports and other sources to determine the reasonableness of this shipment report. To determine the amount of consideration owed to the Company, the amount of past shipments is then multiplied by a standard royalty rate historically received by the Company in similar arrangements. The consideration is recorded as revenue when a signed agreement has been obtained, a determinable price has been identified based on past shipments, and payment is determined to be collectable and reasonably assured.

Recurring Royalty Payments:  These are royalty payments covering a customer’s obligations to pay royalties relating to its sales of covered products shipped in the current reporting period. The rate used for recurring royalty payments is the same as that used to determine the consideration for past shipments. Customers that owe the Company recurring royalty payments are obligated to provide quarterly royalty reports that summarize their sales of covered products and their related royalty obligations. These royalty reports are typically received subsequent to the period in which the customers’ underlying sales occurred. Upon initially signing an agreement, the Company recognizes revenue during the period in which the royalty report and payment are received. Once history has been established with a customer, the Company estimates revenue based on prior quarterly royalty reports received. When the actual results are received, the recorded revenue is adjusted to actual results, if necessary. To date, such adjustments have not been material.

Royalty Revenue

Royalty revenue consists of revenue from royalty payments from HP for product and PCS services. Revenue from royalty payments from HP is recognized when earned or when amounts can be reasonably estimated based on monthly product shipping reports received from HP.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Revenue

Other revenue consists of revenue from the sales of PCS services to customers other than HP. Most product sales include PCS services which consist of software updates and customer support. Software updates provide customers access to maintenance releases and patches released during the term of the support period. Support includes telephone and internet access to technical support personnel and hardware support. For PCS services, revenue equal to the separately stated price of these service contracts is initially deferred and recognized as revenue ratably over the contract period.

Multiple Element Arrangements

When elements such as hardware, software and PCS service are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element in an arrangement based on relative selling price using a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”), if available. Third party evidence (“TPE”) is used only if VSOE is not available, and the Company’s best estimate of selling price (“ESP”) is used if neither VSOE nor TPE is available. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.

For established products, the Company uses VSOE. For new products, installation and professional services for which the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP. The objective of ESP is to determine the price at which the Company would transact a sale if these items were sold on a standalone basis. In determining ESP, the Company uses the cost to provide the new product, installation or professional service plus a margin. When using cost plus a margin, the Company considers the total cost of the item to establish a VAR or OEM price. The Company also considers the historical margins for established products and other factors, including any changes to pricing methodologies, competitiveness of new products, installation and professional services, pricing pressures due to entering a new market, and cost drivers that could cause future margins to differ from historical margins.

The Company determines VSOE for established products and PCS service based on the price charged to customers when sold separately. PCS service revenue is recognized under a proportional performance method, ratably over the life of the contract.

For arrangements with multiple elements entered into prior to November 1, 2010, when elements such as hardware, software and PCS services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to the separate elements based on relative fair value, provided the fair value for all elements of the arrangement are known. If, in an arrangement, the undelivered elements have fair value, but the delivered element does not, the fair value of the undelivered elements is deferred and the residual revenue is allocated to the delivered elements. If fair value does not exist for undelivered elements, then revenue for the entire arrangement is deferred until all elements have been delivered.

Contracts to Modify or Customize Products

During the year ended October 31, 2012, the Company entered into contracts with certain customers to significantly modify or customize products. In accounting for such arrangements, the Company first looks to the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 985-605, Software - Revenue Recognition (“ASC 985-605”), and then ASC Subtopic 605-25, Revenue Recognition – Multiple-Element Arrangements, to determine the appropriate accounting elements in the arrangement.  The Company then considers the appropriate recognition model for each accounting element based on the nature of the element and applies the guidance in ASC Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, ASC Subtopic 985-60, ASC Subtopic 605-15, Revenue Recognition – Products, or ASC Subtopic 605-20, Revenue Recognition – Services, as applicable.  Amounts allocated to the modification/customization service element are evaluated for classification in the consolidated statement of operations as either revenue or reduction of research and development expense based on the following considerations: whether and in what circumstances the consideration received is refundable, ownership of the final product and intellectual property rights to develop the product, and exclusivity of the final product.  The Company recorded approximately $0 and $902,000 as revenue and approximately $0 and $482,000 as a reduction of research and development expense related to these contracts for the years ended October 31, 2011 and 2012, respectively.

Warranty

Generally, the Company indemnifies, under pre-determined conditions and limitations, its customers for infringement of third-party intellectual property rights by its products or services. The Company seeks to limit its liability for such indemnity to an amount not to exceed the sales price of the products or services. The Company does not believe, based on information available, that it is probable that any material amounts will be paid under these guarantees.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company provides for the estimated cost to repair or replace products under warranty and technical support costs when the related product revenue is recognized. The Company warrants products for a period from 12 to 39 months following the sale of its products. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management’s estimate of future costs.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates that are expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has provided a full valuation allowance against its deferred tax assets because the realization of the related tax benefits is not considered more likely than not.

The Company recognizes the tax benefit from an uncertain tax position only if it meets the “more likely than not” threshold that the position will be sustained upon examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense within its consolidated statement of operations (Note 13).

Computation of Net Loss Per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period. Basic earnings per share excludes the dilutive effect of common stock equivalents such as stock options and warrants, while earnings per share, assuming dilution, includes such dilutive effects. Future weighted-average shares outstanding calculations will be impacted by the following factors, among others: (i) the ongoing issuance of common stock associated with stock option and warrant exercises; (ii) any fluctuations in the Company’s stock price, which could cause changes in the number of common stock equivalents included in the earnings per share, assuming dilution computation; and (iii) the issuance of common stock to effect business combinations should the Company enter into such transactions.

The Company has excluded all outstanding common stock equivalents from the calculation of diluted net loss per share because all such common stock equivalents are antidilutive for all periods presented. The total number of common stock equivalents excluded from the calculations of diluted net loss per common share were 3,228,318 and 3,129,340 for the years ended October 31, 2011 and 2012, respectively. The dilutive common stock equivalents for the year ended October 31, 2012 include warrants to purchase 998,096 shares of common stock (Note 11).

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs for the years ended October 31, 2011 and 2012 were approximately $32,000 and $7,000, respectively.

Research and Development Costs

Expenditures relating to the development of new products are expensed as incurred. These costs include expenditures for employee compensation, materials used in the development effort, other internal costs, as well as expenditures for third party professional services. Software development costs incurred after a product has reached marketability have not been material to date.

Stock-based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period), net of estimated forfeitures. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model, which requires a number of assumptions to determine the model inputs. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. Additionally, the fair value of stock-based awards to non-employees are expensed over the period in which the related services are rendered. All stock-based awards are expected to be fulfilled with new shares of common stock.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

The Company's wholly-owned subsidiary outside the United States (“U.S.”), Crossroads Europe, GmbH, has a functional currency other than the U.S. dollar. Accordingly, all balance sheet accounts of this subsidiary are translated into U.S. dollars using the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated using the average exchange rate in effect during the period. The gains and losses from foreign currency translation of this subsidiary’s financial statements are recorded directly as a separate component of stockholders' equity and represent all of the balance under the caption "Accumulated other comprehensive loss."

Net income recorded by Crossroads Europe, GmbH, and reported in consolidated operations during fiscal years 2011 and 2012, was $0.1 million and $0.1 million respectively. Assets of Crossroads Europe, GmbH account for approximately 2% and 3% of the consolidated net assets for fiscal years 2011 and 2012, respectively.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurements and disclosures or change a particular principle or requirement for fair value measurements or disclosures. This guidance is effective for interim and annual periods beginning after December 15, 2011. The Company adopted ASU 2011-04 beginning February 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements or disclosures.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (Topic 220) (“ASU 2011-05”). ASU 2011-05 modifies how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and the total comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of changes of stockholder’s equity. The revised financial statement presentation for comprehensive income will be effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company anticipates adopting ASU 2011-05 beginning November 1, 2012. The Company does not anticipate that these changes will have a material impact on its consolidated financial statements or disclosures.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on its consolidated financial statements or disclosures.

3.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

As of October 31, 2011 and October 31, 2012, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates book value due to the short maturity of these instruments. As of October 31, 2011, the Company held $2,683,000 of commercial paper, and $702,000 of fixed income government agency debt securities. As of October 31, 2012, the Company held no investments. These instruments are classified as Level 1 of the fair value hierarchy, as fair value for these instruments is determined using observable, quoted prices for identical assets in active markets.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At October 31, 2012, the Company had no assets or liabilities that were measured at fair value on a non-recurring basis. The estimated fair value of the Company's line of credit approximates the carrying value presented in its consolidated balance sheet based on discounting the expected future cash flows using current market rates as of October 31, 2012.

4.  INVENTORY

Inventory, net consists of the following (in thousands):

	October 31,	October 31,
	2011	2012

Raw materials	$170	$322
Finished goods	18	54
	$188	$376

5.  PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following (in thousands, except number of years):

		October 31,	October 31,
		2011	2012
	Life (years)
Equipment	1-3	$19,099	$18,960
Furniture and fixtures	5	687	691
Leasehold improvements	5	553	568
		20,339	20,219
Less: Accumulated depreciation		(19,019)	(18,698)
		$1,320	$1,521

Depreciation expense was approximately $537,000 and $711,000 for fiscal years 2011 and 2012, respectively.

6.   INTANGIBLE ASSETS

In 2006, Crossroads acquired Tape Laboratories, Inc, resulting in an intangible asset, purchased technology, in the amount of $5.7 million. In 2007, Crossroads acquired Grau Data Storage, AG, resulting in an intangible asset, purchased technology, in the amount of $0.7 million.

The following table presents details of intangible assets acquired (in thousands, except number of years):

	Amortization	October 31,	October 31,
	Period (Years)	2011	2012
Intangible assets:
Technology	5	$6,407	$6,407
Accumulated amortization		(6,297)	(6,407)

Net carrying value		$110	$-

Amortization expense was approximately $629,000 and $110,000 for fiscal years 2011 and 2012, respectively.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   ACCRUED EXPENSES AND DEFERRED REVENUE

Accrued expenses consist of the following (in thousands):

	October 31,	October 31,
	2011	2012

Payroll related	$1,475	$1,871
Professional services	271	620
Warranty reserve	22	11
Customer deposits	-	12
Other	388	365
	$2,156	$2,879

Included in payroll related accrued expenses as of October 31, 2011 was $587,000 related to bonus compensation, $407,000 of which was subsequently settled in January 2012 with 83,959 shares of common stock. Included in payroll related accrued expenses as of October 31, 2012 was $790,000 related to bonus compensation, $465,000 of which was settled in December 2012 with 146,555 shares of common stock.

Warranty reserve activity, included in accrued expenses, during the years ended October 31, 2011 and 2012 was as follows (in thousands):

	Balance at	Charged to		Balance at
	Beginning	Costs and	Reserve	End of
	of Period	Expenses	Usage	Period

Year ended October 31, 2011
Warranty reserve	$30	$9	$(17)	$22

Year ended October 31, 2012
Warranty reserve	$22	$16	$(27)	$11

Deferred revenue, current portion, consists of the following (in thousands):

	October 31,	October 31,
	2011	2012

Product	$558	$315
Services	451	991
	$1,009	$1,306

8.  CONCENTRATIONS

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company’s sales are primarily concentrated in the United States and are primarily derived from sales to Original Equipment Manufacturers (“OEMs”) in the computer storage and server industry. Revenue is concentrated with several major customers. The loss of a major customer, a change of suppliers or a significant technological change in the industry could adversely affect operating results. The Company performs credit evaluations of its customers and generally does not require collateral on accounts receivable balances and provides allowances for potential credit losses and product sales returns. The Company has not experienced material credit losses in any of the periods presented.

The Company relies on a limited number of suppliers for its products. The inability of any supplier to fulfill supply requirements could materially impact future operating results.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The percentage of sales to significant customers was as follows:

	October 31,
	2011	2012

Customer A	71.3%	49.1%
Customer B	5.3%	13.5%

The percentage of accounts receivable, net from significant customers was as follows:

	October 31,
	2011	2012

Customer A	67.6%	66.4%
Customer B	1.8%	0.0%

The level of sales to any customer may vary from quarter to quarter. However, the Company expects that significant customer concentration will continue for the foreseeable future. The loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company’s financial condition or results of operations.

9.   LINE OF CREDIT AND LONG TERM LIABILITIES

The Company has a revolving line of credit with its bank. The committed revolving line provides for an advance of up to $4.0 million with a borrowing base of 80% of eligible accounts receivable. Interest accrues monthly at a rate of prime rate, plus a margin of 0.25%. The Company is required to satisfy certain financial and reporting covenants in conjunction with the line of credit. The line of credit will mature on December 26, 2013. As of October 31, 2012, there was approximately $1.97 million drawn and outstanding on the line of credit. The Company was not in compliance with certain covenants at October 31, 2012, and has subsequently repaid $1.48 million of the line of credit in December of 2012.

On November 9, 2011, the Company entered into a term loan agreement with its bank.  The loan is available in draws of $0.5 million, with a maximum drawn balance of $3.0 million.  Each individual draw is to be repaid in equal monthly payments over 36 months, fully amortized, bearing an interest rate of Prime Rate, plus a margin of 2.25%.  The Company is required to satisfy certain financial and reporting covenants in conjunction with the term loan. As of October 31, 2012, there was approximately $2.3 million outstanding on the term loan, monthly installments on the term loan extend through March 1, 2015, and the Company was in compliance with all covenants.

Current portion of long term debt and long term liabilities consists of the following (in thousands):

	October 31,	October 31,
	2011	2012

Current portion of long term debt:
Line of credit	$1,973	$1,973
Current portion of term loan	-	975
	$1,973	$2,948
Long term liabilities:
Long term deferred revenue	$126	$264
Long term portion of term loan	-	1,370
	$126	$1,634

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense relating to the line of credit and the term loan was approximately $86,000 and $206,000 for the years ended October 31, 2011 and 2012, respectively.

Aggregate future principal payments of long-term debt outstanding are as follows as of October 31, 2012 (in thousands):

	Fiscal Year
	2013	2014	2015	Total

Aggregate future principal payments of long-term debt outstanding	$975	$1,041	$329	$2,345

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under long-term operating lease agreements that expire on various dates through August, 2016. Rental expense under these agreements was approximately $480,000 and $380,000 for the years ended October 31, 2011 and 2012, respectively. Crossroads leases its headquarters, approximately 37,800 square feet of general office, laboratory, data center and administrative space in Austin, Texas. The original lease was effective October 31, 2005 and extended in accordance with an extension agreement through February 28, 2015. The term of the extension agreement is five years, from March 1, 2010 through February 28, 2015, and represents a lease commitment of $375,000 per year through the lease term.

The minimum annual future payments under the terms of these leases and other commitments at October 31, 2012 are as follows (in thousands):

Operating
Fiscal Year	Leases

2013	$410
2014	416
2015	135
2016	5
$966

Legal Proceedings

Intellectual Property Litigation

The Company filed a lawsuit in September of 2010, against 3Par, Inc., American Megatrends, Inc., Rorke Data, Inc., D-Link Systems, Inc., Chelsio Communications, Inc., DataCore Software Corporation, and IStor Networks, Inc. in a lawsuit styled Crossroads Systems, Inc. v. 3Par, Inc. et al, Civil Action No. 1:10-CV-652-SS (W.D. Tex – Austin Division) alleging infringement by each of the defendants of one or both of U.S. Patent Nos. 6,425,035 and 7,051,147. With the exception of Rorke Data, Inc., settlement was reached with all defendants in fiscal year 2011. Settlement was reached with Rorke Data, Inc. in fiscal year 2012, and this case has been dismissed.

The Company filed a lawsuit in February 2012, against Infortrend Corporation, Aberdeen LLC, Boost Systems, Inc., iXsystems, Inc. and Storageflex, Inc. in a lawsuit styled Crossroads Systems, Inc. v. Infortrend Corporation et al, Civil Action No. 1:12-CV-00104-SS (W.D. Tex – Austin Division) alleging infringement by each of the defendants of one or both of U.S. Patent Nos. 6,425,035 and 7,051,147. Settlement of this case was reached in fiscal year 2012, and this case has been dismissed.

Infortrend Corporation v. Crossroads Systems, Inc., United States District of Delaware, Civil Action No. 1:12-CV-00968-UNA in July 2012. This is an action alleging that Crossroads Systems, Inc. has infringed Infortrend Corporation’s United States Patent No. 7,310,745. Infortrend Corporation alleges that Crossroads Systems, Inc. makes, sells, offers for sale, and/or uses in the United States a product that infringes the claims of the ’745 Patent. Settlement of this case was reached in fiscal year 2012, and this case has been dismissed.

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CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCKHOLDERS’ EQUITY

On October 23, 2010 the Company sold 3,125,000 shares of its common stock at $3.20 per share for gross proceeds to the Company of $10.0 million.  In conjunction with this private placement, the Company also issued warrants to purchase an additional 1,074,212 shares of common stock with an exercise price of $3.20 per share.   Fees in the amount of $0.8 million relating to the stock placement were netted against proceeds.  The warrants were valued at $1.3 million using the Black-Scholes model.  The Black-Scholes inputs used were:  expected dividend rate of 0%, expected volatility of 68%, risk free interest rate of 1.47%, and expected term of 2.5 years.  The warrants were exercisable immediately upon issue, and expire October 22, 2015. As of October 31, 2012, 998,096 warrants were outstanding.

In August 2011, the Company filed an amendment to its Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock, pursuant to which every four outstanding shares of common stock were combined and reclassified into one share of common stock. This reverse stock split was effective August 12, 2011. All references to the number of shares of common stock issued and outstanding, and the per share calculations have been restated to give retroactive effect to the reverse stock split.

On July 31, 2012, the Company issued and sold to Iron Mountain Incorporated (“IRM”) 582,524 shares of its common stock at $5.15 per share, for an aggregate purchase price of $3 million. IRM also agreed that it would not transfer the shares without the Company’s prior written consent until the one year anniversary date of the closing of the agreement. The Company also entered in a registration rights agreement with IRM, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) at IRM’s request, no later than sixty days following such request, and to keep it continuously effective until the shares covered by the registration statement have been sold or become eligible for sale pursuant to SEC Rule 144 without restriction on the volume of securities that may be sold in any single transaction, assuming for this purpose that the security holders are not affiliates of the Company.

12. STOCK OPTIONS AND STOCK-BASED COMPENSATION

The Company has a stock-based compensation plan available to grant incentive stock options, non-qualified stock options and restricted stock to employees and non-employee members of the Board of Directors and advisors.

The Company’s 1999 Stock Option/Stock Issuance Plan (the “1999 Plan”) was succeeded by the 2010 Stock Incentive Plan (the “2010 Plan”).  As of October 31, 2012, options to purchase 1,030,314 shares of common stock were outstanding, and no further grants can be made under the 1999 Plan.

The 2010 Plan was approved by the board of directors on May 26, 2010 and became effective on August 13, 2010, upon approval by shareholders.  A maximum of 3,000,000 shares of Crossroads common stock may be awarded, plus the automatic increase as detailed below. The total number of shares that will be reserved, and that may be issued, under the 2010 Plan will automatically increase on the first trading day of each calendar year, by a number of shares equal to four percent (4%) of the total outstanding shares on the last day of the prior calendar year, subject to a maximum annual increase of 250,000.  No further awards may be granted under the plan after ten years from the date of adoption of the plan. The plan will remain in effect until all options granted under the plan have been exercised, forfeited, assumed, substituted, satisfied or expired and all restricted stock awards granted under the plan have vested or been forfeited. As of October 31, 2012, options to purchase 1,216,221 shares of common stock were granted from the 2010 Plan, of which 1,100,930 were outstanding as of October 31, 2012. During the year ended October 31, 2012, common stock share grants of 83,959 were granted from the 2010 Plan.

As of October 31, 2012, options to purchase an aggregate of 2,131,244 shares of common stock were outstanding under the 1999 Plan and the 2010 Plan, of which 1,512,458 were vested. Under the 2010 Plan, 1,780,603 shares of common stock were available for future grants as of October 31, 2012.  The shares of common stock reserved for future grant are reduced by 34,508 options previously exercised under the 2010 Plan, and 83,959 shares of stock granted under the plan.  The exercise price, term and other conditions applicable to each stock option granted under the 2010 Plan are determined by the Compensation Committee of the Board of Directors. The exercise price of stock options is set on the grant date and may not be less than the fair market value per share of the Company’s stock on that date (at market close). The 2010 Plan options generally become exercisable over a four year period (vesting 25% after one year, the remaining 75% vesting quarterly thereafter) and expire after ten years.  Stock option exercises are fulfilled with new shares of common stock.

F-35

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company realized stock-based compensation expense for all awards issued under the Company’s stock plans in the following line items in the consolidated statements of operations:

	Years ended October 31,
	2011	2012

Cost of revenue	$23	$29
Sales and marketing	212	511
Research and development	302	608
General and administrative	340	532
Total stock-based compensation	$877	$1,680

During the fourth quarter of the fiscal year ended October 31, 2011, management made the decision to pay 67% of the management bonus for the fiscal year ended October 31, 2011 with shares of the Company’s stock. Accordingly, 83,959 shares of common stock were granted in January 2012 valued at approximately $433,000. During the year ended October 31, 2012 share based compensation expense of approximately $465,000 was accrued for 67% of the total estimated management bonus for the fiscal year ended October 31, 2012. Accordingly, 146,555 shares of common stock were granted in December 2012 to satisfy this liability.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatility of the Company’s stock. The expected term represents an estimate of the time options are expected to remain outstanding. The Company’s options that are exercised are restricted for one year from the date of exercise, therefore it does not believe the actual history of shares exercised is an accurate method of calculating the expected term and uses the simplified method to derive an expected term. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The variables used in the Black-Scholes calculation are listed below for the respective periods:

	Years ended October 31,
	2011	2012

Expected dividend yield	0%	0%
Expected volatility	69 - 70%	69 - 71%
Risk-free interest rate	0.9 - 2.3%	0.7 - 1.0%
Expected term (years)	6.1	6.1

The following table summarizes information about stock option activity for the years ended October 31, 2011 and 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($M)

Outstanding at October 31, 2010	1,882,798	$3.75	6.60	$3.4
Granted	533,388	$4.74
Forfeited	(142,068)	$5.98
Exercised	(57,645)	$1.64

Outstanding at October 31, 2011	2,216,473	$3.90	6.63	$3.5
Granted	170,154	$4.54
Forfeited	(183,857)	$6.43
Exercised	(71,526)	$2.09

Outstanding and expected to vest at October 31, 2012	2,131,244	$3.80	6.20	$1.4

Exercisable at October 31, 2012	1,512,458	$3.79	5.19	$1.1

The weighted average fair value per option granted during the years ended October 31, 2011 and 2012 was $3.74 and $2.99 respectively. The total intrinsic value of options (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) exercised during the years ended October 31, 2011 and 2012 was $192,000 and $211,000, respectively. During the years ended October 31, 2011 and 2012, the amount of cash received from the exercise of stock options was $94,000 and $150,000, respectively.

F-36

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not grant any options to non-employees during the year ended October 31, 2011 and granted 13,000 options to non-employees during the year ended October 31, 2012, the fair value of which was approximately $37,000.

At October 31, 2012, there was approximately $1,026,000 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 1.44 years. There were 323,033 and 538,513 options that became vested during the years ended October 31, 2011 and 2012, respectively, with the total fair value of these awards of approximately $476,000 and $975,000, respectively.

The following table shows information about outstanding stock options at October 31, 2012:

			Options Outstanding			Options Exercisable
				Weighted
				Average	Weighted		Weighted
Range of			Shares	Remaining	Average		Average
Exercise Prices			Outstanding	Contractual Term	Exercise Price	Shares	Exercise Price
$0.64	-	$1.55	135,801	6.70	$0.74	107,679	$0.75
$1.56	-	$1.75	444,227	7.82	$1.56	302,873	$1.56
$1.76	-	$3.51	222,626	5.10	$2.37	210,696	$2.33
$3.52	-	$4.39	220,762	6.07	$3.71	152,240	$3.60
$4.40	-	$4.59	283,769	3.95	$4.51	268,266	$4.51
$4.60	-	$4.74	264,375	8.92	$4.75	67,500	$4.75
$4.75	-	$5.07	242,946	7.87	$4.86	130,323	$4.90
$5.08	-	$7.47	240,537	3.62	$6.03	196,680	$6.06
$7.48	-	$10.64	76,201	1.12	$10.26	76,201	$10.26

$0.64	-	$10.64	2,131,244	6.20	$3.80	1,512,458	$3.79

13. INCOME TAXES

There was no recorded income tax benefit related to the losses of fiscal years 2011 or 2012 due to the uncertainty of the Company generating taxable income to utilize its net operating loss carryforwards. The provision for income taxes due to continuing operations differs from the amount computed by applying the federal statutory rate of 35% to the loss before income taxes as follows (in thousands):

	Years Ended October 31,
	2011	2012
Federal tax benefit at statutory rate	$(2,623)	$(3,744)
State income tax, net of federal tax benefit	(86)	(125)
Effect of foreign operations	(5)	(32)
Research and experimentation credit	(645)	(322)
Stock based compensation	293	336
Permanent differences and other	8	11
Change in valuation allowance	3,058	3,876
Tax benefit	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at October 31, 2011 and 2012 are as follows (in thousands):

F-37

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended October 31,
	2011	2012
Deferred Tax Assets:
Net operating losses	$38,935	$42,574
Research and experimentation credits	4,641	4,964
Inventory and other reserves	2,785	3,029
Basis of property and equipment	95	114
Deferred stock compensation	951	602
Deferred tax asset	47,407	51,283

Deferred Tax Liabilities:
Basis of property and equipment	-	-
Deferred tax liabilities	-	-

Valuation allowance	(47,407)	(51,283)
Net deferred tax asset	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At the end of the fiscal years ended October 31, 2011 and 2012, a full valuation allowance has been provided due to uncertainties regarding the future realization of the net deferred tax assets.

The Company had federal net operating loss carryforwards available to reduce future taxable income of approximately $104.0 million and $114.1 million for the fiscal years ended October 31, 2011 and 2012, respectively. The Company had federal research and experimentation credits available to reduce future tax of approximately $4.6 million and $5.0 million for the fiscal years ended October 31, 2011, and 2012, respectively. The valuation allowance increased by approximately $3.1 million and $3.9 million during the fiscal years ended October 31, 2011, and 2012, respectively, primarily as a result in the changes in the net operating losses. A portion of the valuation allowance relates to tax benefits for stock option deductions included in the net operating loss carryforward which, when realized, will be allocated directly to contributed capital to the extent the benefits exceed amounts attributable to deferred stock compensation expense. The Company also had foreign net operating loss carryforwards available to reduce future foreign income of approximately $4.2 million and $4.1 million for fiscal years ended October 31, 2011 and 2012, respectively.

The federal net operating loss carryforwards and research and experimentation credit carryforwards expire from 2012 to 2031, if not utilized prior to that time. Utilization of the federal net operating losses and tax credits may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. Any annual limitation may result in the expiration of net operating losses and research and experimentation credits before utilization.

The Company does not foresee any recognition of any unrecognized tax benefits during the next twelve months. The major jurisdictions in which the Company files income tax returns include the U.S. and Germany. The Company’s income tax returns are not currently under examination by the Internal Revenue Service or other tax authorities. As of October 31, 2012, the earliest year that the Company was subject to examination in these jurisdictions was 2008. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense, if any.

14.	EMPLOYEE BENEFITS

In 1996, the Company established the Crossroads Systems, Inc. 401(k) Savings Plan (the “Savings Plan”), which is a qualified plan under section 401(k) of the Internal Revenue Code. All employees who have attained 18 years of age are eligible to enroll in the Savings Plan. The Company may make matching contributions to those employees participating in the Savings Plan based upon Company productivity and profitability. Company contributions vest over a period of six years. In October 2000, the Company adopted a new 401(k) Savings Plan that meets all of the criteria set forth above in the Savings Plan. The Company made matching contributions $189,000 and $281,000 during the years ended October 31, 2011 and 2012, respectively.

15. RELATED PARTY TRANSACTIONS

During the years ended October 31, 2012 and 2011, the Company recognized $902,000 and $0, respectively, of revenue from IRM, one of the Company’s stockholders (refer to Note 11).  During the years ended October 31, 2012 and 2011 the Company recognized costs of revenue of $875,000 and $0, respectively, relating to IRM. As of October 31, 2012 and 2011, the Company had an accounts receivable balance of $186,000 and $0, respectively, due from IRM.

F-38

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. SUBSEQUENT EVENT

The Company filed a lawsuit in November 2012 against Addonics, Inc. in a lawsuit Crossroads Systems, Inc. v. Addonics Technologies, Inc.; Civil Action No. 1:12-CV-1090-SS  (W.D. Tex – Austin Division) alleging infringement by the defendants of U.S. Patent Nos. 6,425,035 and 7,934,041.    The defendant has been served with the complaint and is required to answer the complaint on or before February 8, 2013.

On January 24, 2013 the Company amended and restated its loan and security agreement.  The Company’s Line of Credit and the Company’s Term Loan, referred to in Note 9, were combined under one agreement.  Under the agreement, during any time during which the Company’s net cash is greater than $2 million, referred to as a “Streamline Period,” the bank will make advances, under the line of credit, not exceeding the lesser of $4 million or the amount available under the borrowing base minus the outstanding principal balance of any advances.  Outstanding advances accrue interest during any Streamline Period at a per annum rate equal to the prime rate determined under the agreement plus 0.25%, and during any Non-Streamline Period, a per annum rate equal to the prime rate plus 2.95%.  In addition, financed receivables under the agreement are subject to additional finance charges equal to the applicable rate of interest for each day it is outstanding multiplied by the outstanding gross face amount of the financed receivable.  The agreement will terminate and all obligations with respect to advances outstanding under the agreement will be due and payable in full on December 26, 2013.

F-39

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year ended October 31, 2011
Deducted from asset accounts:
Allowance for doubtful accounts	$19	$61	$(9)	$71
Year ended October 31, 2012
Deducted from asset accounts:
Allowance for doubtful accounts	$71	$31	$-	$102

F-40

9,235,660 Shares of Common Stock

CROSSROADS SYSTEMS, INC.

Prospectus

Until        , 2013, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$2,318
Accounting fees and expenses	$35,000
Legal fees and expenses	$57,500
Miscellaneous fees and expenses	$25,000
Total	$119,818

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law;

•	the proceeding was authorized by the board of directors; or

•	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

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Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

Pursuant to indemnification agreements with our directors, we have agreed to hold harmless and indemnify the indemnitees to the fullest extent authorized or permitted by the provisions of the DGCL and, among other things, to the fullest extent as may be provided under the non-exclusivity provisions of Article XI of our Bylaws and the DGCL, subject to certain limitations.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

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Item 15. Recent Sales of Unregistered Securities

Since January 1, 2010, we have issued the following securities that were not registered under the Securities Act of 1933:

1.	Private Placements

On October 23, 2010, we sold 3,125,000 shares of our common stock and issued warrants to purchase an additional 781,243 shares of common stock to a group of 28 accredited investors for gross proceeds to us of $10.0 million in reliance on Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506). The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital Group LLC acted as sole placement agent for the private placement and received $750,000 and warrants to purchase 292,969 shares of our common stock as placement agent fees. On July 28, 2011, we issued 29,579 shares of common stock pursuant to a cashless exercise of 53,242 warrants issued pursuant to the private placement based on a five day closing bid price of $7.20 per share prior to exercise.

On July 31, 2012, we entered into a securities purchase agreement with Iron Mountain Incorporated (“IMI”). Under the terms of the agreement, we issued and sold to IMI 582,524 shares of common stock for an aggregate purchase price of $3 million in reliance on Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506).

On February 28, 2013, we issued promissory notes to two accredited investors, referred to as the “holders,” for an aggregate principal amount of $550,000 in reliance on Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. One promissory note in the stated principal amount of $300,000 was issued to ACT Capital Partners, LP, and the other promissory note in the stated principal amount of $250,000 was issued to James E. Besser. Each of the holders is a greater than 5% beneficial stockholder of ours.

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees in reliance on Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506). Each unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share, and warrants to purchase shares of common stock equal to one-half of the number of shares of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to adjustment. The noteholders from our February 2013 private placement of promissory notes exercised their rights to participate in this private placement through the conversion of their promissory notes into units and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest. Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received approximately $496,000, and we issued warrants to purchase 167,176 shares of our common stock to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

In July 2013, we issued an aggregate of 57,097 shares of common stock as a dividend to the holders of the Series F convertible preferred stock described above.

In July 2013, we issued warrants to purchase an aggregate of 1,454,545 shares of our common stock to accredited investor CF DB EZ LLC, an affiliate of Fortress Credit Co LLC. These warrants were issued in connection with a loan transaction with Fortress Credit Co LLC and did not involve a public offering or a general solicitation. These warrants have an exercise price of $2.0625 per share, subject to adjustment.

2.	1999 Stock Incentive Plan

From March 31, 2008 through May 26, 2010, we granted to our employees, executive officers and directors options to purchase an aggregate of 682,773 shares of common stock at prices ranging from $0.64 to $3.08 per share under our 1999 Stock Incentive Plan.

3.	2010 Stock Incentive Plan

From August 25, 2010 through April 29, 2011, we granted to our employees, executive officers and directors options to purchase an aggregate of 575,813 shares of common stock at prices ranging from $1.56 to $5.52 per share under our 2010 Stock Incentive Plan.

4.	Stock Grants

On November 20, 2008, we issued 201,625 shares of common stock to various employees as bonuses for an aggregate consideration of $129,846.

II-3

On May 29, 2009, we issued 50,000 shares of common stock to our non-employee directors for an aggregate consideration of $50,000.

On August 31, 2009, we issued 12,500 shares of common stock to our non-employee directors for an aggregate consideration of $13,000.

On January 7, 2010, we issued 224,183 shares of common stock to various employees as bonuses for an aggregate consideration of $277,987.

On May 5, 2010, we issued 78,750 shares of common stock pursuant to an option exercise for an aggregate purchase price of $63,000.

In December 2010, we issued 86,052 shares of common stock to various employees as bonuses for an aggregate consideration of $323,435.

5.	Option Exercises

On January 31, 2009, we issued 1,407 shares of common stock pursuant to an option exercise for an aggregate purchase price of $1,312.

On December 17, 2010, we issued 938 shares of common stock pursuant to an option exercise for an aggregate purchase price of $675.

On March 14, 2011, we issued 938 shares of common stock pursuant to an option exercise for an aggregate purchase price of $675.

On April 12, 2011, we issued 41,606 shares of common stock pursuant to option exercises for an aggregate purchase price of $58,062.

On May 23, 2011, we issued 1,277 shares of common stock pursuant to option exercises for an aggregate purchase price of $2,963.

On July 11, 2011, we issued 4,202 shares of common stock to a service provider for aggregate consideration of $20,000.

Except as otherwise described above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(a)(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions described in Items 1 through 5 represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Each recipient of securities pursuant to Items 2 through 5 above either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements. See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

II-4

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 17, 2013.

CROSSROADS SYSTEMS, INC.

/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*	Director, Chairman of the Board	September 17, 2013
Jeffrey E. Eberwein

	/s/Richard K. Coleman, Jr.	Director, President and Chief Executive Officer	September 17, 2013
	Richard K. Coleman, Jr.	(Principal Executive Officer)

	/s/Jennifer Crane	Chief Financial Officer	September 17, 2013
	Jennifer Crane	(Principal Financial and Accounting Officer)

	*	Director	September 17, 2013
Don Pearce

		Director	September 17, 2013
Robert G. Pearse

* By:	/s/Richard K. Coleman, Jr.
Richard K. Coleman , Jr.
Attorney -in- Fact

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Filed Herewith
3.1	Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1	3/11/11
3.1.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1.1	8/30/11
3.1.2	Certificate of Designation of 5.0% Series F Convertible Preferred Stock	8-K/A	001-15331	3.1	4/2/13
3.2	Bylaws of Crossroads Systems, Inc.	S-1	333-172792	3.2	3/11/11
3.2.1	Amendment No. 1 to Bylaws of Crossroads Systems, Inc.	S-1	333-172792	3.2.1	3/11/11
3.2.2	Amendment No. 2 to Bylaws of Crossroads Systems, Inc.	S-1	333-172792	3.2.2	8/9/11
4.1	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the October 2010 private placement	S-1	333-172792	3.1	3/11/11
4.2	Form of Warrant by Crossroads Systems, Inc. in favor of the purchases in the March 2013 private placement	8-K	001-15331	4.1	3/25/13
4.3	Common Stock Purchase Warrant, dated July 22, 2013, by Crossroads Systems, Inc. in favor of CF DB EZ LLC	8-K	001-15331	4.1	07/24/13
5.1	Opinion of Counsel	S-1/A	333-188549	5.1	07/26/13
10.1	Crossroads Systems, Inc. 2010 Stock Incentive Plan	S-1	333-172792	10.1	3/11/11
10.2	Employment Agreement, dated as of October 13, 2003, by and between Crossroads Systems, Inc. and Robert Sims	S-1	333-172792	10.2	3/11/11
10.3	Severance Benefit Plan, dated February 11, 2002, between Crossroads Systems, Inc. and Robert Sims	S-1	333-172792	10.3	3/11/11
10.4	Severance Benefit Plan, dated October 21, 2004, between Crossroads Systems, Inc. and Brian Bianchi	S-1	333-172792	10.4	3/11/11
10.5	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and David Cerf	S-1	333-172792	10.5	3/11/11
10.6	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and Jennifer Crane	S-1	333-172792	10.6	3/11/11
10.7	Form of Indemnity Agreement between Crossroads Systems, Inc. and each of the directors and executive officers thereof	8-K	001-15331	10.1	7/16/13
10.8	Fourth Amended and Restated Loan and Security Agreement, executed as of January 24, 2013, between Silicon Valley Bank and Crossroads Systems (Texas), Inc.	10-K	001-15331	10.8	1/24/13
10.9	Securities Purchase Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto	S-1	333-172792	10.9	3/11/11
10.10	Registration Rights Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto	S-1	333-172792	10.10	3/11/11
10.11†	Software License and Distribution Agreement, dated January 20, 2009, by and between Hewlett-Packard Company and Crossroads Systems, Inc.	S-1	333-172792	10.11	5/18/11
10.12.1	Commercial Industrial Lease Agreement, dated October 31, 2005, by Principal Life Insurance Company and Crossroads Systems, Inc.	S-1	333-172792	10.12.1	5/18/11
10.12.2	First Amendment to Lease, dated December 15, 2009, by and between Principal Life Insurance Company and Crossroads Systems, Inc.	S-1	333-172792	10.12.2	5/18/11
10.13	Professional Agreement, dated July 31, 2012, between Crossroads Systems, Inc. and Iron Mountain Information Management, Inc.	8-K	001-15331	10.1	8/2/12
10.14	Securities Purchase Agreement, dated July 31, 2012, by and between Crossroads Systems, Inc. and Iron Mountain Incorporated	8-K	001-15331	10.2	8/2/12
10.15	Registration Rights Agreement, dated July 31, 2012, by and between Crossroads Systems, Inc. and Iron Mountain Incorporated	8-K	001-15331	10.2	8/2/12

10.16	Securities Purchase Agreement, dated March 22, 2013, by and among Crossroads Systems, Inc. and the Buyers party thereto	8-K	001-15331	10.1	3/25/13
10.17	Registration Rights Agreement, dated as of March 28, 2013, by and among Crossroads Systems, Inc. and the Investors party thereto	8-K	001-15331	10.2	3/25/13
10.17.1	Amendment to Registration Rights Agreement, dated July 3, 2013, by and among Crossroads Systems, Inc. and the Investors party thereto	S-1/A	333-188549	10.17.1	7/8/13
10.18	Separation Offer and Release, effective as of May 8, 2013, between Robert C. Sims and Crossroads Systems, Inc.	8-K	001-15331	10.1	5/14/13
10.19	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and Brian Bianchi	8-K	001-15331	10.1	6/10/13
10.20	Retention Agreement dated June 4, 2013, by and between Crossroads Systems, Inc. and David Cerf	8-K	001-15331	10.2	6/10/13
10.21	Amended and Restated Agreement of Limited Partnership of KIP CR P1 LP	8-K	001-15331	10.1	07/24/13
10.22	Credit Agreement, dated July 22, 2013, by and among Crossroads Systems, Inc. and Fortress Credit Co LLC	8-K	001-15331	10.2	07/24/13
10.23	Guaranty and Security Agreement, dated July 22, 2013, by KIP CR P1 LP in favor of Fortress Credit Co LLC	8-K	001-15331	10.3	07/24/13
10.24	Guaranty and Security Agreement, dated July 22, 2013, by Crossroads Systems (Texas), Inc. in favor of Fortress Credit Co LLC	8-K	001-15331	10.4	07/24/13
10.25	Pledge and Security Agreement, dated July 22, 2013, between Crossroads Systems, Inc. and Fortress Credit Co LLC relating to KIP CR P1 LP	8-K	001-15331	10.5	07/24/13
10.26	Pledge and Security Agreement, dated July 22, 2013, between Crossroads Systems, Inc. and Fortress Credit Co LLC relating to Crossroads Systems (Texas), Inc.	8-K	001-15331	10.6	07/24/13
10.27	Assignment of Patent Rights, dated July 22, 2013, by Crossroads Systems, Inc. in favor of KIP CR P1 LP	8-K	001-15331	10.7	07/24/13
10.28	Non-Exclusive License Agreement, dated July 22, 2013, by and between Crossroads Systems, Inc. and KIP CR P1 LP	8-K	001-15331	10.8	07/24/13
10.29	Registration Rights Agreement, dated July 22, 2013, by and between Crossroads Systems, Inc. and Fortress Credit Co LLC	8-K	001-15331	10.9	07/24/13
10.30	Agreement Regarding Issue Price dated July 22, 2013, by and between Crossroads Systems, Inc. and Fortress Credit Co LLC	S-1/A	333-188549	10.30	08/22/13
10.31	Employment Agreement, effective May 8, 2013, by and between Crossroads Systems, Inc. and Richard K. Coleman, Jr.	8-K	001-15331	10.1	8/7/13
21.1	List of Subsidiaries	10-K	001-15331	21.1	1/24/13
23.1	Consent of Counsel (included in Exhibit 5.1)	S-1/A	333-188549	5.1	07/26/13
23.2	Consent of PMB Helin Donovan, LLP					X
24.1	Power of Attorney (included in signature page to the initial registration statement)	S-1	333-188549	24.1	5/10/13

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema Linkbase Document
101.CAL	XBRL Taxonomy Calculation Linkbase Document
101.DEF	XBRL Taxonomy Definition Linkbase Document
101.LAB	XBRL Taxonomy Labels Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

†	Confidential materials deleted and filed separately with the Securities and Exchange Commission.